UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________________________
FORM 11-K
_________________________________________

(Mark One)
☑                ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2022

OR

☐                   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from______to______

Commission File Number:  001-01011

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

CVS HEALTH FUTURE FUND 401(k) PLAN
(formerly known as the 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies)

________________________________________

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

CVS HEALTH CORPORATION

One CVS Drive
Woonsocket, RI 02895

REQUIRED INFORMATION
CVS HEALTH FUTURE FUND 401(k) PLAN
YEARS ENDED DECEMBER 31, 2022 AND 2021

Report of Independent Registered Public Accounting Firm

To the Plan Participants and the Plan Administrator of
CVS Health Future Fund 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the CVS Health Future Fund 401(k) Plan (the Plan) as of December 31, 2022 and 2021, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2022 and 2021, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Schedule Required by ERISA

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2022, (referred to as the “supplemental schedule”), has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP
We have served as the Plan’s auditor since 2008.
Boston, Massachusetts
June 27, 2023

CVS HEALTH FUTURE FUND 401(k) PLAN

Statements of Net Assets Available for Benefits
December 31, 2022 and 2021

	2022	2021
Assets:
Investments at fair value:
Cash	$—	$5,942
Mutual funds (Note 2 (b))	7,330,930,377	8,854,788,000
Common stock (Note 2 (b))	4,823,814,048	6,324,137,708
Corporate bonds (Note 2 (b))	450,154,522	564,198,024
U.S. government securities (Note 2 (b))	672,898,926	663,368,441
Other securities (Note 2 (b))	35,660,085	45,847,002
Common collective trust funds (Note 2 (b))	7,517,414,749	8,951,440,390
Total investments at fair value	20,830,872,707	25,403,785,507
Fully benefit-responsive investments at contract value:
Synthetic guaranteed investment contracts (Note 2 (b))	3,061,558,035	2,909,717,279
Total fully benefit-responsive investments at contract value	3,061,558,035	2,909,717,279
Total investments	23,892,430,742	28,313,502,786

Receivables:
Interest and dividends (Note 2 (f))	11,436,998	9,207,147
Notes receivable from participants (Note 2 (h) and Note 4)	378,413,242	365,058,309
Employer contributions	18,496,980	18,603,721
Employee contributions	32,949,230	32,408,245
Pending securities settlements (Note 2 (g))	80,076,199	—
Total receivables	521,372,649	425,277,422

Total assets	24,413,803,391	28,738,780,208

Liabilities:
Accrued expenses and other liabilities	16,877,931	18,392,294
Pending securities settlements (Note 2 (g))	—	108,109,268
Total liabilities	16,877,931	126,501,562

Net assets available for benefits	$24,396,925,460	$28,612,278,646

See accompanying notes to financial statements.

CVS HEALTH FUTURE FUND 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2022 and 2021

	2022	2021
Investment activity:
Interest and dividend income (Note 2 (f))	$345,466,373	$352,165,242
Net appreciation (depreciation) in value of investments (Note 2 (f))	(4,487,326,458)	3,609,317,183
Total investment activity	(4,141,860,085)	3,961,482,425

Participant loan interest (Note 4)	16,609,964	16,635,090

Contributions:
Employer contributions (Note 1 (c))	540,433,376	541,297,167
Employee contributions (Note 1 (c))	1,042,931,468	1,000,119,852
Rollovers	120,031,811	100,835,675
Total contributions	1,703,396,655	1,642,252,694

Deductions:
Benefits paid to participants (Notes 1 (f) and 2 (c))	1,755,842,802	1,846,647,599
Administrative expenses (Note 1 (g))	37,656,918	40,400,906
Total deductions	1,793,499,720	1,887,048,505

Net increase (decrease) in net assets for the year	(4,215,353,186)	3,733,321,704

Net assets beginning of the year	28,612,278,646	24,878,956,942

Net assets end of the year	$24,396,925,460	$28,612,278,646

See accompanying notes to financial statements.

CVS HEALTH FUTURE FUND 401(k) PLAN

Notes to Financial Statements
Years Ended December 31, 2022 and 2021

1.Plan Description

The following description of the CVS Health Future Fund 401(k) Plan (the “Plan” or “Future Fund”) provides only general information. Participants should refer to the Plan documents for a more complete description of the Plan’s provisions.

(a)Background
The Plan was established as of January 1, 1989. The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. The general administration of the Plan and the responsibility for carrying out the provisions of the Plan are maintained by a committee (the “Benefit Plans Committee”) of not less than three persons appointed by the Board of Directors of CVS Health Corporation (“CVS Health”, and, together with its subsidiaries, the “Company”), the sponsor of the Plan. In accordance with the provisions of the Plan, the Benefit Plans Committee has appointed an Administrative Subcommittee (the “Plan Administrator”) and Investment Subcommittee and delegated certain fiduciary duties and responsibilities to each of the Subcommittees. Also, the Vanguard Group, Inc. has been appointed as the recordkeeper to assist with administering the Plan (the “Recordkeeper”) and the Bank of New York Mellon has been appointed as the directed trustee of the Plan (the “Trustee”).The Recordkeeper maintains participant account records and works with the Trustee to execute transactions such as benefit payments to participants. The Trustee holds the assets of the Plan and executes transactions at the direction of the Recordkeeper and Plan Administrator.

(b)Eligibility
Effective January 1, 2022, eligible employees who have attained age 18 are able to participate in the Plan for purposes of making their own salary deferral contributions as of the first of the month following their employment date. Prior to January 1, 2022, eligible employees who had attained age 18 were able to participate in the Plan for purposes of making their own salary deferral contributions as of the first administratively feasible payroll date following 90 days of service.

Eligible employees are defined as regular employees of the Company other than:
•A nonresident alien receiving no United States (“U.S.”) earned income from the Company;
•A resident of Puerto Rico;
•An individual covered under a collective bargaining agreement (unless the agreement provides for membership);
•A leased employee (as defined in the Internal Revenue Code (the “Code”);
•A temporary employee (as determined by the Company); or
•An independent contractor or consultant (as defined by the Company).

(c)Contributions
Participants may direct the Company to contribute 401(k) and/or Roth contributions (“elective deferrals”) to their accounts as a percentage of their eligible compensation as defined in the Plan. Percentages can be elected in multiples of 1%, with a minimum participant contribution percentage of 1%, pursuant to a salary reduction agreement. Each participant’s total elective deferrals for any calendar year may not exceed the lesser of 75% of eligible compensation or the maximum elective deferral allowed by the Code. The maximum elective deferral amount allowed by the Code was $20,500 for 2022 and $19,500 for 2021. All employees that are age 50 or over before December 31 of the calendar year are permitted to make additional catch-up contributions of up to $6,500 for each of 2022 and 2021.

Plan participants making elective deferrals are eligible to receive Company matching contributions with the first administratively feasible payroll date following the completion of one year of service with the Company. One year of service is defined as either:

•12 months of service, beginning on the employee's employment date, during which the employee completed at least 1,000 hours of service, or
•1,000 hours of service in the course of any calendar year after the calendar year in which the employee was hired.

The Plan provides a match of 100% up to 5% of an employee’s eligible compensation contributed to the Plan per payroll. The maximum annual match per participant was $15,250 for 2022 and $14,500 for 2021.

(d)Participant’s Account
Each participant’s account is credited with an allocable share of the participant’s selected Plan investments and any unrealized appreciation or depreciation and interest and dividends of those investments, net of administrative expenses.

(e)Vesting
Participants are 100% vested at all times in participant and Company matching contributions.

Participants are always fully vested in and have a non-forfeitable right to (1) their accounts upon retirement, death or disability, (2) any elective deferrals described in Note 1(c) and (3) any rollover amounts they make to the Plan. As of September 2021, all active accounts for participants became fully vested.

(f)Payment of Benefits
Upon termination of employment, a participant may contact the Recordkeeper to elect to have their benefit paid under one or more options, such as a single lump sum (including a rollover) or in equal annual installments over a period not to exceed the participant’s expected lifetime.

(g)Administrative Expenses
Administrative expenses specifically attributable to the Plan and not covered by forfeitures were funded by the Plan for 2022 and 2021. Recordkeeping and Trustee’s fees were paid by the Plan for 2022 and 2021.

(h)Forfeitures
Upon termination of a participant’s employment, any unvested portion of the participant’s account is forfeited at the earlier of distribution or five years from the date of termination. The Plan formerly contained certain vesting schedules for Company matching contributions which could have led to forfeited matching contributions if a participant did not satisfy the criteria to vest the contributions upon the termination date. If a former participant resumed employment and eligibility in the Plan within five years of termination, any amounts previously forfeited were restored to the participant’s account, but remained subject to the vesting provisions of the Plan. Forfeitures during any plan year were applied as follows: (i) to restore amounts previously forfeited by participants but required to be reinstated upon resumption of employment; (ii) to pay administrative expenses of the Plan; or (iii) to the extent allowed by law, to reduce future Company contributions. If forfeitures for any plan year were insufficient to restore the required reinstated amounts, the Company would have contributed the balance required for that purpose.

There were no cash forfeitures required to be restored to participants upon resumption of employment in 2022 or 2021. The forfeitures for each year, if any, were applied either to pay administrative expenses of the Plan or fund matching contributions.

(i)Investment Options
Upon enrollment in the Plan, a participant elects to direct contributions or investment balances to the investment fund options offered by and subject to the restrictions under the Plan. Participants may modify investment elections daily thereafter, subject to certain trading restrictions. The Plan’s investments are composed of guaranteed insurance contracts, common stock of CVS Health, marketable mutual funds, common collective trust (“CCT”) funds, U.S government securities, corporate bonds, other securities and separately managed funds (composed of marketable securities). The following is a brief explanation of each fund’s investment objectives:

Core Equity Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of large capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the Standard & Poor’s 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. The advisor attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

CVS Health Stock Fund
The fund invests in CVS Health common stock to provide participants the possibility of long-term growth through increases in the value of the stock and the reinvestment of its dividends. At the time of contribution, participant deferrals into the CVS Health Stock Fund are limited to 20% of eligible compensation.

Diversified Bond Fund
This custom white label fund of funds seeks a stable rate of return and capital appreciation through investment in high quality bonds and other debt instruments. It is co-managed by Loomis Sayles (50%) and Dodge & Cox (50%). Intermediate-term bond portfolios invest primarily in corporate and other investment-grade U.S. fixed-income issues and typically have durations of 3.5 to 6.0 years. These portfolios are less sensitive to interest rates, and therefore less volatile, than portfolios that have longer durations.

Emerging Markets Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The fund employs an indexing investment approach designed to track the performance of the FTSE Emerging Markets All Cap China A Inclusion Index, a market-capitalization-weighted index that is made up of approximately 3,500 common stocks of large, mid, and small cap companies located in emerging markets around the world. The fund invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the index in terms of key characteristics. These key characteristics include industry weightings and market capitalization, as well as certain financial measures, such as price/earnings ratio and dividend yield.

Global Equity Fund
The investment seeks long-term growth of capital; future income is a secondary objective. The fund normally invests in stocks of companies located around the world to take advantage of investment opportunities generated by changes in international trade patterns and economic and political relationships. In pursuing its primary investment objective, it invests primarily in common stocks that the investment adviser believes have the potential for growth. In pursuing its secondary objective, the fund invests in common stocks of companies with the potential to pay dividends in the future. Effective February 2, 2021, this fund was removed from the Plan’s investment options.

Growth & Income Fund
This fund seeks stocks that reflect value characteristics such as price/earnings and price/book ratios below the market through investment in high dividend yield stocks at discounted valuations. It is co-managed by Columbia Threadneedle (50%), Barrow Hanley (25%), and Mellon Capital (25%). Large value portfolios invest primarily in big U.S. companies that are less expensive or growing more slowly than other large cap stocks. Stocks in the top 70% of the capitalization of the U.S. equity market are defined as large cap. Value is defined based on low valuations (low price ratios and high dividend yields) and slow growth (low growth rates for earnings, sales, book value, and cash flow). Effective February 2, 2021, this fund was removed from the Plan’s investment options.

International Equity Fund
This custom white label fund of funds seeks long-term growth of capital through investment in foreign (non-U.S.) equity securities. It also invests in depository receipts and companies located in emerging market countries. The fund is co-managed by First Eagle (30%), American Funds (30%), Vanguard (30%), and Allspring Global Investments (10%). Foreign large blend portfolios invest in a variety of large cap international stocks. Most of these portfolios divide their assets among a dozen or more developed markets, including Japan, Britain, France, and Germany. These portfolios primarily invest in stocks that have market caps in the top 70% of each economically integrated market (such as Europe or Asia ex-Japan). The blend style is assigned to portfolios where neither growth nor value characteristics predominate. These portfolios typically will have less than 20% of assets invested in U.S. stocks. In 2021, Wells Fargo Asset Management commenced operations as Allspring Global Investments.

International Equity Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in the major markets of Europe, the Pacific Region, and Canada. The fund employs a “passive management” or indexing-investment approach designed to track the performance of the Financial Times Stock Exchange Group Developed All Cap ex US Index, which includes approximately 3,800 common stocks of companies located in Europe, Australia, Asia, and Canada. It attempts to replicate the target index by investing in all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Large Cap Core Fund
Effective February 2, 2021, this fund was added to the Plan’s investment options. This custom white label fund of funds seeks long-term capital appreciation in excess of the Russell 1000 Index over a full market cycle primarily through investments in a diverse portfolio of large market capitalization U.S. stocks. The multi-manager approach brings diversification to the fund and helps protect it from single-manager risk. The fund is sub-advised by complementary asset managers comprised of Columbia Threadneedle (25%), T. Rowe Price (25%), Barrow Hanley (15%), MFS (15%) and Wellington (20%).

Large Cap Growth Fund
This fund seeks stocks that reflect growth characteristics such as sales and earnings growth above the market through investment in positive momentum stocks and that will continue to beat investor expectations. It is co-managed by Columbus Circle (one-third), T. Rowe Price (one-third), and Mellon Capital (one-third) for Future Fund colleagues. Large growth portfolios invest primarily in big U.S. companies that are projected to grow faster than other large cap stocks. Stocks in the top 70% of the capitalization of the U.S. equity market are defined as large cap. Growth is defined based on fast growth (high growth rates for earnings, sales, book value, and cash flow) and high valuations (high price ratios and low dividend yields). Most of these portfolios focus on companies in rapidly expanding industries. Effective February 2, 2021, this fund was removed from the Plan’s investment options.

Mid Cap Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of mid capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the Center for Research in Security Prices US Mid Cap Index, a broadly diversified index of stocks of midsize U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Real Asset Index Fund
The fund seeks to offer broad, cost-effective exposure to commodities, global natural resource equities, global infrastructure equities, U.S. commercial real estate securities, and U.S. inflation linked bonds. The fund employs an indexing investment approach designed to track the performance of a custom index, which is made up of: 25% Bloomberg Roll Select Commodity Index, 25% S&P Global Large Midcap Commodity and Resources Index, 15% Dow Jones U.S. Select REIT Index, 25% Bloomberg Barclays U.S. Treasury Inflation-Protected Securities (“TIPS”) Index, and 10% S&P Global Infrastructure Index. The allocation across the five broad asset classes seeks to provide a long-term return while targeting a level of risk relative to longer-dated U.S. TIPS.

Small Cap Growth Fund
The investment seeks to provide long-term capital appreciation. The fund invests mainly in the stocks of small companies. These companies are considered by the fund's advisors to have superior growth potential. Also, these companies often provide little or no dividend income. Effective July 3, 2021, this fund was removed from the Plan’s investment options.

Small Cap Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of small-capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the CRSP US Small Cap Index, a broadly diversified index of stocks of small U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Small Mid Cap Core Fund
Effective July 3, 2021, this fund was added to the Plan’s investment options. This custom white label fund of funds seeks long-term capital appreciation in excess of the Russell 2500 Index over a full market cycle primarily through investment in a diverse portfolio of small- and mid-size capitalization U.S. stocks. The multi-manager approach brings diversification to the fund and helps protect it from single-manager risk. The fund is sub-advised by complementary asset managers comprised of Sapience Small Cap Value (20%), MFS Mid Cap Value Equity (20%), Snyder Capital Mgt Small/Mid Cap Value (20%), Baron Discovery Strategy (20%) and DF Dent Mid Cap Growth (20%).

Small Cap Value Fund
The fund seeks long-term growth by investing primarily in stocks of small- to medium-sized companies, which either are believed to offer superior earnings growth or appear to be undervalued. This fund may experience above-average share price volatility. The fund is co-managed by Dimensional Fund Advisors (50%), Sapience Investments (25%), and Vanguard (25%) for Future Fund colleagues. These small-blend portfolios favor U.S. firms at the smaller end of the market-capitalization range. Some aim to own an array of value and growth stocks while others employ a discipline that leads to holdings with valuations and growth rates close to the small-cap averages. Stocks in the bottom 10% of the capitalization of the U.S. equity market are defined as small cap. The blend style is assigned to portfolios where neither growth nor value characteristics predominate. Effective July 3, 2021, this fund was removed from the Plan’s investment options.

Stable Value Fund
The fund’s investment objectives are preservation of principal, consistent returns and a stable credited rate of interest. Managed by Invesco, the fund is primarily comprised of highly rated (AA or higher) insurance company and bank investment contracts issued by financial institutions and other eligible stable value investments that seek to provide participants with safety of principal and accrued interest as well as a stable crediting rate. All contract issuers and securities utilized in the portfolio are rated investment grade at time of purchase.

Target Date Funds
The Target Date Funds seek to provide both income and capital appreciation by investing in multiple asset classes, including stocks, bonds, and cash investments. Target Date Funds provide a diversified exposure to stocks, bonds, and cash for those investors who have a specific date in mind for retirement. Target Date Funds are custom funds aimed to provide investors with an optimal level of return and risk, based solely on the target date. The Target Date Funds are custom funds of funds and invest in other Future Fund investment options and management adjusts the allocation among asset classes to more conservative mixes as the target date approaches, following a preset glide path. A Target Date Fund is part of a suite of funds offering multiple retirement dates to investors. The Plan’s ten Target Date Funds include a Target Date Retirement Fund as well as Target Date Funds in five-year increments (2020-2065). Effective October 31, 2022, Target Date 2065 Fund was added to the Plan's investment options.

U.S. Bond Index Fund
The investment seeks to track the performance of a broad, market-weighted bond index. The fund employs an indexing investment approach designed to track the performance of Bloomberg Barclays U.S. Aggregate Bond Index. It invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key risk factors and other characteristics. The fund invests at least 80% of assets in bonds held in the index. It maintains a dollar-weighted average maturity consistent with that of the index, ranging between 5 and 10 years.

Socially Responsible Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of large and mid capitalization stocks and invests primarily in securities of companies that meet the fund's environmental, social and governance criteria. The fund employs a passive management or indexing investment approach designed to track the performance of the S&P 500 Index. The index is composed primarily of large and mid cap stocks that have been screened for certain social and environmental criteria. The fund attempts to replicate the index by investing all, or substantially all, of its assets in the stocks that make up the index.

2.    Summary of Significant Accounting Policies

(a)Basis of Presentation
The Plan prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which include the application of accrual accounting.
(b)Investment Valuation
The value of the investments held at December 31, 2022 and 2021 are stated at fair value with the exception of the fully benefit-responsive investment contracts. Shares of mutual funds are valued at quoted market prices, which represent the net asset values of shares held by the Plan at year-end. CVS Health common stock and common stock owned directly in the Small Mid Cap Core Fund and the Large Cap Core Fund separately managed funds, are valued based upon quoted market prices.

Corporate bonds are valued at fair value using quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, inputs that are observable for the asset or liability that are not prices (such as interest rates and credit risks), or unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability.

Government securities, U.S. and non-U.S., are valued at fair value using quoted prices for identical assets and liabilities in active markets, quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or inputs that are observable for the asset or liability that are not prices (such as interest rates and credit risks).

Common collective trust (“CCT”) funds are valued at the net asset value (“NAV”) and reported by the respective funds at each valuation date.

The Plan invests in fully benefit-responsive synthetic guaranteed investment contracts (“synthetic GICs”) which are investment contracts issued by an insurance company, or other financial institution, backed by a portfolio of bonds that are owned by the Plan. Contract value is the relevant measurement attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The contract value of the fully benefit-responsive investment contracts represents contributions plus earnings, less participant withdrawals and administrative expenses.

Refer to Note 3 for further information related to the valuation of investments.

(c)Benefits Paid
Distributions of benefits are recorded when paid. The Plan has made available to participants certain relief under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

(d)Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

(e)Accrual Basis of Accounting
The Plan utilizes the accrual basis of accounting.

(f)Investment Income
Dividend and interest income is recorded when earned. Net appreciation and depreciation include the Plan’s gains and losses on investments bought and sold as well as held during the year.

(g)Purchases and Sales of Securities
Purchases and sales of securities are made on a trade-date basis. Due to timing of settlements, there may be pending transactions as of the financial statement date that result in a receivable or payable to the Plan.

(h)Notes Receivable from Participants
Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Notes receivable are collateralized by the participant’s account balance and bear interest at a market rate (Prime + 1%). If a participant ceases to make loan repayments, the outstanding loan balance will be deemed defaulted and result in a taxable event to the participant.

3.    Fair Value Measurements

The Plan uses the three-level hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the fair value hierarchy consist of the following:

•Level 1 - Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.
•Level 2 - Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.
•Level 3 - Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2022 and 2021.

Mutual funds: Valued at the NAV of shares held by the Plan at year-end which are reported on an active market (level 1).

Common stock: Valued at the closing price reported on the active market on which the individual securities are traded (level 1).

Corporate bonds: Valued at observable quoted prices and inputs (level 2) or investment manager pricing at measurement date (level 3).

U.S. Government securities: Valued at unadjusted closing prices reported on active markets (level 1) or observable quoted prices and inputs (level 2).

Other securities: Valued at observable quoted prices and inputs (level 2).

CCT funds: Valued at the NAV and reported by the respective funds at each valuation date (level 1).

Synthetic GICs: These contracts meet the fully benefit-responsive investment contract criteria, and the underlying securities, collective funds, and wrapper contracts are reported at contract value.

The market value of CVS Health common stock was $93.19 and $103.16 per share at December 31, 2022 and 2021, respectively. The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2022 and 2021:

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Cash	$—	$—	$—	$—
Mutual funds	7,330,930,377	—	—	7,330,930,377
Common stock	4,823,814,048	—	—	4,823,814,048
Corporate bonds	—	450,154,522	—	450,154,522
U.S. government securities	253,583,430	419,315,496	—	672,898,926
Other securities	—	35,660,085	—	35,660,085
CCT funds	7,517,414,749	—	—	7,517,414,749
Total investments at fair value	$19,925,742,604	$905,130,103	$—	20,830,872,707

Synthetic GICs				3,061,558,035
Total investments at contract value				3,061,558,035

Total investments				$23,892,430,742

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash	$5,942	$—	$—	$5,942
Mutual funds	8,854,788,000	—	—	8,854,788,000
Common stock	6,324,137,708	—	—	6,324,137,708
Corporate bonds	—	533,534,162	30,663,862	564,198,024
U.S. government securities	269,636,544	393,731,897	—	663,368,441
Other securities	—	45,847,002	—	45,847,002
CCT funds	8,951,440,390	—	—	8,951,440,390
Total investments at fair value	$24,400,008,584	$973,113,061	$30,663,862	25,403,785,507

Synthetic GICs				2,909,717,279
Total investments at contract value				2,909,717,279

Total investments				$28,313,502,786

4.     Notes Receivable from Participants

Participants may obtain loans from the Plan utilizing funds accumulated in their accounts. The minimum amount that may be borrowed is $1,000. Participants can borrow up to 50% of their vested account balance but not more than $50,000, less their highest outstanding loan balance during the previous twelve months. The loans are repaid to the Plan through after-tax payroll deductions and direct repayments to the Recordkeeper. The term of the loan is selected at the discretion of the participant, but may not exceed five years for a general loan and twenty-five years for a primary residence loan, except that primary residence loans initiated under the former CareSave plan, which merged into the Plan as of December 31, 2012, were permitted to have a maximum loan repayment period of up to ten years only. Participants may have two loans outstanding at any time, but no more than one primary residence loan. Interest on loans is equal to the Prime Rate as of the prior month-end plus 1%. Certain loans made under CARES Act loans rules may exceed these limits.

5.    Investment Policy

At December 31, 2022 and 2021, the Plan’s 401(k)-related assets were allocated among the investment options discussed in Note 1(i) based on participants’ investment elections. The investment options are recommended by an independent investment consultant and approved by the Investment Subcommittee. Notes receivable from participants repayments and interest earned are allocated to each of the investment funds based upon the participant contribution election percentages.

6.    Plan Termination and Related Commitments

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions or terminate the Plan subject to applicable notice requirements and in accordance with the provisions of ERISA. If the Company terminates the Plan, all participants in the Plan become fully vested.

7.    Federal Income Taxes

The Plan received a determination letter from the Internal Revenue Service (“IRS”) dated February 16, 2017, confirming the 2016 amended and restated document was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been further amended and restated, most recently as of January 1, 2021, to comply with all laws since the last determination letter in 2017. The IRS no longer allows for an interim determination letter request following a restatement. The Plan Administrator believes the Plan, as most recently amended and restated, conforms with, and is being operated in compliance with, the applicable requirements of the Code and, therefore, the Plan, as amended, is qualified and the related trust is tax exempt.

GAAP requires plan management to evaluate uncertain tax positions taken by the Plan and recognize a tax liability if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan and has concluded that, as of December 31, 2022, there are no uncertain tax positions taken or expected to be taken. The Plan has recognized no interest related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; in January 2021 the U.S. Department of Labor completed a routine audit for Plan years 2017 through 2019 and issued a no further action closing letter dated January 14, 2021.

8.    Transactions with Parties-In-Interest

As of December 31, 2022 and 2021, certain Plan investments are investment funds managed by the Plan’s Trustee. The Plan also invests in shares of CVS Health’s common stock and records associated dividend income. Although these transactions qualify as party-in-interest transactions, they are exempt from the prohibited transaction rule under ERISA.

9.    Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of the net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2022 and 2021:

	2022	2021
Net assets available for benefits per the financial statements	$24,396,925,460	$28,612,278,646
Adjustment from contract value to fair value for certain fully benefit-responsive investment contracts	(176,602,515)	88,132,209
Net assets available for benefits per the Form 5500	$24,220,322,945	$28,700,410,855

The following is a reconciliation of total income (loss) per the financial statements to total income (loss) per the Form 5500 for the year ended December 31, 2022 and 2021:

	2022	2021
Total income (loss) per the financial statements	$(2,421,853,466)	$5,620,370,209
Net change on adjustment from contract value to fair value for certain fully benefit-responsive investment contracts	(264,734,724)	(42,624,664)
Total income (loss) per the Form 5500	$(2,686,588,190)	$5,577,745,545

10.    Investment Contracts with Insurance Companies

The Plan holds a portfolio of investment contracts which include synthetic guaranteed investment contracts. These contracts meet the fully benefit-responsive investment contract criteria and, therefore, are reported at contract value. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by participants when they initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less withdrawals.

Synthetic guaranteed investment contracts are issued by insurance companies or other financial institutions, backed by a portfolio of bonds. The bond portfolio may be structured as a fixed income separately managed account or collective fund. The bond portfolio is owned directly by the Plan (synthetic guaranteed investment contract). The issuer guarantees that all qualified participant withdrawals will be at contract value and that the crediting rate applied will not be less than 0%. Crediting rates are typically reset monthly to account for the difference between the contract value and the fair value of the underlying portfolio.

If the Plan defaults in its obligations under the contract (including the issuer's determination that the agreement constitutes a nonexempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value as of the date of termination. Each contract recognizes certain "events of default" which can invalidate the contracts' coverage. Among these are investments outside of the range of instruments which are permitted under the investment guidelines contained in the investment contract, fraudulent or other material misrepresentations made to the issuer, changes of control of the investment adviser not approved by the contract issuer, changes in certain key regulatory requirements, delivery of any communication to plan participants to influence a participant not to invest in the stable value option, termination of the plan or failure of the Plan to be tax qualified.

The contracts also generally provide for withdrawals associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events which may trigger a market value adjustment; however, such events may include, but not be limited to, the following:

•The redemption of all or a portion of the interests in the Plan at the direction of the plan sponsor, including partial termination of the plan, withdrawals due to the removal of a specifically identifiable group of employees from coverage under the plan (such as a group layoff or early retirement incentive program), the closing or sale of a subsidiary, employing unit, or affiliate, or the bankruptcy or insolvency of the plan sponsor.

At this time, the occurrence of any such market value adjustment event is not probable.

11.     Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

CVS HEALTH FUTURE FUND 401(k) PLAN

SUPPLEMENTAL SCHEDULE
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
December 31, 2022
Plan Number: 017 EIN 05-0494040

Fund	Par value /number of shares	Identity of issue	Description	Current Value**

Small Cap Index Fund	62,658,060	Vanguard Small Cap Index Fund	Mutual Fund	$922,789,995
Mid Cap Index Fund	137,334,148	Vanguard Mid Cap Index Fund	Mutual Fund	2,155,528,799
International Equity Index Fund	184,298,979	Vanguard Developed Markets Index Fund Institutional Shares	Mutual Fund	2,340,744,288
Inflation-Protected Bond Fund	7,270,472	Vanguard Inflation-Protected Securities Admiral Fund	Mutual Fund	81,306,062
Socially Responsible Fund	4,800,573	Vanguard FTSE Social Index Fund	Mutual Fund	76,398,798
Core Equity Fund	300,730,894	Vanguard Institutional 500 Index Trust Fund	Common Collective Trust Fund	4,933,780,818
U.S. Bond Index Fund	225,127,933	Vanguard Total Bond Market Index Trust Fund	Common Collective Trust Fund	2,253,616,612
Real Asset Index Fund	12,904,141	Real Asset Index Fund	Common Collective Trust Fund	167,015,933
Emerging Markets Index Fund	54,084,440	Emerging Markets Index Fund	Mutual Fund	508,963,784

CVS Health Common Stock Fund	13,985,835	CVS Health Common Stock	CVS Health Corporation Common Stock	1,303,339,964
	22,790,638	EB Temporary Investment Fund *	Common Collective Trust Fund	22,790,638

	5,952,340	EB Temporary Investment Fund *	Common Collective Trust Fund	5,952,340

Stable Value Fund		Invesco Voya Core, Invesco Floating Portfolio	Separately Managed Fund
	53,000	MORGAN STANLEY	Synthetic	$41,476
	82,000	MORGAN STANLEY	Synthetic	72,861
	316,000	MORGAN STANLEY	Synthetic	288,937
	113,000	MORGAN STANLEY	Synthetic	116,650
	628,000	MORGAN STANLEY	Synthetic	658,021
	184,000	MORGAN STANLEY	Synthetic	161,411
	114,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	105,726
	115,000	SOUTHERN CO/THE	Synthetic	114,573
	205,000	SOUTHERN CO/THE	Synthetic	165,528
	24,583	TOWD POINT MORTGAGE 1 A1 144A	Synthetic	24,169
	361,908	TOWD POINT MORTGAGE 4 A1 144A	Synthetic	336,047
	65,000	TRUIST FINANCIAL CORP	Synthetic	57,584
	7,412,841	UBS COMMERCIAL MORTGAGE C16 XA	Synthetic	460,532
	171,000	US BANCORP	Synthetic	177,522
	350,766	WFRBS COMMERCIAL MO C9 XA 144A	Synthetic	350,766
	—	WF-RBS COMMERCIAL M C2 A4 144A	Synthetic	—
	280,000	WFLD 2014-MONT MOR MONT B 144A	Synthetic	245,341
	132,000	WELLS FARGO & CO	Synthetic	124,829
	29,000	WELLS FARGO & CO	Synthetic	27,035
	56,000	WELLS FARGO & CO	Synthetic	39,944
	652,374	COMM 2012-CCRE4 MORTGAG CR4 XA	Synthetic	27
	172,000	COMM 2013-CCRE13 MORTG CR13 A4	Synthetic	168,983
	98,000	CAPITAL ONE FINANCIAL CORP	Synthetic	85,348
	87,000	CAPITAL ONE FINANCIAL CORP	Synthetic	74,382
	82,000	CAPITAL ONE FINANCIAL CORP	Synthetic	78,092
	1,433	CHASE FUNDING TRUST SERI 5 2A2	Synthetic	1,348
	150,000	CITIGROUP INC	Synthetic	137,758
	84,000	CITIGROUP INC	Synthetic	76,641
	112,000	CITIGROUP INC	Synthetic	97,150
	232,000	CITIGROUP INC	Synthetic	220,528
	25,000	COREBRIDGE FINANCIAL INC 144A	Synthetic	23,101

540,000	DBWF MORTGAGE TRUST LCM D 144A	Synthetic	413,767
320,000	DBJPM 2016-C3 MORTGA C3 D 144A	Synthetic	229,698
275,000	DISCOVER BANK	Synthetic	263,939
121,000	DOMINION ENERGY INC	Synthetic	105,875
77,000	DUKE ENERGY CORP	Synthetic	70,263
205,000	EXTENDED STAY AMERI ESH A 144A	Synthetic	199,086
—	FANNIE MAE CONNECTICUT C06 1M2	Synthetic	—
4,324	FHLMC POOL #1H-2548	Synthetic	4,364
7,378	FHLMC POOL #1H-2601	Synthetic	7,441
42,546	FHLMC POOL #2B-6384	Synthetic	41,256
59,089	FHLMC POOL #2B-6451	Synthetic	57,227
6,726,403	FNMA GTD REMIC P/T 19-M21 X2	Synthetic	516,002
—	FREDDIE MAC STRUCTURED DNA2 M2	Synthetic	—
23,078	FNMA GTD REMIC P/T 04-56 FE	Synthetic	22,810
269,580	FNMA GTD REMIC P/T 09-50 HZ	Synthetic	269,325
3,047	FNMA POOL #0826398	Synthetic	3,002
—	GSR MORTGAGE LOAN TRUST 5F 8A1	Synthetic	—
5,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	4,320
244,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	213,966
10,083	GNMA GTD REMIC P/T 10-123 IA	Synthetic	264
329,398	GNMA GTD REMIC P/T 13-97 AT	Synthetic	286,218
371,704	GNMA GTD REMIC P/T 19-H06 FD	Synthetic	358,393
74,000	JPMORGAN CHASE & CO	Synthetic	69,138
—	JP MORGAN CHASE COMMERC CBX XA	Synthetic	—
1,300,000	JPMBB COMMERCIAL MORTGAG C19 C	Synthetic	1,226,124
149,000	JPMORGAN CHASE & CO	Synthetic	142,034
149,000	JPMORGAN CHASE & CO	Synthetic	133,635
33,000	JPMORGAN CHASE & CO	Synthetic	31,098
413,000	JPMORGAN CHASE & CO	Synthetic	300,137
100,000	JPMORGAN CHASE & CO	Synthetic	87,438
163,000	JPMORGAN CHASE & CO	Synthetic	141,789
87,000	JPMORGAN CHASE & CO	Synthetic	66,548
113,000	JPMORGAN CHASE & CO	Synthetic	99,289
204,000	JPMORGAN CHASE & CO	Synthetic	170,378
375,000	JPMORGAN CHASE & CO	Synthetic	324,661
180,000	JPMORGAN CHASE & CO	Synthetic	142,278
46,000	JPMORGAN CHASE & CO	Synthetic	43,247
233,000	JPMORGAN CHASE & CO	Synthetic	210,771
70,000	JPMORGAN CHASE & CO	Synthetic	66,649
760,000	JPMCC COMMERCIAL MORTGAG JP6 C	Synthetic	621,201
982,000	MORGAN STANLEY CAPITAL BNK2 C	Synthetic	798,623
390,000	MORGAN STANLEY CAPITAL I L1 A4	Synthetic	368,591
97,000	MORGAN STANLEY	Synthetic	92,734
130,000	MORGAN STANLEY	Synthetic	120,804
102,000	MORGAN STANLEY	Synthetic	76,659
71,000	MORGAN STANLEY	Synthetic	65,125
81,000	MORGAN STANLEY	Synthetic	80,562
107,000	MORGAN STANLEY	Synthetic	93,933
121,000	MORGAN STANLEY	Synthetic	114,472
224,000	MORGAN STANLEY	Synthetic	194,385
122,000	MORGAN STANLEY	Synthetic	93,598
195,000	MORGAN STANLEY	Synthetic	179,500
259,000	VENTAS REALTY LP	Synthetic	235,951
100,000	VENTAS REALTY LP	Synthetic	96,040
104,000	VERIZON COMMUNICATIONS INC	Synthetic	94,819
190,000	VERIZON COMMUNICATIONS INC	Synthetic	150,582
137,000	VERIZON COMMUNICATIONS INC	Synthetic	125,801
274,000	VERIZON COMMUNICATIONS INC	Synthetic	250,982
44,000	VERIZON COMMUNICATIONS INC	Synthetic	33,084
1,356,000	VERIZON COMMUNICATIONS INC	Synthetic	1,074,904
—	VERIZON OWNER TRUST 2018 A A1A	Synthetic	—
129,000	PARAMOUNT GLOBAL	Synthetic	107,120

17,000	PARAMOUNT GLOBAL	Synthetic	13,061
212,000	PARAMOUNT GLOBAL	Synthetic	154,213
124,000	VIATRIS INC	Synthetic	96,947
72,000	VIATRIS INC	Synthetic	48,276
55,000	VIATRIS INC	Synthetic	33,888
122,000	VISA INC	Synthetic	115,234
31,000	VISA INC	Synthetic	28,299
140,000	VISTRA OPERATIONS CO LLC 144A	Synthetic	136,881
255,000	VMWARE INC	Synthetic	222,300
1	WAMU MORTGAGE PASS-THRO CB1 4A	Synthetic	1
135,000	WFRBS COMMERCIAL MORTGA C17 A4	Synthetic	132,676
231,000	WEC ENERGY GROUP INC	Synthetic	195,937
33,000	WEC ENERGY GROUP INC	Synthetic	32,992
47,000	WEC ENERGY GROUP INC	Synthetic	47,502
95,000	WALMART INC	Synthetic	90,362
128,000	WASHINGTON GAS LIGHT CO	Synthetic	92,834
69,000	WELLTOWER OP LLC	Synthetic	62,138
185,000	WRKCO INC	Synthetic	176,801
120,000	WISCONSIN ELECTRIC POWER CO	Synthetic	102,158
43,000	WISCONSIN ELECTRIC POWER CO	Synthetic	42,133
400,000	XYLEM INC/NY	Synthetic	373,262
80,000	ZOETIS INC	Synthetic	82,930
1,000,000	TRANSURBAN QUEENSLAND FIN LP	Synthetic	936,115
2,000,000	VECTOR LTD	Synthetic	1,634,308
223,000	AMERICAN EXPRESS CO	Synthetic	210,649
1,633,579	BX TRUST 2022-PSB PSB A 144A	Synthetic	1,630,364
274,000	BANK OF AMERICA CORP	Synthetic	253,558
65,000	BANK OF AMERICA CORP	Synthetic	59,838
269,000	BANK OF AMERICA CORP	Synthetic	250,843
35,000	BANK OF AMERICA CORP	Synthetic	32,488
40,000	BANK OF AMERICA CORP	Synthetic	26,908
83,000	BANK OF AMERICA CORP	Synthetic	63,703
384,000	BANK OF AMERICA CORP	Synthetic	341,388
714,000	BANK OF AMERICA CORP	Synthetic	625,547
85,000	BANK OF AMERICA CORP	Synthetic	68,033
207,000	BANK OF AMERICA CORP	Synthetic	174,189
157,000	BANK OF AMERICA CORP	Synthetic	122,963
461,000	BANK OF AMERICA CORP	Synthetic	425,181
398,000	BANK OF AMERICA CORP	Synthetic	381,591
121,000	BANK OF AMERICA CORP	Synthetic	100,195
129,000	BANK OF AMERICA CORP	Synthetic	117,997
336,000	BANK OF AMERICA CORP	Synthetic	318,996
88,000	BANK OF AMERICA CORP	Synthetic	90,858
191,000	BANK OF NEW YORK MELLON CORP/T	Synthetic	197,989
530,000	BANK OF AMERICA MERRILL BNK3 B	Synthetic	462,709
255,000	BANK 2021-BNK35 BN35 C	Synthetic	173,966
600,000	BANK 2021-BNK37 BN37 A5	Synthetic	493,963
500,000	BANK 2022-BNK41 BNK41 A4	Synthetic	454,187
1,000,000	BANK 2017-BNK4 BNK4 C	Synthetic	854,478
1,589,129	CD 2016-CD1 MORTGAGE TR CD1 XA	Synthetic	56,482
4,800,000	COMM 2016-CR28 MORTGAGE CR28 D	Synthetic	4,055,290
3,308,621	COMM 2016-COR1 MORTGAG COR1 XA	Synthetic	119,447
76,958	COMM 2012-CCRE5 MORTGAG CR5 XA	Synthetic	3
147,000	UNION ELECTRIC CO	Synthetic	104,014
90,000	UNION PACIFIC CORP	Synthetic	86,273
335,123	UNITED AIRLINES 2020-1 CLASS A	Synthetic	330,413
64,005	UNITED AIRLINES 2016-2 CLASS A	Synthetic	51,678
492,177	UNITED AIRLINES 2016-2 CLASS A	Synthetic	418,478
85,252	UNITED AIRLINES 2019-2 CLASS A	Synthetic	68,388
7,171,000	U S TREASURY BOND	Synthetic	5,898,708
2,500	U S TREASURY BOND	Synthetic	1,345
11,100	U S TREASURY BOND	Synthetic	6,605

103,700	U S TREASURY BOND	Synthetic	67,417
526,000	U S TREASURY BOND	Synthetic	421,458
546,800	U S TREASURY BOND	Synthetic	479,390
9,523,400	U S TREASURY BOND	Synthetic	7,846,389
5,425,000	U S TREASURY BOND	Synthetic	5,311,414
79,500	U S TREASURY NOTE	Synthetic	74,752
321,500	U S TREASURY NOTE	Synthetic	302,750
113,100	U S TREASURY NOTE	Synthetic	108,823
355,400	U S TREASURY NOTE	Synthetic	328,467
8,693,300	U S TREASURY NOTE	Synthetic	8,477,665
296,800	U S TREASURY NOTE	Synthetic	283,896
174,000	U S TREASURY NOTE	Synthetic	150,993
3,000	U S TREASURY NOTE	Synthetic	2,842
160,700	U S TREASURY NOTE	Synthetic	152,062
1,010,300	U S TREASURY NOTE	Synthetic	912,151
3,600	U S TREASURY NOTE	Synthetic	2,849
161,000	U S TREASURY NOTE	Synthetic	135,731
3,000	U S TREASURY NOTE	Synthetic	2,894
105,000	U S TREASURY NOTE	Synthetic	85,579
1,207,000	U S TREASURY NOTE	Synthetic	1,049,053
216,200	U S TREASURY NOTE	Synthetic	212,340
2,397,000	U S TREASURY NOTE	Synthetic	2,249,622
216,000	U S TREASURY NOTE	Synthetic	185,507
630,800	U S TREASURY NOTE	Synthetic	566,020
1,564,100	U S TREASURY NOTE	Synthetic	1,358,262
171,200	U S TREASURY NOTE	Synthetic	164,713
1,102,100	U S TREASURY NOTE	Synthetic	1,057,456
22,000	U S TREASURY NOTE	Synthetic	18,663
(22,000)	U S TREASURY NOTE	Synthetic	(18,663)
42,000	U S TREASURY NOTE	Synthetic	39,802
10,300	U S TREASURY NOTE	Synthetic	9,492
(10,300)	U S TREASURY NOTE	Synthetic	(9,492)
2,000,000	U S TREASURY NOTE	Synthetic	1,928,594
4,229,400	U S TREASURY NOTE	Synthetic	4,087,814
227,100	U S TREASURY NOTE	Synthetic	206,803
3,205,900	U S TREASURY NOTE	Synthetic	3,271,521
732,300	U S TREASURY NOTE	Synthetic	727,380
4,290,700	U S TREASURY NOTE	Synthetic	4,267,235
11,773,000	U S TREASURY NOTE	Synthetic	11,697,579
1,780,000	U S TREASURY NOTE	Synthetic	1,771,100
16,064,100	U S TREASURY NOTE	Synthetic	15,971,229
2,774,000	U S TREASURY NOTE	Synthetic	2,764,356
150,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	134,898
11,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	9,170
181,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	164,406
21,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	20,823
77,000	UNITEDHEALTH GROUP INC	Synthetic	61,226
86,000	UNITEDHEALTH GROUP INC	Synthetic	70,286
65,000	UNITEDHEALTH GROUP INC	Synthetic	47,157
36,000	UNITEDHEALTH GROUP INC	Synthetic	27,051
41,000	UNITEDHEALTH GROUP INC	Synthetic	37,842
176,000	UNITEDHEALTH GROUP INC	Synthetic	181,358
141,000	UNITEDHEALTH GROUP INC	Synthetic	145,468
124,000	UNITEDHEALTH GROUP INC	Synthetic	133,891
140,000	S&P GLOBAL INC 144A	Synthetic	123,231
166,000	S&P GLOBAL INC 144A	Synthetic	141,590
85,000	S&P GLOBAL INC 144A	Synthetic	65,591
165,365	SOFI PROFESSIONAL C A2FX 144A	Synthetic	159,684
862,000	SABINE PASS LIQUEFACTION LLC	Synthetic	845,212
21,000	SABINE PASS LIQUEFACTION LLC	Synthetic	19,739
87,000	SABRA HEALTH CARE LP	Synthetic	64,734
379,000	SALESFORCE INC	Synthetic	270,502

350,000	SANTANDER DRIVE AUTO RECEI 2 C	Synthetic	340,475
193,827	SANTANDER DRIVE AUTO RECEI 1 C	Synthetic	192,897
355,962	SANTANDER DRIVE AUTO RECEI 3 B	Synthetic	353,291
155,000	SEALED AIR CORP 144A	Synthetic	133,843
38,000	SEMPRA ENERGY	Synthetic	31,162
1,000,000	SHERMAN FINL GROUP LLC / CR ON	Synthetic	876,918
481,000	SILGAN HOLDINGS INC 144A	Synthetic	424,363
76,000	SIMON PROPERTY GROUP LP	Synthetic	72,184
75,000	DELTA AIR LINES INC / SKY 144A	Synthetic	70,498
204,032	SBA GTD PARTN CTFS 2018-20L 1	Synthetic	192,635
1,132,830	SBA GTD PARTN CTFS 2019-25E 1	Synthetic	1,039,729
269,911	SBA GTD PARTN CTFS 2018-20K 1	Synthetic	257,867
63,345	SOFI PROFESSIONAL F A2FX 144A	Synthetic	61,013
—	SOFI CONSUMER LOAN PR 6 B 144A	Synthetic	—
1,000,000	SOLAR SR CAP LTD	Synthetic	939,721
302,000	SOUTHERN CALIFORNIA EDISON CO	Synthetic	240,236
30,000	SOUTHWEST GAS CORP	Synthetic	26,342
208,000	SOUTHWESTERN ELECTRIC POWER CO	Synthetic	186,003
106,000	SPIRE MISSOURI INC	Synthetic	72,281
158,000	STEEL DYNAMICS INC	Synthetic	132,381
108,000	SUN COMMUNITIES OPERATING LP	Synthetic	95,119
22,000	ENERGY TRANSFER LP	Synthetic	21,604
454,000	ENERGY TRANSFER LP	Synthetic	383,304
64,000	TRUIST FINANCIAL CORP	Synthetic	62,559
55,000	TD SYNNEX CORP	Synthetic	46,748
550,000	SYNCHRONY CREDIT CARD MAST 2 A	Synthetic	546,815
126,000	SYNCHRONY BANK	Synthetic	122,778
190,000	T-MOBILE USA INC	Synthetic	162,146
314,000	T-MOBILE USA INC	Synthetic	295,754
259,000	T-MOBILE USA INC	Synthetic	234,606
88,000	T-MOBILE USA INC	Synthetic	80,048
137,000	T-MOBILE USA INC	Synthetic	117,660
371,000	T-MOBILE USA INC	Synthetic	299,748
250,000	TTX CO 144A	Synthetic	240,997
264,000	TTX CO 144A	Synthetic	265,281
224,000	TARGA RESOURCES PARTNERS LP /	Synthetic	202,261
86,000	TARGET CORP	Synthetic	58,980
202,000	TARGET CORP	Synthetic	196,050
86,000	TARGA RESOURCES CORP	Synthetic	84,291
164,000	TARGA RESOURCES CORP	Synthetic	154,775
66,000	TEXAS INSTRUMENTS INC	Synthetic	61,154
97,000	TEXAS INSTRUMENTS INC	Synthetic	86,112
2,000,000	TEXAS-NEW MEXICO PWR CO	Synthetic	1,725,324
58,000	THERMO FISHER SCIENTIFIC INC	Synthetic	58,188
164,000	TIME WARNER CABLE LLC	Synthetic	142,881
900,000	TOYOTA AUTO RECEIVABLES 2 C A4	Synthetic	870,132
323,000	TOYOTA AUTO LOAN EXT 1A A 144A	Synthetic	311,294
45,000	TOYOTA MOTOR CREDIT CORP	Synthetic	40,154
120,000	TOYOTA MOTOR CREDIT CORP	Synthetic	117,488
175,000	TOYOTA MOTOR CREDIT CORP	Synthetic	172,588
600,000	TOYOTA AUTO LOAN EXT 1A A 144A	Synthetic	548,899
810,004	TOYOTA AUTO RECEIVABLES 2 B A4	Synthetic	807,069
291,000	TRANS-ALLEGHENY INTERSTAT 144A	Synthetic	280,893
57,000	TRANSCONTINENTAL GAS PIPE LINE	Synthetic	49,464
91,063	US AIRWAYS 2012-1 CLASS A PASS	Synthetic	88,075
80,000	UNION ELECTRIC CO	Synthetic	65,469
297,077	NAVIENT PRIVATE EDUC EA A 144A	Synthetic	267,242
118,482	NAVIENT PRIVATE EDUC FA A 144A	Synthetic	99,748
199,000	NESTLE HOLDINGS INC 144A	Synthetic	194,316
125,000	NESTLE HOLDINGS INC 144A	Synthetic	122,435
252,000	NESTLE HOLDINGS INC 144A	Synthetic	237,003
1,000,000	NEW JERSEY RES CORP	Synthetic	982,331

135,000	NEXTERA ENERGY CAPITAL HOLDING	Synthetic	133,168
120,000	NEXTERA ENERGY CAPITAL HOLDING	Synthetic	102,451
304,000	NORTHERN TRUST CORP	Synthetic	320,550
1,000,000	NORTHWESTERN CORP	Synthetic	886,355
224,000	NORTHWESTERN MUTUAL GLOBA 144A	Synthetic	189,292
83,000	NSTAR ELECTRIC CO	Synthetic	65,994
75,000	NUCOR CORP	Synthetic	73,164
1,000,000	OAKTREE CAP MGMT L P	Synthetic	901,591
146,000	OGLETHORPE POWER CORP	Synthetic	104,701
253,000	OLD REPUBLIC INTERNATIONAL COR	Synthetic	173,521
202,000	ONCOR ELECTRIC DELIVERY C 144A	Synthetic	197,762
132,000	ONE GAS INC	Synthetic	126,570
100,000	ONEOK INC	Synthetic	101,198
48,000	ONEOK PARTNERS LP	Synthetic	45,269
127,000	ONEOK PARTNERS LP	Synthetic	120,573
333,000	ORACLE CORP	Synthetic	292,485
268,000	ORACLE CORP	Synthetic	219,147
152,000	ORACLE CORP	Synthetic	120,352
44,000	ORACLE CORP	Synthetic	29,624
136,000	ORACLE CORP	Synthetic	100,394
83,000	ORACLE CORP	Synthetic	59,132
290,000	ORACLE CORP	Synthetic	251,189
108,000	ORACLE CORP	Synthetic	112,100
74,000	ORACLE CORP	Synthetic	79,167
35,000	PECO ENERGY CO	Synthetic	29,734
246,000	PECO ENERGY CO	Synthetic	192,200
408,000	PPL CAPITAL FUNDING INC	Synthetic	381,255
135,000	PACIFIC GAS AND ELECTRIC CO	Synthetic	100,410
221,000	PACIFIC GAS AND ELECTRIC CO	Synthetic	156,686
101,000	PACIFIC GAS AND ELECTRIC CO	Synthetic	70,245
50,000	PACIFIC LIFECORP 144A	Synthetic	47,605
65,000	PACIFICORP	Synthetic	59,809
15,000	PAYPAL HOLDINGS INC	Synthetic	13,066
38,000	PAYPAL HOLDINGS INC	Synthetic	31,217
173,000	PAYPAL HOLDINGS INC	Synthetic	162,830
177,000	PENSKE TRUCK LEASING CO L 144A	Synthetic	155,740
230,000	PEPSICO INC	Synthetic	216,865
70,000	PIEDMONT OPERATING PARTNERSHIP	Synthetic	68,772
114,000	PIEDMONT OPERATING PARTNERSHIP	Synthetic	79,791
21,000	PIONEER NATURAL RESOURCES CO	Synthetic	16,446
110,000	PLAINS ALL AMERICAN PIPELINE L	Synthetic	85,213
120,000	PLAINS ALL AMERICAN PIPELINE L	Synthetic	104,048
135,000	PLAINS ALL AMERICAN PIPELINE L	Synthetic	117,326
1,000,000	PORTLAND GENERAL ELECTRIC CO	Synthetic	885,114
148,000	PROLOGIS LP	Synthetic	140,430
63,000	PROLOGIS LP	Synthetic	59,773
65,000	PROLOGIS LP	Synthetic	51,521
246,000	PUBLIC SERVICE ELECTRIC AND GA	Synthetic	186,806
212,000	PUBLIC SERVICE ENTERPRISE GROU	Synthetic	169,424
55,000	PUBLIC STORAGE	Synthetic	46,916
26,000	QUALCOMM INC	Synthetic	27,069
57,000	QUALCOMM INC	Synthetic	60,538
83,000	REALTY INCOME CORP	Synthetic	82,542
24,000	REALTY INCOME CORP	Synthetic	22,880
64,000	REYNOLDS AMERICAN INC	Synthetic	57,084
60,000	REYNOLDS AMERICAN INC	Synthetic	54,160
64,000	REYNOLDS AMERICAN INC	Synthetic	54,515
48,000	S&P GLOBAL INC	Synthetic	36,916
100,000	KENTUCKY UTILITIES CO	Synthetic	95,229
253,000	KIMCO REALTY OP LLC	Synthetic	242,426
260,000	KINDER MORGAN INC 144A	Synthetic	260,150
291,000	KINDER MORGAN INC	Synthetic	261,195

61,000	KITE REALTY GROUP LP	Synthetic	56,159
452,000	KOMATSU FINANCE AMERICA I 144A	Synthetic	459,916
60,000	KRAFT HEINZ FOODS CO	Synthetic	54,272
61,000	KRAFT HEINZ FOODS CO	Synthetic	56,279
84,000	KYNDRYL HOLDINGS INC	Synthetic	68,535
224,000	KYNDRYL HOLDINGS INC	Synthetic	168,101
54,000	KYNDRYL HOLDINGS INC	Synthetic	35,990
1,000,000	LA STAD FIN CO LLC	Synthetic	1,000,519
1,000,000	LA STAD FIN CO LLC	Synthetic	923,174
1,000,000	LASALLE PPTY FD REIT INC	Synthetic	868,754
31,020	LAUREL ROAD PRIME S C A2B 144A	Synthetic	30,412
114,817	LAUREL ROAD PRIME A A2FX 144A	Synthetic	111,553
74,000	LIBERTY MUTUAL GROUP INC 144A	Synthetic	66,393
1,000,000	LION INDL PPTYS LP	Synthetic	942,603
69,000	LOCKHEED MARTIN CORP	Synthetic	71,141
92,000	LOWE'S COS INC	Synthetic	72,938
126,000	LOWE'S COS INC	Synthetic	123,003
63,000	MPLX LP	Synthetic	53,470
123,000	MPLX LP	Synthetic	97,063
150,000	MPLX LP	Synthetic	139,516
120,000	MPLX LP	Synthetic	102,078
43,000	MPLX LP	Synthetic	34,847
150,000	MPLX LP	Synthetic	133,706
217,000	WARNERMEDIA HOLDINGS INC 144A	Synthetic	195,415
129,000	WARNERMEDIA HOLDINGS INC 144A	Synthetic	106,266
42,000	WARNERMEDIA HOLDINGS INC 144A	Synthetic	32,133
97,000	WARNERMEDIA HOLDINGS INC 144A	Synthetic	70,516
2,000,000	MAJOR LEAGUE BASEBALL TR	Synthetic	1,931,939
88,000	MARATHON PETROLEUM CORP	Synthetic	73,480
111,000	MARATHON PETROLEUM CORP	Synthetic	92,627
100,000	MARS INC 144A	Synthetic	84,844
1,000,000	MARS INCORPORATED	Synthetic	930,772
82,000	MARSH & MCLENNAN COS INC	Synthetic	79,203
1,000,000	MCKINSEY + CO INC	Synthetic	922,199
400,000	MERCK & CO INC	Synthetic	267,256
311,000	MICROSOFT CORP	Synthetic	264,301
282,000	MICROCHIP TECHNOLOGY INC	Synthetic	276,742
54,000	MID-AMERICA APARTMENTS LP	Synthetic	50,684
102,000	MID-AMERICA APARTMENTS LP	Synthetic	86,732
260,000	MIDAMERICAN ENERGY CO	Synthetic	229,553
17,000	MISSISSIPPI POWER CO	Synthetic	13,804
235,000	MISSISSIPPI POWER CO	Synthetic	190,629
114,000	MONONGAHELA POWER CO 144A	Synthetic	107,121
92,000	MOODY'S CORP	Synthetic	85,972
310,000	MORGAN STANLEY	Synthetic	302,712
89,000	MORGAN STANLEY	Synthetic	87,617
700,000	MORGAN STANLEY	Synthetic	677,614
169,898	MOSAIC SOLAR LOAN T 2GS A 144A	Synthetic	153,776
244,000	MYLAN INC	Synthetic	181,702
117,000	UTAH ACQUISITION SUB INC	Synthetic	88,466
52,000	NARRAGANSETT ELECTRIC CO/ 144A	Synthetic	46,460
56,000	NNN REIT INC	Synthetic	51,954
88,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	85,989
230,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	191,478
96,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	78,970
143,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	132,048
57,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	59,491
209,865	NAVIENT PRIVATE EDU FA A2 144A	Synthetic	194,165
98,000	GLOBAL PAYMENTS INC	Synthetic	88,608
1,000,000	GLOBAL INFLASTRUCTURE MGMT LLC	Synthetic	856,611
142,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	151,517
113,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	112,717

126,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	123,819
111,831	GNMA GTD REMIC P/T 09-29 PB	Synthetic	111,834
8,234	GNMA GTD REMIC P/T 11-169 BC	Synthetic	8,420
27,218	GNMA GTD REMIC P/T 13-8 BE	Synthetic	23,552
2,000,000	GNMA GTD REMIC P/T 15-143 B	Synthetic	1,818,013
1,390,000	GNMA GTD REMIC P/T 16-111 PB	Synthetic	1,023,319
3,000,000	GNMA GTD REMIC P/T 17-180 QB	Synthetic	2,531,309
286,468	GNMA GTD REMIC P/T 18-112 AL	Synthetic	263,473
600,000	GRAPHIC PACKAGING INTERNA 144A	Synthetic	523,384
58,000	HCA INC	Synthetic	57,662
121,000	HCA INC	Synthetic	116,617
162,000	HCA INC	Synthetic	147,888
39,000	HCA INC	Synthetic	33,637
41,000	HCA INC	Synthetic	31,916
63,000	HCA INC 144A	Synthetic	57,278
96,000	HCA INC 144A	Synthetic	76,436
269,000	HP INC	Synthetic	209,573
30,000	HP INC	Synthetic	27,384
80,000	HP INC	Synthetic	77,619
1,000,000	HARDWOOD FDG LLC	Synthetic	990,414
1,000,000	HARDWOOD FDG LLC	Synthetic	914,870
409,000	HARLEY-DAVIDSON FINANCIAL 144A	Synthetic	364,247
164,000	HARTFORD FINANCIAL SERVICES GR	Synthetic	163,294
117,000	HASBRO INC	Synthetic	112,410
110,000	HASBRO INC	Synthetic	103,150
2,000,000	HAWAIIAN ELEC CO INC	Synthetic	1,781,320
70,000	HEALTHCARE REALTY HOLDINGS LP	Synthetic	65,153
109,000	HEWLETT PACKARD ENTERPRISE CO	Synthetic	108,188
298,000	HOME DEPOT INC/THE	Synthetic	210,998
60,000	HOME DEPOT INC/THE	Synthetic	47,772
44,000	HOME DEPOT INC/THE	Synthetic	33,964
131,000	HOME DEPOT INC/THE	Synthetic	127,909
190,000	HOME DEPOT INC/THE	Synthetic	182,370
81,000	HONEYWELL INTERNATIONAL INC	Synthetic	82,502
160,000	HUMANA INC	Synthetic	138,335
53,000	HUMANA INC	Synthetic	54,115
300,000	HYUNDAI AUTO RECEIVABLES T C B	Synthetic	268,833
1,000,000	ITR CONCESSION CO LLC	Synthetic	941,483
234,000	INDIANA MICHIGAN POWER CO	Synthetic	159,174
239,000	INTEL CORP	Synthetic	162,654
237,000	INTEL CORP	Synthetic	205,691
95,000	INTEL CORP	Synthetic	91,265
45,000	INTERCONTINENTAL EXCHANGE INC	Synthetic	43,895
101,000	INTERCONTINENTAL EXCHANGE INC	Synthetic	83,123
178,000	INTERCONTINENTAL EXCHANGE INC	Synthetic	125,041
544,000	INTERCONTINENTAL EXCHANGE INC	Synthetic	522,784
127,000	INTERNATIONAL BUSINESS MACHINE	Synthetic	123,748
127,000	INTERNATIONAL BUSINESS MACHINE	Synthetic	121,166
132,000	INTERNATIONAL BUSINESS MACHINE	Synthetic	119,966
76,000	INTERSTATE POWER AND LIGHT CO	Synthetic	49,283
291,000	INVITATION HOMES OPERATING PAR	Synthetic	240,625
104,000	IPALCO ENTERPRISES INC	Synthetic	92,391
1,510,763	JPMBB COMMERCIAL C18 A4A2 144A	Synthetic	1,485,924
2,000,000	JAMES CAMPBELL COMPANY LLC	Synthetic	1,965,188
213,000	JERSEY CENTRAL POWER & LI 144A	Synthetic	205,727
51,000	JERSEY CENTRAL POWER & LI 144A	Synthetic	41,184
350,000	JOHN DEERE OWNER TRUST 20 C A4	Synthetic	351,879
40,000	JOHNSON & JOHNSON	Synthetic	33,557
90,000	JOHNSON & JOHNSON	Synthetic	79,957
149,000	KLA CORP	Synthetic	138,384
13,989	FNMA POOL #0889139	Synthetic	14,376
18,859	FNMA POOL #0909169	Synthetic	19,810

59,620	FNMA POOL #0909178	Synthetic	63,727
11,206	FNMA POOL #0914081	Synthetic	11,481
76,896	FNMA POOL #0952602	Synthetic	80,459
102,401	FNMA POOL #0968340	Synthetic	102,285
123,785	FNMA POOL #0AB6609	Synthetic	115,830
115,595	FNMA POOL #0AB7342	Synthetic	108,683
—	FNMA POOL #0AC9295	Synthetic	—
55,166	FNMA POOL #0MA1058	Synthetic	51,866
111,034	FNMA POOL #0MA1332	Synthetic	107,520
85,300	FNMA POOL #0MA1366	Synthetic	80,195
354,992	FNMA POOL #0MA2895	Synthetic	317,304
554,288	FNMA POOL #0MA4437	Synthetic	451,994
1,974,140	FNMA POOL #0MA4492	Synthetic	1,609,498
1,988,709	FNMA POOL #0MA4078	Synthetic	1,695,546
5,100,654	FNMA POOL #0MA4356	Synthetic	4,321,194
3,501,364	FNMA POOL #0MA4562	Synthetic	2,852,740
1,968,414	FNMA POOL #0MA4784	Synthetic	1,894,707
46,999	FNMA POOL #0AD0826	Synthetic	48,620
15,961	FNMA POOL #0AD0847	Synthetic	16,551
176,437	FNMA POOL #0AD0732	Synthetic	183,782
17,063	FNMA POOL #0AE0689	Synthetic	17,646
78,218	FNMA POOL #0AE3691	Synthetic	77,540
62,187	FNMA POOL #0AE3695	Synthetic	61,648
58,012	FNMA POOL #0AE4342	Synthetic	57,494
96,000	FEDEX CORP	Synthetic	81,615
140,000	FEDEX CORP	Synthetic	111,645
300,000	FIDELITY NATIONAL INFORMATION	Synthetic	263,068
265,000	FLORIDA GAS TRANSMISSION 144A	Synthetic	257,516
32,000	FLORIDA POWER & LIGHT CO	Synthetic	21,461
2,000,000	FOOTBALL CLUB TERM NTS	Synthetic	1,937,955
350,000	FORD CREDIT AUTO OWNE 1 B 144A	Synthetic	335,229
2,000,000	FOUR CORNERS OPER PARTNER 144A	Synthetic	1,718,281
187,000	FOX CORP	Synthetic	184,831
179,000	GE CAPITAL FUNDING LLC	Synthetic	164,512
95,497	GNMA II POOL #0MA6476	Synthetic	91,531
5,023,222	GNMA II POOL #0MA6657	Synthetic	4,660,626
3,794,778	GNMA II POOL #0MA8042	Synthetic	3,287,617
4,959,774	GNMA II POOL #0MA7534	Synthetic	4,307,822
988,325	GNMA II POOL #0MA7706	Synthetic	883,757
—	GS MORTGAGE SECURITIES GC6 A3	Synthetic	—
—	GS MORTGAGE SECURITIES GCJ7 A4	Synthetic	—
—	GS MORTGAGE SECURITIES GCJ7 B	Synthetic	—
42,627	GNMA II POOL #0AR4868	Synthetic	40,987
79,418	GNMA II POOL #0004853	Synthetic	76,736
81,335	GNMA II POOL #0005140	Synthetic	81,176
27,662	GNMA II POOL #0005116	Synthetic	28,132
41,953	GNMA II POOL #0005175	Synthetic	41,871
17,764	GNMA POOL #0723362	Synthetic	17,634
14,472	GNMA POOL #0726918	Synthetic	14,379
51,910	GNMA II POOL #0741136	Synthetic	51,763
20,371	GNMA II POOL #0741137	Synthetic	20,255
350,000	GM FINANCIAL CONSUMER AUTO 3 B	Synthetic	347,931
300,000	GM FINANCIAL AUTOMOBILE LE 2 C	Synthetic	292,798
127,000	GENERAL MOTORS CO	Synthetic	129,249
108,000	GENERAL MOTORS FINANCIAL CO IN	Synthetic	105,872
143,000	GENERAL MOTORS FINANCIAL CO IN	Synthetic	124,884
222,000	GENERAL MOTORS FINANCIAL CO IN	Synthetic	215,044
91,000	GEORGIA POWER CO	Synthetic	91,292
120,000	GEORGIA POWER CO	Synthetic	114,432
10,000	GLOBAL PAYMENTS INC	Synthetic	9,408
103,000	GLOBAL PAYMENTS INC	Synthetic	87,555
231,000	GLOBAL PAYMENTS INC	Synthetic	201,353

80,052	FNMA POOL #0AS7444	Synthetic	74,859
56,589	FNMA POOL #0AS7469	Synthetic	52,556
204,663	FNMA POOL #0AS7613	Synthetic	183,442
659,353	FNMA POOL #0AS7742	Synthetic	612,294
271,788	FNMA POOL #0AU1292	Synthetic	247,295
63,188	FNMA POOL #0AW0797	Synthetic	62,499
103,471	FNMA POOL #0AW3059	Synthetic	100,182
114,551	FNMA POOL #0AZ1730	Synthetic	109,721
129,293	FNMA POOL #0AZ4420	Synthetic	123,714
17,619	FNMA GTD REMIC P/T 01-52 YZ	Synthetic	18,325
13,589	FHLMC MULTICLASS MTG 2519 ZD	Synthetic	13,628
42,690	FHLMC MULTICLASS MTG 2541 NE	Synthetic	43,319
17,373	FHLMC MULTICLASS MTG 2861 Z	Synthetic	17,519
167,935	FHLMC MULTICLASS MTG R003 ZA	Synthetic	170,752
64,289	FHLMC MULTICLASS MTG 3351 ZC	Synthetic	64,127
42,087	FHLMC MULTICLASS MTG 3394 ZY	Synthetic	42,914
76,805	FNMA GTD REMIC P/T 11-10 ZC	Synthetic	76,331
394,639	FNMA GTD REMIC P/T 11-30 ZA	Synthetic	385,449
1,851,189	FNMA GTD REMIC P/T 10-59 PC	Synthetic	1,827,837
675,000	FNMA GTD REMIC P/T 10-139 NB	Synthetic	658,658
94,543	FHLMC MULTICLASS MTG 3662 ZB	Synthetic	97,653
40,120	FNMA POOL #0682088	Synthetic	41,172
48,028	FNMA POOL #0725423	Synthetic	49,515
—	FNMA POOL #0735925	Synthetic	—
92,741	FNMA POOL #0759850	Synthetic	95,661
140,551	FNMA POOL #0AZ7351	Synthetic	134,626
45,459	FNMA POOL #0BE7488	Synthetic	42,186
245,387	FNMA POOL #0BF0078	Synthetic	237,247
67,387	FNMA POOL #0BF0125	Synthetic	64,543
226,081	FNMA POOL #0BF0108	Synthetic	223,768
175,773	FNMA POOL #0BF0118	Synthetic	173,758
313,796	FNMA POOL #0BF0157	Synthetic	302,917
210,387	FNMA POOL #0BF0130	Synthetic	192,218
815,469	FNMA POOL #0BF0132	Synthetic	781,056
116,260	FNMA POOL #0BF0201	Synthetic	109,912
607,369	FNMA POOL #0BF0202	Synthetic	595,219
215,663	FNMA POOL #0BH5155	Synthetic	199,420
35,630	FNMA POOL #0BK3209	Synthetic	33,973
390,391	FNMA POOL #0BK7939	Synthetic	381,915
1,970,000	FNMA POOL #0BL0752	Synthetic	1,883,484
402,000	FNMA POOL #0BL4480	Synthetic	368,203
776,000	FNMA POOL #0BL3670	Synthetic	708,774
564,002	FNMA POOL #0BL4112	Synthetic	516,745
258,787	FNMA POOL #0BM4984	Synthetic	240,183
311,513	FNMA POOL #0BN5324	Synthetic	297,029
204,158	FNMA POOL #0BO5023	Synthetic	181,025
1,898,348	FNMA POOL #0BV3028	Synthetic	1,557,879
923,190	FNMA POOL #0BV3096	Synthetic	819,340
354,436	FNMA POOL #0CA4446	Synthetic	326,555
2,801,493	FNMA POOL #0CA6036	Synthetic	2,400,040
1,985,599	FNMA POOL #0CA7963	Synthetic	1,710,378
4,043,801	FNMA POOL #0CA8827	Synthetic	3,431,439
1,223,398	FNMA POOL #0CB2539	Synthetic	1,042,901
2,879,608	FNMA POOL #0CB3578	Synthetic	2,538,866
2,268,985	FNMA POOL #0CB2840	Synthetic	1,859,578
280,329	FNMA POOL #0CB3068	Synthetic	237,777
6,134,650	FNMA POOL #0CB3233	Synthetic	5,412,625
227,048	FNMA POOL #0FM1000	Synthetic	202,530
1,441,021	FNMA POOL #0FM3484	Synthetic	1,238,117
2,813,960	FNMA POOL #0FS0329	Synthetic	2,486,381
1,942,828	FNMA POOL #0FS2640	Synthetic	1,654,824
967,724	FNMA POOL #0FS1870	Synthetic	853,376

237,990	FNMA POOL #0FS2789	Synthetic	243,034
2,965,840	FNMA POOL #0FS3207	Synthetic	2,513,612
3,900,000	FNMA GTD REMIC P/T 11-87 GB	Synthetic	3,819,239
830,984	FNMA GTD REMIC P/T 11-99 CZ	Synthetic	811,990
184,640	FNMA GTD REMIC P/T 11-122 TL	Synthetic	173,204
1,101,724	FNMA GTD REMIC P/T 12-30 ME	Synthetic	1,018,795
116,492	FNMA GTD REMIC P/T 12-110 CA	Synthetic	105,674
650,000	FNMA GTD REMIC P/T 14-61 PY	Synthetic	560,905
1,500,000	FNMA GTD REMIC P/T 14-77 ML	Synthetic	1,332,031
43,183	FNMA GTD REMIC P/T 16-M11 AL	Synthetic	38,264
985,685	FNMA GTD REMIC P/T 17-108 PA	Synthetic	894,989
272,962	FNMA GTD REMIC P/T 18-27 EA	Synthetic	245,147
24,754	FNMA POOL #0251366	Synthetic	25,304
111,000	FEDERAL REALTY INVESTMENT TRUS	Synthetic	109,763
80,147	FNMA POOL #0357342	Synthetic	82,531
4,909	FNMA POOL #0372188	Synthetic	4,908
61,250	FHLMC MULTICLASS MTG 3724 CM	Synthetic	61,071
812,091	FHLMC MULTICLASS MTG 3751 ME	Synthetic	761,757
719,765	FHLMC MULTICLASS MTG 3753 KZ	Synthetic	702,815
543,224	FHLMC MULTICLASS MTG 3843 JZ	Synthetic	538,158
530,000	FHLMC MULTICLASS MTG 3867 PL	Synthetic	499,883
1,113,860	FHLMC MULTICLASS MTG 3898 KD	Synthetic	1,096,877
239,492	FHLMC MULTICLASS MTG 3934 KB	Synthetic	239,942
1,838,906	FHLMC MULTICLASS MTG 4048 CE	Synthetic	1,742,650
590,000	FHLMC MULTICLASS MTG 4235 QD	Synthetic	544,115
1,102,135	FHLMC MULTICLASS MTG 4310 BZ	Synthetic	1,043,586
2,600,000	FHLMC MULTICLASS MTG 4427 LB	Synthetic	2,267,328
101,647	FHLMC MULTICLASS MTG 4468 EV	Synthetic	97,088
349,000	FHLMC MULTICLASS MTG K052 A2	Synthetic	335,293
812,783	FHLMC MULTICLASS MTG 4634 ZM	Synthetic	792,796
—	FHLMC MULTICLASS MTG 4678 AB	Synthetic	—
12,485	FHLMC MULTICLASS MTG 4754 QA	Synthetic	11,308
330,518	FHLMC MULTICLASS MTG 4793 CD	Synthetic	297,239
920,902	FHLMC MULTICLASS MTG K735 A2	Synthetic	872,021
499,000	FHLMC MULTICLASS MTG K736 A2	Synthetic	462,712
716,273	FHLMC MULTICLASS MTG 4950 KE	Synthetic	630,550
1,175	FNMA POOL #0545349	Synthetic	1,175
226,113	FNMA POOL #0633699	Synthetic	232,867
56,223	FNMA POOL #0AH0575	Synthetic	55,736
90,960	FNMA POOL #0AH1141	Synthetic	90,172
98,528	FNMA POOL #0AH1161	Synthetic	97,674
60,269	FNMA POOL #0AH4772	Synthetic	59,747
102,956	FNMA POOL #0AJ8122	Synthetic	98,873
48,174	FNMA POOL #0AJ9198	Synthetic	45,096
74,816	FNMA POOL #0AJ9611	Synthetic	71,850
48,971	FNMA POOL #0AL0998	Synthetic	48,546
139,562	FNMA POOL #0AL2528	Synthetic	135,146
188,494	FNMA POOL #0AL3414	Synthetic	186,860
39,314	FNMA POOL #0AL6134	Synthetic	35,774
79,462	FNMA POOL #0AL9424	Synthetic	73,774
134,721	FNMA POOL #0AP9631	Synthetic	128,229
54,167	FNMA POOL #0AQ4651	Synthetic	50,682
66,313	FNMA POOL #0AQ4697	Synthetic	62,073
55,564	FNMA POOL #0AS4227	Synthetic	53,222
230,968	FNMA POOL #0AS5018	Synthetic	221,232
123,783	FNMA POOL #0AS5082	Synthetic	118,565
177,077	FNMA POOL #0AS6187	Synthetic	164,640
95,380	FNMA POOL #0AS6477	Synthetic	88,641
147,701	FNMA POOL #0AS6542	Synthetic	137,282
227,067	FNMA POOL #0AS6612	Synthetic	211,026
113,031	FNMA POOL #0AS6611	Synthetic	105,055
45,877	FNMA POOL #0AS6937	Synthetic	42,622

81,842	FNMA POOL #0AS7321	Synthetic	76,525
92,282	FNMA POOL #0AS7440	Synthetic	86,294
79,380	FNMA POOL #0AS7441	Synthetic	74,221
179,032	FHLMC POOL #G0-8693	Synthetic	166,532
57,819	FHLMC POOL #G0-8707	Synthetic	55,431
55,206	FHLMC POOL #C9-1403	Synthetic	53,519
61,995	FHLMC POOL #A9-6423	Synthetic	62,849
398,790	FHLMC POOL #ZA-6681	Synthetic	380,021
1,963,416	FHLMC POOL #SD-0715	Synthetic	1,627,849
950,049	FHLMC POOL #SD-7549	Synthetic	782,009
1,031,467	FHLMC POOL #SD-7552	Synthetic	880,852
53,917	FHLMC POOL #Z4-0007	Synthetic	56,351
51,900	FHLMC POOL #U8-0035	Synthetic	49,529
26,991	FHLMC POOL #Q0-2669	Synthetic	27,036
16,886	FHLMC POOL #Q0-4674	Synthetic	16,235
43,369	FHLMC POOL #Q0-4636	Synthetic	41,695
34,591	FHLMC POOL #Q0-5292	Synthetic	33,256
84,657	FHLMC POOL #Q0-5793	Synthetic	81,391
466,643	FHLMC POOL #U9-9115	Synthetic	436,263
964,072	FHLMC POOL #U9-9163	Synthetic	896,442
627,710	FHLMC MULTICLASS STRIP 326 350	Synthetic	577,759
252,958	FHLMC POOL #V8-3907	Synthetic	241,468
104,755	FHLMC POOL #Q3-2638	Synthetic	97,645
166,385	FHLMC POOL #Q3-3095	Synthetic	155,058
69,150	FHLMC POOL #Q3-6181	Synthetic	66,309
55,277	FHLMC POOL #Q3-6283	Synthetic	53,006
88,665	FHLMC POOL #Q3-6103	Synthetic	85,022
40,660	FHLMC POOL #Q3-6104	Synthetic	38,989
34,714	FHLMC POOL #Q3-6126	Synthetic	33,288
111,969	FHLMC POOL #Q3-7437	Synthetic	107,369
151,028	FHLMC POOL #Q3-7876	Synthetic	144,823
95,184	FHLMC POOL #Q3-8474	Synthetic	91,273
102,862	FHLMC POOL #Q4-0496	Synthetic	95,659
204,937	FHLMC POOL #Q4-1744	Synthetic	183,852
136,906	FHLMC POOL #Q4-1085	Synthetic	127,305
89,732	FHLMC POOL #Q4-1930	Synthetic	80,500
102,233	FHLMC POOL #Q4-1931	Synthetic	91,779
51,286	FHLMC POOL #Q4-4624	Synthetic	49,083
64,443	FHLMC POOL #Q4-4658	Synthetic	61,716
344,020	FHLMC POOL #Q4-6277	Synthetic	319,602
182,579	FHLMC POOL #Q4-9490	Synthetic	169,526
254,974	FHLMC POOL #G6-7706	Synthetic	237,205
206,978	FHLMC POOL #G6-7707	Synthetic	194,004
759,965	FHLMC POOL #G6-7709	Synthetic	710,066
370,637	FHLMC POOL #G6-7710	Synthetic	342,721
428,884	FHLMC POOL #G6-7712	Synthetic	414,416
77,123	FHLMC POOL #G6-7700	Synthetic	71,747
127,938	FHLMC POOL #G6-7702	Synthetic	122,731
448,851	FHLMC POOL #G6-7713	Synthetic	429,022
154,214	FHLMC POOL #Q5-0695	Synthetic	147,305
91,454	FHLMC POOL #Q5-4870	Synthetic	87,414
147,011	FHLMC POOL #Q5-9717	Synthetic	144,326
249,497	FHLMC POOL #Q5-9721	Synthetic	244,941
596,868	FHLMC POOL #G6-0250	Synthetic	555,990
89,639	FHLMC POOL #G6-0238	Synthetic	83,537
391,963	FHLMC POOL #G6-1748	Synthetic	364,770
371,842	FHLMC POOL #G6-1573	Synthetic	333,079
362,845	FHLMC POOL #G6-1594	Synthetic	323,313
1,910,066	FHLMC POOL #QD-6054	Synthetic	1,626,361
564,014	FHLMC POOL #QD-7582	Synthetic	499,355
453,407	FHLMC POOL #QD-7587	Synthetic	387,251
811,983	FHLMC POOL #QD-7589	Synthetic	693,405

897,631	FHLMC POOL #RA-5256	Synthetic	732,451
1,704,127	FHLMC POOL #RA-6765	Synthetic	1,451,003
795,850	FHLMC POOL #QA-4675	Synthetic	705,619
715,950	FHLMC POOL #QA-5182	Synthetic	634,773
11,988	FNMA GTD REMIC P/T 99-33 Z	Synthetic	12,026
32,000	CONSOLIDATED EDISON CO OF NEW	Synthetic	31,416
49,000	CONSOLIDATED EDISON CO OF NEW	Synthetic	37,037
70,000	CONSUMERS ENERGY CO	Synthetic	59,888
241,000	COREBRIDGE FINANCIAL INC 144A	Synthetic	219,505
205,000	COREBRIDGE FINANCIAL INC 144A	Synthetic	179,040
128,000	CORNING INC	Synthetic	110,472
950,000	COMMIT TO PUR GNMA II JUMBOS	Synthetic	823,040
2,338,000	COMMIT TO PUR GNMA II JUMBOS	Synthetic	2,081,245
4,775,000	COMMIT TO PUR GNMA II JUMBOS	Synthetic	4,386,388
326,000	CROWN CASTLE INC	Synthetic	281,665
64,000	CROWN CASTLE INC	Synthetic	58,212
110,000	CUBESMART LP	Synthetic	90,658
37,000	DTE ELECTRIC CO	Synthetic	36,367
187,000	MERCEDES-BENZ FINANCE NOR 144A	Synthetic	180,567
70,000	JOHN DEERE CAPITAL CORP	Synthetic	64,685
126,000	JOHN DEERE CAPITAL CORP	Synthetic	122,402
2,000,000	DELOITTE LLP	Synthetic	1,829,546
41,802	DELTA AIR LINES 2020-1 CLASS A	Synthetic	35,497
14,000	DIAMONDBACK ENERGY INC	Synthetic	12,283
256,000	DIAMONDBACK ENERGY INC	Synthetic	259,831
138,000	DIAMONDBACK ENERGY INC	Synthetic	133,357
200,000	DISCOVERY COMMUNICATIONS LLC	Synthetic	177,517
60,000	DOLLAR GENERAL CORP	Synthetic	58,889
80,000	DOLLAR GENERAL CORP	Synthetic	78,701
206,000	DOMINION ENERGY INC	Synthetic	204,184
325,000	DOW CHEMICAL CO/THE	Synthetic	269,107
59,000	DOW CHEMICAL CO/THE	Synthetic	62,067
2,000	DUKE ENERGY CAROLINAS LLC	Synthetic	1,726
404,000	DUKE ENERGY CAROLINAS LLC	Synthetic	334,239
17,000	DUKE ENERGY CAROLINAS LLC	Synthetic	13,189
200,000	DUKE ENERGY CAROLINAS LLC	Synthetic	188,237
80,000	DUKE ENERGY CAROLINAS LLC	Synthetic	60,859
61,000	DUKE ENERGY CAROLINAS LLC	Synthetic	50,919
138,000	DUKE ENERGY PROGRESS LLC	Synthetic	115,420
178,000	DUKE ENERGY PROGRESS LLC	Synthetic	134,736
176,000	DUKE ENERGY PROGRESS LLC	Synthetic	162,011
20,000	DUKE ENERGY FLORIDA LLC	Synthetic	16,762
116,000	DUKE ENERGY FLORIDA LLC	Synthetic	94,721
64,000	DUKE ENERGY FLORIDA LLC	Synthetic	68,115
84,000	DUQUESNE LIGHT HOLDINGS I 144A	Synthetic	66,548
182,750	ELFI GRADUATE LOAN PR A A 144A	Synthetic	166,671
68,000	ENERGY TRANSFER LP	Synthetic	60,554
349,000	ENERGY TRANSFER LP	Synthetic	341,448
99,000	ENERGY TRANSFER LP	Synthetic	90,636
205,000	ENERGY TRANSFER LP	Synthetic	204,499
71,000	ENTERGY CORP	Synthetic	59,969
271,000	ENTERGY CORP	Synthetic	241,329
131,000	ENTERGY CORP	Synthetic	104,051
106,000	ENTERGY LOUISIANA LLC	Synthetic	86,733
189,000	ENTERGY LOUISIANA LLC	Synthetic	153,486
93,000	ENTERGY TEXAS INC	Synthetic	87,710
58,000	ENTERGY ARKANSAS LLC	Synthetic	47,458
20,000	ENTERGY ARKANSAS LLC	Synthetic	13,895
130,000	EVERSOURCE ENERGY	Synthetic	114,080
152,000	EVERSOURCE ENERGY	Synthetic	139,946
450,000	EXETER AUTOMOBILE RECEIV 5A A3	Synthetic	448,310
81,000	META PLATFORMS INC	Synthetic	75,492

263,000	META PLATFORMS INC	Synthetic	231,423
313,000	META PLATFORMS INC	Synthetic	248,726
1,640	FHLMC POOL #G0-3073	Synthetic	1,703
151,741	FHLMC POOL #G0-4540	Synthetic	158,857
71,546	FHLMC POOL #G0-5816	Synthetic	74,270
987,180	FHLMC POOL #G0-7921	Synthetic	925,107
50,275	FHLMC POOL #G0-8655	Synthetic	48,245
300,000	BANK 2017-BNK9 BNK9 D 144A	Synthetic	200,546
1,248,000	BANK 2017-BNK4 BNK4 D 144A	Synthetic	884,236
700,000	BANK 2017-BNK8 BNK8 A4	Synthetic	645,333
1,111,111	BASIN ELEC PWR COOP	Synthetic	1,100,286
160,000	BAXTER INTERNATIONAL INC	Synthetic	136,446
205,000	BERRY GLOBAL INC	Synthetic	175,331
164,000	BERRY GLOBAL INC	Synthetic	155,375
208,000	BLACK HILLS CORP	Synthetic	206,829
148,000	BLACK HILLS CORP	Synthetic	136,870
57,000	BLACK HILLS CORP	Synthetic	48,348
113,000	BLACKSTONE HOLDINGS FINAN 144A	Synthetic	91,983
98,000	BLACKSTONE HOLDINGS FINAN 144A	Synthetic	71,992
220,000	BLACKSTONE HOLDINGS FINAN 144A	Synthetic	127,777
93,000	BLACKSTONE HOLDINGS FINAN 144A	Synthetic	59,330
201,000	BLACKSTONE HOLDINGS FINAN 144A	Synthetic	202,609
61,000	BLACKSTONE PRIVATE CREDIT FUND	Synthetic	50,327
283,000	BOEING CO/THE	Synthetic	194,250
178,000	BOEING CO/THE	Synthetic	160,674
535,000	BOEING CO/THE	Synthetic	530,904
247,000	BOEING CO/THE	Synthetic	216,413
126,000	BOSTON PROPERTIES LP	Synthetic	120,515
156,000	BP CAPITAL MARKETS AMERICA INC	Synthetic	153,171
350,000	BRISTOL-MYERS SQUIBB CO	Synthetic	311,418
295,000	BRISTOL-MYERS SQUIBB CO	Synthetic	229,467
130,000	BROADCOM INC 144A	Synthetic	113,407
149,000	BURLINGTON NORTHERN SANTA FE L	Synthetic	145,384
137,000	CBRE SERVICES INC	Synthetic	107,983
222,000	CIGNA GROUP/THE	Synthetic	206,023
85,000	CIGNA GROUP/THE	Synthetic	76,586
52,000	CIGNA GROUP/THE	Synthetic	36,854
1,320,000	CSAIL 2017-CX9 COMMERCI CX9 A5	Synthetic	1,216,108
123,000	CSX CORP	Synthetic	103,632
64,000	CSX CORP	Synthetic	60,000
128,000	CSX CORP	Synthetic	111,118
12,000	CVS HEALTH CORP	Synthetic	11,824
57,000	CVS HEALTH CORP	Synthetic	53,241
290,000	COTERRA ENERGY INC	Synthetic	270,779
166,000	CAPITAL ONE FINANCIAL CORP	Synthetic	160,215
61,000	CARGILL INC 144A	Synthetic	50,226
46,000	CARGILL INC 144A	Synthetic	31,682
134,000	CARGILL INC 144A	Synthetic	105,783
60,000	CARGILL INC 144A	Synthetic	52,009
63,000	CARGILL INC 144A	Synthetic	63,111
1,000,000	CARMAX AUTO SUPERSTORES INC	Synthetic	993,759
850,000	CARMAX AUTO OWNER TRUST 20 2 B	Synthetic	841,726
252,000	DUKE ENERGY PROGRESS LLC	Synthetic	211,525
3,000	DUKE ENERGY PROGRESS LLC	Synthetic	2,512
2,000,000	CASEYS GEN STORES INC	Synthetic	1,732,901
1,000,000	CASEYS GEN STORES INC	Synthetic	961,733
214,000	CENTENE CORP	Synthetic	175,426
378,000	CHARTER COMMUNICATIONS OPERATI	Synthetic	229,850
110,000	CHARTER COMMUNICATIONS OPERATI	Synthetic	88,537
—	CHASE FUNDING LOAN ACQUI C2 1A	Synthetic	—
248,000	CHUBB INA HOLDINGS INC	Synthetic	192,510
100,000	CITIGROUP INC	Synthetic	96,192

207,000	CLEVELAND ELECTRIC ILLUMI 144A	Synthetic	188,568
164,000	COMCAST CORP	Synthetic	129,412
81,000	COMCAST CORP	Synthetic	69,803
162,000	COMCAST CORP	Synthetic	140,149
321,000	COMCAST CORP	Synthetic	206,161
102,000	COMCAST CORP	Synthetic	104,170
82,000	COMCAST CORP	Synthetic	85,501
283,000	COMMONWEALTH EDISON CO	Synthetic	219,477
162,000	BURLINGTON RESOURCES LLC	Synthetic	166,821
17,076,000	COMMIT TO PUR FNMA SF MTG	Synthetic	16,011,481
3,480,000	COMMIT TO PUR FNMA SF MTG	Synthetic	3,348,652
14,000	ALTRIA GROUP INC	Synthetic	13,433
55,000	ALTRIA GROUP INC	Synthetic	50,714
241,000	ALTRIA GROUP INC	Synthetic	214,305
82,000	ALTRIA GROUP INC	Synthetic	61,860
471,000	ALTRIA GROUP INC	Synthetic	294,997
149,000	AMAZON.COM INC	Synthetic	121,681
250,000	AMAZON.COM INC	Synthetic	186,503
104,000	AMAZON.COM INC	Synthetic	95,173
50,000	AMAZON.COM INC	Synthetic	41,384
120,000	AMAZON.COM INC	Synthetic	119,602
160,000	AMAZON.COM INC	Synthetic	158,372
2,000,000	AMERCO	Synthetic	1,691,452
89,218	AMERICAN AIRLINES 2016-2 CLASS	Synthetic	77,372
—	AMERICAN AIRLINES 2017-2 CLASS	Synthetic	—
—	AMERICAN AIRLINES 2017-1 CLASS	Synthetic	—
1,500,000	AMERICAN EXPRESS CREDIT AC 3 A	Synthetic	1,466,386
83,000	AMERICAN HOMES 4 RENT LP	Synthetic	64,020
75,000	AMERICAN HOMES 4 RENT LP	Synthetic	63,087
71,000	AMERICAN HOMES 4 RENT LP	Synthetic	52,038
61,000	AMERICAN INTERNATIONAL GROUP I	Synthetic	59,088
92,000	AMERICAN TOWER CORP	Synthetic	85,926
111,000	AMERICAN TRANSMISSION SYS 144A	Synthetic	100,786
85,000	AMERICAN TRANSMISSION SYS 144A	Synthetic	69,756
1,000,000	AMERICAN TRANSMISSION CO LLC	Synthetic	889,723
—	AMERICREDIT AUTOMOBILE REC 1 B	Synthetic	—
400,000	AMGEN INC	Synthetic	369,587
52,000	AMPHENOL CORP	Synthetic	49,672
229,000	ANHEUSER-BUSCH COS LLC / ANHEU	Synthetic	216,277
150,000	ANHEUSER-BUSCH COS LLC / ANHEU	Synthetic	136,361
95,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Synthetic	94,792
157,000	ELEVANCE HEALTH INC	Synthetic	160,725
100,000	AON CORP / AON GLOBAL HOLDINGS	Synthetic	98,886
167,000	APPALACHIAN POWER CO	Synthetic	121,625
205,000	APPALACHIAN POWER CO	Synthetic	191,140
136,000	APPLE INC	Synthetic	117,284
71,000	APPLE INC	Synthetic	58,969
567,000	APPLE INC	Synthetic	373,924
66,000	APPLE INC	Synthetic	59,913
145,000	APPLE INC	Synthetic	123,206
190,000	ARIZONA PUBLIC SERVICE CO	Synthetic	172,731
1,000,000	ARTHUR J GALLAGHER &CO SR NT Q	Synthetic	964,102
195,000	ASSURANT INC	Synthetic	165,076
94,000	AUTOZONE INC	Synthetic	91,103
84,000	AVALONBAY COMMUNITIES INC	Synthetic	82,649
81,000	AVANGRID INC	Synthetic	77,406
68,000	AVIATION CAPITAL GROUP LL 144A	Synthetic	59,394
61,000	AVIATION CAPITAL GROUP LL 144A	Synthetic	60,504
240,000	AVIATION CAPITAL GROUP LL 144A	Synthetic	235,736
113,000	AVIATION CAPITAL GROUP LL 144A	Synthetic	95,729
77,000	AVNET INC	Synthetic	71,102
270,000	BAT CAPITAL CORP	Synthetic	246,662

212,000	BAT CAPITAL CORP	Synthetic	164,830
189,000	BAT CAPITAL CORP	Synthetic	156,855
84,000	BAT CAPITAL CORP	Synthetic	65,538
119,000	BAT CAPITAL CORP	Synthetic	80,804
166,000	BAT CAPITAL CORP	Synthetic	108,623
78,000	BAT CAPITAL CORP	Synthetic	83,895
136,000	BMW US CAPITAL LLC 144A	Synthetic	132,629
140,000	BALTIMORE GAS AND ELECTRIC CO	Synthetic	113,411
430,000	BANK 2019-BNK21 BN21 A5	Synthetic	371,592
200,000	BANK 2021-BNK36 BN36 A5	Synthetic	163,030
500,000	PETROLEOS DEL PERU SA REGS	Synthetic	386,450
200,000	BANCO SANTANDER SA	Synthetic	198,932
200,000	BANCO SANTANDER SA	Synthetic	187,178
234,000	SWEDBANK AB 144A	Synthetic	232,067
423,000	CREDIT SUISSE AG 144A	Synthetic	409,041
371,000	CREDIT SUISSE AG/NEW YORK NY	Synthetic	300,186
200,000	UBS AG REGS	Synthetic	197,237
255,000	CREDIT SUISSE GROUP AG 144A	Synthetic	261,086
279,000	UBS GROUP AG 144A	Synthetic	210,057
200,000	UBS GROUP AG 144A	Synthetic	154,570
200,000	UBS GROUP AG 144A	Synthetic	137,358
200,000	UBS GROUP AG 144A	Synthetic	191,395
825,000	MDGH GMTN RSC LTD 144A	Synthetic	870,870
70,000	ANGLO AMERICAN CAPITAL PL 144A	Synthetic	67,729
175,000	BAT INTERNATIONAL FINANCE PLC	Synthetic	162,078
116,000	CSL FINANCE PLC 144A	Synthetic	109,334
192,000	CSL FINANCE PLC 144A	Synthetic	180,791
59,000	CSL FINANCE PLC 144A	Synthetic	53,009
103,000	CSL FINANCE PLC 144A	Synthetic	92,262
200,000	HSBC HOLDINGS PLC	Synthetic	193,448
200,000	LSEGA FINANCING PLC 144A	Synthetic	175,256
200,000	ROYALTY PHARMA PLC	Synthetic	178,988
345,000	ROYALTY PHARMA PLC	Synthetic	292,006
352,000	ROYALTY PHARMA PLC	Synthetic	275,110
230,000	ROYALTY PHARMA PLC	Synthetic	146,982
172,000	VODAFONE GROUP PLC	Synthetic	137,694
1,000,000	GREENSANDS FING PLC	Synthetic	993,273
1,000,000	MEGGITT PLC	Synthetic	986,661
200,000	HSBC HOLDINGS PLC	Synthetic	183,562
523,000	HSBC HOLDINGS PLC	Synthetic	491,167
218,000	HSBC HOLDINGS PLC	Synthetic	187,962
618,000	HSBC HOLDINGS PLC	Synthetic	498,838
217,000	HSBC HOLDINGS PLC	Synthetic	203,953
275,000	HSBC HOLDINGS PLC	Synthetic	259,932
254,000	HSBC HOLDINGS PLC	Synthetic	266,941
200,000	SANTANDER UK GROUP HOLDINGS PL	Synthetic	170,792
168,000	AEP TEXAS INC 144A	Synthetic	161,340
175,000	AEP TRANSMISSION CO LLC	Synthetic	133,472
152,000	AES CORP/THE 144A	Synthetic	134,064
261,000	AES CORP/THE	Synthetic	231,765
183,000	AT&T INC	Synthetic	166,356
55,000	AT&T INC	Synthetic	41,015
317,000	AT&T INC	Synthetic	223,267
169,000	AT&T INC	Synthetic	129,878
375,000	ABBVIE INC	Synthetic	325,283
310,000	ABBVIE INC	Synthetic	287,155
353,000	ABBVIE INC	Synthetic	317,865
171,000	ABBVIE INC	Synthetic	163,589
140,000	ABBVIE INC	Synthetic	119,833
129,000	ABBVIE INC	Synthetic	114,479
1,000,000	ABERDEEN ASIA-PACIFIC	Synthetic	866,625
288,000	ADVANCED MICRO DEVICES INC	Synthetic	267,590

288,000	ADVANCED MICRO DEVICES INC	Synthetic	252,908
90,000	ALABAMA POWER CO	Synthetic	64,833
14,335	ALASKA AIRLINES 2020-1 CL 144A	Synthetic	13,643
56,000	ALCON FINANCE CORP 144A	Synthetic	56,284
261,000	ALCON FINANCE CORP 144A	Synthetic	261,470
4,000	ALLEGHANY CORP	Synthetic	3,663
122,000	ALLEGHANY CORP	Synthetic	113,147
13,000	ALLEGHANY CORP	Synthetic	9,147
87,000	ALLIANT ENERGY FINANCE LL 144A	Synthetic	86,397
1,005,000	COMMIT TO PUR FNMA SF MTG	Synthetic	850,747
3,600,000	COMMIT TO PUR FNMA SF MTG	Synthetic	3,158,529
53,000	TECK RESOURCES LTD	Synthetic	47,058
95,000	WASTE CONNECTIONS INC	Synthetic	88,231
1,000,000	TFORCE HLDGS INC	Synthetic	885,844
422,000	BANK OF NOVA SCOTIA/THE	Synthetic	360,115
198,000	AVOLON HOLDINGS FUNDING L 144A	Synthetic	179,497
123,000	AVOLON HOLDINGS FUNDING L 144A	Synthetic	105,863
98,000	AVOLON HOLDINGS FUNDING L 144A	Synthetic	78,668
150,000	AVOLON HOLDINGS FUNDING L 144A	Synthetic	119,894
250,000	CK HUTCHISON INTERNATIONA 144A	Synthetic	206,219
1,000,000	AGL CLO 5 LTD 5A A1R 144A	Synthetic	979,399
710,000	APIDOS CLO XXV 25A A1R 144A	Synthetic	698,633
2,000,000	BENEFIT STREET PAR 22A AR 144A	Synthetic	1,926,546
4,901,928	BLUEMOUNTAIN CLO 2 2A A1R 144A	Synthetic	4,831,581
965,322	CIFC FUNDING 2015-I 3A AR 144A	Synthetic	950,203
380,000	CIFC FUNDING 2019-V 6A A1 144A	Synthetic	375,470
250,000	CARLYLE C17 CLO C17A A1AR 144A	Synthetic	246,757
1,000,000	RAD CLO 7 LTD 7A A1 144A	Synthetic	981,335
250,000	RAD CLO 6 LTD 6A A1 144A	Synthetic	246,683
670,000	LCM XIV LP 14A AR 144A	Synthetic	654,898
550,000	MAGNETITE XII LTD 12A ARR 144A	Synthetic	541,485
1,442,440	NEWARK BSL CLO 1 L 1A A1R 144A	Synthetic	1,424,846
1,000,000	OAKTREE CLO 2022-3 3A A1 144A	Synthetic	995,481
380,000	OCTAGON INVESTMENT 1A A1 144A	Synthetic	375,356
500,000	OCTAGON LOAN FUNDI 1A ARR 144A	Synthetic	491,778
250,000	PALMER SQUARE CLO 2 1A A1 144A	Synthetic	246,387
936,000	SOUNDS POINT CLO IV 3RA A 144A	Synthetic	915,123
250,000	THL CREDIT WIND RIV 2A A2 144A	Synthetic	241,246
250,000	VENTURE 34 CLO LTD 34A A 144A	Synthetic	243,985
625,000	CELULOSA ARAUCO Y CONSTIT 144A	Synthetic	583,871
700,000	CHILE GOVERNMENT INTERNATIONAL	Synthetic	580,599
200,000	EMPRESA NACIONAL DEL PETR REGS	Synthetic	193,542
325,000	EMPRESA NACIONAL DEL PETR REGS	Synthetic	304,247
3,018,859	NAC AVIATION 29 DESIGN	Synthetic	2,393,665
497,000	BPCE SA 144A	Synthetic	493,255
57,000	TOTALENERGIES CAPITAL INTERNAT	Synthetic	56,236
258,000	BNP PARIBAS SA 144A	Synthetic	254,775
292,000	BNP PARIBAS SA 144A	Synthetic	225,599
450,000	RELIANCE INDUSTRIES LTD 144A	Synthetic	364,831
250,000	RELIANCE INDUSTRIES LTD 144A	Synthetic	164,034
650,000	PERUSAHAAN PERSEROAN PERS REGS	Synthetic	624,000
387,000	SMBC AVIATION CAPITAL FIN 144A	Synthetic	329,412
1,000,000	DCC TREAS IRELAND	Synthetic	994,756
200,000	INTESA SANPAOLO SPA 144A	Synthetic	203,974
200,000	INTESA SANPAOLO SPA 144A	Synthetic	202,898
211,000	MITSUBISHI HC CAPITAL INC 144A	Synthetic	206,868
410,000	ORIX CORP	Synthetic	394,856
189,000	ORIX CORP	Synthetic	184,213
150,000	OSCAR US FUNDING XI 2A A3 144A	Synthetic	141,401
2,000,000	TRAFIGURA FDG S A	Synthetic	1,740,577
41,100	PETROLEOS MEXICANOS	Synthetic	40,412
700,000	MEXICO GOVERNMENT INTERNATIONA	Synthetic	539,716

400,000	ENEL FINANCE INTERNATIONA 144A	Synthetic	422,707
106,000	HEINEKEN NV 144A	Synthetic	100,105
80,000	NXP BV / NXP FUNDING LLC / NXP	Synthetic	49,816
34,000	NXP BV / NXP FUNDING LLC / NXP	Synthetic	29,381
180,000	SHELL INTERNATIONAL FINANCE BV	Synthetic	166,887
200,000	ABN AMRO BANK NV 144A	Synthetic	144,587
200,000	ASB BANK LTD 144A	Synthetic	188,817
109,000	EQUINOR ASA	Synthetic	97,864
203,000	AKER BP ASA 144A	Synthetic	179,312
675,000	PERUVIAN GOVERNMENT INTERNATIO	Synthetic	558,380
200,000	CORP FINANCIERA DE DESARR REGS	Synthetic	192,302
856,987	ERGON PERU S A C	Synthetic	775,963
1,000,000	AGL ENERGY LTD SER C GTD SR NT	Synthetic	928,893
200,000	AUSTRALIA & NEW ZEALAND B 144A	Synthetic	201,997
455,000	NBN CO LTD 144A	Synthetic	401,753
21,000	RIO TINTO FINANCE USA LTD	Synthetic	13,891
100,000	SANTOS FINANCE LTD 144A	Synthetic	79,486
1,000,000	DALRYMPLE BAY FIN PTY LTD	Synthetic	926,605
1,000,000	STAR ENTMT FIN LTD	Synthetic	923,917
255,000	COMMONWEALTH BANK OF AUST 144A	Synthetic	211,069
78,000	ATHENE HOLDING LTD	Synthetic	77,132
113,000	TRITON CONTAINER INTERNAT 144A	Synthetic	98,206
85,000	TRITON CONTAINER INTERNAT 144A	Synthetic	66,169
85,000	TRITON CONTAINER INTERNAT 144A	Synthetic	82,031
439,000	XL GROUP LTD	Synthetic	414,744
1,000,000	AGNICO EAGLE MINES LIMITED	Synthetic	991,301
—	AIR CANADA 2020-2 CLASS A 144A	Synthetic	—
272,000	BROOKFIELD FINANCE INC	Synthetic	261,896
137,000	CI FINANCIAL CORP	Synthetic	80,743
181,000	CANADIAN NATURAL RESOURCES LTD	Synthetic	184,911
60,000	CANADIAN NATURAL RESOURCES LTD	Synthetic	62,053
299,000	CANADIAN PACIFIC RAILWAY CO	Synthetic	285,629
500,000	CARDS II TRUST 1A A 144A	Synthetic	471,506
1,000,000	GILDAN ACTIVEWEAR INC A 144A	Synthetic	979,466
272,000	INTACT FINANCIAL CORP 144A	Synthetic	268,363
54,000	NUTRIEN LTD	Synthetic	55,098
45,000	ROGERS COMMUNICATIONS INC 144A	Synthetic	38,833
95,000	ROGERS COMMUNICATIONS INC 144A	Synthetic	73,652
(72)	US 10YR ULTRA FUTURE (CBT)	Synthetic	110,699
104	US LONG BOND FUTURE (CBT)	Synthetic	(133,280)
56	US 10YR NOTE FUTURE (CBT)	Synthetic	(71,506)
(135)	US 5YR NOTE FUTURE (CBT)	Synthetic	54,940
109	US 2YR NOTE FUTURE (CBT)	Synthetic	5,102
72	US ULTRA BOND (CBT)	Synthetic	(216,409)
1,000	BLACKSTONE / GSO STRATEGIC CR	Synthetic	990,050
500	BLACKSTONE / GSO LONG-SHORT	Synthetic	495,025
9,400	WELLS FARGO & CO	Synthetic	216,294
7,000,000	COOPERATIEVE CENTRALE	Synthetic	7,000,000
6,000,000	U S TREASURY BILL	Synthetic	5,935,545
14,150,000	U S TREASURY BILL	Synthetic	14,145,645
4,725,000	FEDERAL HOME LN BK CONS BD	Synthetic	4,724,916
6,500,000	FEDERAL HOME LN BK CONS DISC	Synthetic	6,401,372
5,000,000	LINDE INC DISC	Synthetic	4,968,656

5,000,000	WESTPAC BANKING CORP	Synthetic	5,005,527
3,000,000	BANK OF MONTREAL	Synthetic	2,986,145
5,000,000	BANK OF NOVA SCOTIA/THE	Synthetic	4,976,168
3,000,000	CANADIAN IMPERIAL BANK OF COMM	Synthetic	2,921,663
2,000,000	ENBRIDGE INC	Synthetic	1,999,122
2,750,000	ENBRIDGE INC	Synthetic	2,749,838
2,065,000	GOLDEN CREDIT CARD T 2A A 144A	Synthetic	2,063,387
6,000,000	TORONTO-DOMINION BANK/THE	Synthetic	5,995,493

2,641,335	TORONTO-DOMINION BANK/THE	Synthetic	2,644,311
4,611,000	CIFC FUNDING 2015- 1A ARR 144A	Synthetic	4,643,952
3,000,000	CARLYLE GLOBAL MA 1A A1RR 144A	Synthetic	2,985,661
4,000,000	EMPOWER CLO 2022-1 1A A1 144A	Synthetic	3,892,269
3,000,000	GOLDENTREE LOAN MAN 2A AR 144A	Synthetic	2,998,254
1,250,000	SYMPHONY STATIC CLO 1A A 144A	Synthetic	1,250,136
2,250,000	MITSUBISHI UFJ FINANCIAL GROUP	Synthetic	2,229,129
3,261,000	ING GROEP NV	Synthetic	3,245,666
2,000,000	CREDIT SUISSE AG/NEW YORK NY	Synthetic	1,934,176
4,000,000	NATWEST GROUP PLC	Synthetic	3,961,463
943,215	AT&T INC	Synthetic	943,174
3,800,000	AT&T INC	Synthetic	3,655,635
1,500,000	ALLSTATE CORP/THE	Synthetic	1,501,684
5,000,000	AMERICAN ELECTRIC POWER CO INC	Synthetic	4,904,575
2,999,000	AMERICAN EXPRESS CO	Synthetic	2,962,806
2,966,075	AMERICAN EXPRESS CO	Synthetic	—
4,100,000	AMERICAN EXPRESS CREDIT AC 3 A	Synthetic	4,106,527
3,000,000	AMERICAN EXPRESS CREDIT AC 7 A	Synthetic	3,002,185
3,000,000	AMERICAN EXPRESS CREDIT AC 9 A	Synthetic	2,980,038
820,000	AMERICAN HONDA FINANCE CORP	Synthetic	810,452
2,083,000	AMERICREDIT AUTOMOBILE R 2 A2B	Synthetic	2,081,941
5,000,000	ATHENE GLOBAL FUNDING 144A	Synthetic	4,867,284
1,048,175	BMW US CAPITAL LLC 144A	Synthetic	1,044,794
—	BMW VEHICLE OWNER TRUST A A2B	Synthetic	—
3,000,000	BX COMMERCIAL MORT ACNT A 144A	Synthetic	—
5,000,000	BANK OF AMERICA CORP	Synthetic	5,008,655
2,500,000	BANK OF AMERICA CORP	Synthetic	2,499,700
4,360,000	BANK OF AMERICA CORP	Synthetic	4,356,401
3,855,000	CIGNA GROUP/THE	Synthetic	3,782,986
4,000,000	CAPITAL ONE FINANCIAL CORP	Synthetic	4,004,384
2,750,000	CAPITAL ONE FINANCIAL CORP	Synthetic	2,708,162
3,317,000	CARMAX AUTO OWNER TRUST 3 A2B	Synthetic	3,326,203
1,814,000	CATERPILLAR FINANCIAL SERVICES	Synthetic	1,735,381
1,923,000	CATERPILLAR FINANCIAL SERVICES	Synthetic	1,919,198
4,000,000	CENTERPOINT ENERGY INC	Synthetic	—
714,000	CENTERPOINT ENERGY RESOURCES C	Synthetic	713,738
1,439,000	CHESAPEAKE FUNDING 3A A2 144A	Synthetic	1,431,482
3,749,000	CHESAPEAKE FUNDING 1A A2 144A	Synthetic	3,734,869
159,412	CITIGROUP INC	Synthetic	159,138
784,177	CITIGROUP INC	Synthetic	756,086
564,439	CITIBANK CREDIT CARD ISS A6 A6	Synthetic	558,438
599,169	CITIBANK CREDIT CARD ISS A2 A2	Synthetic	579,094
—	CITIBANK CREDIT CARD ISS A4 A4	Synthetic	—
858,805	COMCAST CORP	Synthetic	849,553
687,582	JOHN DEERE CAPITAL CORP	Synthetic	685,817
919,973	JOHN DEERE CAPITAL CORP	Synthetic	910,299
1,556,651	DOMINION ENERGY INC	Synthetic	1,519,484
5,217,000	EVERSOURCE ENERGY	Synthetic	5,208,264
1,400,024	FHLMC MULTICLASS STRIP 350 F2	Synthetic	1,341,171
4,808,000	FNMA GTD REMIC P/T 18-57 FA	Synthetic	4,738,413
3,000,000	FHLMC MULTICLASS MTG 3983 DF	Synthetic	3,000,370
2,150,000	FHLMC MULTICLASS MTG 4477 FG	Synthetic	2,152,490
3,000,000	FHLMC MULTICLASS MTG 4497 CF	Synthetic	2,984,466
4,000,000	FHLMC MULTICLASS MTG KF22 A	Synthetic	—
2,254,000	FHLMC MULTICLASS MTG Q008 A	Synthetic	2,169,231
2,113,000	FHLMC MULTICLASS MTG KF64 A	Synthetic	2,081,654
3,500,000	FHLMC MULTICLASS MTG 4911 FM	Synthetic	3,501,757
895,000	FHLMC MULTICLASS MTG KF77 AL	Synthetic	894,721
5,000,000	FLORIDA POWER & LIGHT CO	Synthetic	4,977,449
5,000,000	GM FINANCIAL CONSUMER AU 3 A2B	Synthetic	5,000,133
3,000,000	GENERAL MOTORS FINANCIAL CO IN	Synthetic	2,994,981
1,356,000	GM FINANCIAL AUTOMOBILE 3 A2B	Synthetic	1,345,575

5,807,338	GOLDMAN SACHS GROUP INC/THE	Synthetic	5,457,170
1,311,768	GOLDMAN SACHS GROUP INC/THE	Synthetic	1,187,543
1,505,332	GOLDMAN SACHS GROUP INC/THE	Synthetic	1,359,294
3,900,000	ILPT COMMERCIAL MO LPF2 A 144A	Synthetic	3,904,912
4,000,000	JP MORGAN MORTGAGE 1 A11 144A	Synthetic	3,932,120
6,187,797	JP MORGAN MORTGAGE 3 A11 144A	Synthetic	5,991,731
5,000,000	JP MORGAN CHASE C WPT AFL 144A	Synthetic	5,001,103
3,756,000	JPMORGAN CHASE & CO	Synthetic	3,734,081
3,090,000	JPMORGAN CHASE & CO	Synthetic	2,973,756
5,000,000	JACKSON NATIONAL LIFE GLO 144A	Synthetic	5,000,102
1,500,000	LIFE 2021-BMR MORTG BMR A 144A	Synthetic	1,500,012
5,000,000	M&T BANK CORP	Synthetic	5,018,500
3,012,000	MASSMUTUAL GLOBAL FUNDING 144A	Synthetic	2,970,133
4,500,000	MED TRUST 2021-MDL MDLN A 144A	Synthetic	4,480,990
631,141	MET TOWER GLOBAL FUNDING 144A	Synthetic	630,578
2,155,000	METROPOLITAN LIFE GLOBAL 144A	Synthetic	2,147,459
3,000,000	MORGAN STANLEY	Synthetic	3,000,755
5,803	MORGAN STANLEY	Synthetic	—
1,235,000	MORGAN STANLEY B C10 A3FL 144A	Synthetic	1,234,455
3,855,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	3,852,374
1,650,000	NAVIENT STUDENT LOA 2A A2 144A	Synthetic	1,638,797
4,216,000	NEXTERA ENERGY CAPITAL HOLDING	Synthetic	4,046,309
5,000,000	NEXTGEAR FLOORPLAN 1A A1 144A	Synthetic	4,923,928
2,051,000	NORTHWESTERN MUTUAL GLOBA 144A	Synthetic	2,036,507
3,500,000	PPL ELECTRIC UTILITIES CORP	Synthetic	3,374,256
1,582,104	PACIFIC LIFE GLOBAL FUNDI 144A	Synthetic	1,541,887
5,235,000	PUBLIC STORAGE	Synthetic	5,051,334
2,632,000	RLGH TRUST 2021-TR TROT A 144A	Synthetic	2,624,811
1,580,000	SLM STUDENT LOAN TRUST 20 6 A3	Synthetic	1,570,989
2,666,248	SMRT 2022-MINI MINI A 144A	Synthetic	—
—	CHARLES SCHWAB CORP/THE	Synthetic	—
2,000,000	SOUTHERN CO/THE	Synthetic	1,995,481
5,000,000	STARBUCKS CORP	Synthetic	4,981,899
3,000,000	THARALDSON HOTEL PO THL A 144A	Synthetic	3,003,528
1,821,000	THERMO FISHER SCIENTIFIC INC	Synthetic	1,820,983
5,000,000	THERMO FISHER SCIENTIFIC INC	Synthetic	4,967,128
50,900,000	TRUIST BANK	Synthetic	50,801,998
9,000,000	U S TREASURY NOTE	Synthetic	8,989,462
5,000,000	U S TREASURY NOTE	Synthetic	4,994,416
4,000,000	U S TREASURY NOTE	Synthetic	4,031,722
5,000,000	VERIZON COMMUNICATIONS INC	Synthetic	5,010,775
5,000,000	VERIZON MASTER TRUST 7 A1B	Synthetic	4,984,553
4,000,000	WELLS FARGO COM NXS5 A6FL 144A	Synthetic	3,876,006
3,000,000	WELLS FARGO & CO	Synthetic	2,999,611
—	WFRBS COMMERCIA LC14 A3FL 144A	Synthetic	—

2,507,481	EB Temporary Investment Fund *	Common Collective Trust Fund	2,507,481

	Mass Mutual
147,718,407	IGT Jennison Short Term Bond Fund	Synthetic	101,953,319
367,924,235	IGT Pimco Intermediate Fund	Synthetic	253,936,511

	Trans America
367,817,278	IGT Invesco Intermediate Fund	Synthetic	254,476,796
147,702,547	IGT Jennison Short Term Bond Fund	Synthetic	102,188,976

	PAC Life
147,390,577	IGT Jennison Short Term Bond Fund	Synthetic	102,367,112
368,446,256	IGT Loomis Sayles Intermediate Fund	Synthetic	255,896,815

		Prudential
	368,238,225	IGT Jennison Intermediate Fund	Synthetic	255,699,993
	147,712,484	IGT Jennison Short Term Bond Fund	Synthetic	102,569,691

		Voya
	500,563,937	IGT Invesco Intermediate Fund	Synthetic	306,024,325

		State Street
	500,551,637	IGT Invesco Intermediate Fund	Synthetic	305,987,578

	37,126,095	EB Temporary Investment Fund *	Common Collective Trust Fund	37,126,095
		Stable Value Fund Subtotal		$2,924,589,096

Diversified Bond Fund		Loomis Sayles, Dodge & Cox	Separately Managed Fund
	170,100	CITIGROUP CAPITAL XIII	Corporate Debt Instruments	$4,830,840
	230,000	ELANCO ANIMAL HEALTH INC	Corporate Debt Instruments	227,700
	1,635,000	ELANCO ANIMAL HEALTH INC	Corporate Debt Instruments	1,555,719
	575,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	670,000
	1,880,000	TRANSCANADA TRUST	Corporate Debt Instruments	1,776,600
	815,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	776,492
	2,685,000	BNP PARIBAS SA	Corporate Debt Instruments	2,625,226
	510,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	495,207
	3,760,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	3,565,513
	4,050,000	TELECOM ITALIA SPA/MILANO 144A	Corporate Debt Instruments	3,837,132
	525,000	ENEL SPA 144A	Corporate Debt Instruments	525,435
	2,070,000	UNICREDIT SPA 144A	Corporate Debt Instruments	1,897,139
	2,775,000	UNICREDIT SPA 144A	Corporate Debt Instruments	2,254,543
	430,000	TELECOM ITALIA CAPITAL SA	Corporate Debt Instruments	349,117
	1,995,000	TELECOM ITALIA CAPITAL SA	Corporate Debt Instruments	1,655,850
	1,085,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate Debt Instruments	1,038,888
	432,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate Debt Instruments	408,240
	2,730,000	CEMEX SAB DE CV 144A	Corporate Debt Instruments	2,801,663
	1,625,000	CEMEX SAB DE CV 144A	Corporate Debt Instruments	1,515,941
	1,350,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	979,300
	4,781,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	3,754,266
	380,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	247,285
	960,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	594,413
	560,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	357,279
	9,175,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	6,348,171
	1,145,000	ENEL FINANCE INTERNATIONA 144A	Corporate Debt Instruments	1,041,805
	1,950,000	ENEL FINANCE INTERNATIONA 144A	Corporate Debt Instruments	1,756,222
	525,000	ENEL FINANCE INTERNATIONA 144A	Corporate Debt Instruments	554,803
	275,000	ENEL FINANCE INTERNATIONA 144A	Corporate Debt Instruments	293,779
	1,050,000	PROSUS NV 144A	Corporate Debt Instruments	989,625
	135,000	PETROBRAS GLOBAL FINANCE BV	Corporate Debt Instruments	130,264
	1,065,000	PETROBRAS GLOBAL FINANCE BV	Corporate Debt Instruments	955,816
	2,586,000	PETROBRAS GLOBAL FINANCE BV	Corporate Debt Instruments	2,408,859
	1,030,000	PETROBRAS GLOBAL FINANCE BV	Corporate Debt Instruments	899,016
	625,000	PETROBRAS GLOBAL FINANCE BV	Corporate Debt Instruments	594,188
	3,955,000	PROSUS NV 144A	Corporate Debt Instruments	3,288,371
	4,700,000	PROSUS NV 144A	Corporate Debt Instruments	3,624,080
	450,000	PROSUS NV 144A	Corporate Debt Instruments	372,541
	2,850,000	PROSUS NV 144A	Corporate Debt Instruments	2,011,577
	1,685,000	BARCLAYS PLC	Corporate Debt Instruments	1,645,915
	575,000	BARCLAYS PLC	Corporate Debt Instruments	559,185
	925,000	BARCLAYS PLC	Corporate Debt Instruments	852,847
	1,590,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,604,988
	1,965,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	2,003,514
	245,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	246,012
	815,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	788,302
	470,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	448,240

3,005,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Debt Instruments	2,569,760
1,200,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Debt Instruments	1,194,197
4,090,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Debt Instruments	3,905,994
210,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	203,342
1,535,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	1,497,952
2,145,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	2,053,902
590,000	NATWEST GROUP PLC	Corporate Debt Instruments	589,471
1,675,000	NATWEST GROUP PLC	Corporate Debt Instruments	1,683,264
975,000	BARCLAYS PLC	Corporate Debt Instruments	944,323
940,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	932,557
1,850,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,476,495
550,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	420,250
1,600,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,481,411
1,625,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,408,324
1,725,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,825,187
1,700,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	1,799,452
3,200,000	NATWEST GROUP PLC	Corporate Debt Instruments	2,769,477
304,000	AT&T INC	Corporate Debt Instruments	247,517
740,000	AT&T INC	Corporate Debt Instruments	613,248
1,520,000	AT&T INC	Corporate Debt Instruments	1,025,903
1,904,000	AT&T INC	Corporate Debt Instruments	1,270,432
4,449,000	AT&T INC	Corporate Debt Instruments	2,977,853
750,000	AT&T INC	Corporate Debt Instruments	517,450
865,000	ABBVIE INC	Corporate Debt Instruments	779,775
510,000	ABBVIE INC	Corporate Debt Instruments	436,534
1,440,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Corporate Debt Instruments	1,423,581
430,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Corporate Debt Instruments	377,862
1,000,000	BAT CAPITAL CORP	Corporate Debt Instruments	777,502
425,000	BAT CAPITAL CORP	Corporate Debt Instruments	352,717
1,150,000	BAT CAPITAL CORP	Corporate Debt Instruments	897,250
175,000	BAT CAPITAL CORP	Corporate Debt Instruments	118,829
475,000	BAT CAPITAL CORP	Corporate Debt Instruments	391,547
3,150,000	BAT CAPITAL CORP	Corporate Debt Instruments	2,795,072
79,437	BNSF RAILWAY CO 2007-1 PASS TH	Corporate Debt Instruments	79,217
459,457	BNSF RAILWAY CO 2015-1 PA 144A	Corporate Debt Instruments	430,754
1,150,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,132,208
1,305,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,260,564
2,125,000	BAYER US FINANCE II LLC 144A	Corporate Debt Instruments	2,094,242
590,000	BAYER US FINANCE II LLC 144A	Corporate Debt Instruments	571,666
590,000	BAYER US FINANCE II LLC 144A	Corporate Debt Instruments	553,842
450,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	441,951
205,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	194,318
330,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	315,633
425,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	393,991
115,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	94,002
1,810,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	1,496,288
1,600,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate Debt Instruments	1,227,568
1,425,000	CCO HOLDINGS LLC / CCO HOLDING	Corporate Debt Instruments	1,134,300
1,275,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate Debt Instruments	941,007
621,000	CIGNA GROUP/THE	Corporate Debt Instruments	616,902
335,000	CIGNA GROUP/THE	Corporate Debt Instruments	327,306
835,000	CIGNA GROUP/THE	Corporate Debt Instruments	805,302
190,000	CIGNA GROUP/THE	Corporate Debt Instruments	209,443
750,000	CRH AMERICA INC 144A	Corporate Debt Instruments	723,479
910,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	904,487
105,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	103,013
325,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	312,468
895,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	864,870
800,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	753,209
3,225,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	2,908,221
405,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	317,699
2,335,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	1,911,641

375,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	320,872
1,850,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	1,427,909
500,000	CITIGROUP INC	Corporate Debt Instruments	526,528
510,000	CITIGROUP INC	Corporate Debt Instruments	507,537
220,000	CITIGROUP INC	Corporate Debt Instruments	216,059
880,000	COCA-COLA CO/THE	Corporate Debt Instruments	818,351
1,325,000	COMCAST CORP	Corporate Debt Instruments	1,381,568
1,630,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	1,574,668
980,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	916,261
1,090,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	1,011,805
1,050,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	798,511
27,000	DELL INTERNATIONAL LLC / EMC C	Corporate Debt Instruments	27,017
210,000	DELL INTERNATIONAL LLC / EMC C	Corporate Debt Instruments	214,233
300,000	DELL INTERNATIONAL LLC / EMC C	Corporate Debt Instruments	308,206
150,000	DILLARD'S INC	Corporate Debt Instruments	155,792
90,000	DILLARD'S INC	Corporate Debt Instruments	94,211
200,000	DILLARD'S INC	Corporate Debt Instruments	204,156
535,000	WALT DISNEY CO/THE	Corporate Debt Instruments	605,886
165,000	DOMINION ENERGY INC	Corporate Debt Instruments	145,401
1,100,000	DOMINION ENERGY INC	Corporate Debt Instruments	979,290
629,000	DOW CHEMICAL CO/THE	Corporate Debt Instruments	828,568
1,045,000	EXXON MOBIL CORP	Corporate Debt Instruments	940,273
725,000	EXXON MOBIL CORP	Corporate Debt Instruments	633,280
1,535,000	FEDEX CORP	Corporate Debt Instruments	1,397,605
575,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	552,771
950,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	858,812
1,615,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	1,596,338
1,550,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	1,450,785
1,750,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	1,630,055
1,575,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	1,531,731
895,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	890,525
1,000,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	921,405
835,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	801,660
74,844	SEASONED CREDIT RISK TR 4 M45T	Corporate Debt Instruments	72,940
600,000	GE HEALTHCARE TECHNOLOGIE 144A	Corporate Debt Instruments	614,017
1,825,000	GE HEALTHCARE TECHNOLOGIE 144A	Corporate Debt Instruments	1,891,062
80,000	HCA INC	Corporate Debt Instruments	79,034
700,000	HCA INC	Corporate Debt Instruments	639,024
800,000	HCA INC	Corporate Debt Instruments	681,369
2,175,000	HCA INC 144A	Corporate Debt Instruments	1,840,384
650,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	646,944
845,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	816,470
930,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	896,059
360,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	362,725
685,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	724,741
1,035,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	1,043,033
555,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	475,040
610,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	521,028
680,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	614,894
490,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	440,266
900,000	KINDER MORGAN INC	Corporate Debt Instruments	820,630
625,000	KINDER MORGAN INC	Corporate Debt Instruments	579,447
280,000	LYB INTERNATIONAL FINANCE III	Corporate Debt Instruments	207,021
1,600,000	MICROCHIP TECHNOLOGY INC	Corporate Debt Instruments	1,481,536
35,868	NAVIENT PRIVATE EDU A A2A 144A	Corporate Debt Instruments	35,207
825,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Debt Instruments	813,803
1,275,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Debt Instruments	1,253,651
140,000	NORDSTROM INC	Corporate Debt Instruments	129,080
1,360,000	OCCIDENTAL PETROLEUM CORP	Corporate Debt Instruments	1,302,690
930,000	ORACLE CORP	Corporate Debt Instruments	792,920
520,000	ORACLE CORP	Corporate Debt Instruments	381,478
750,000	ORACLE CORP	Corporate Debt Instruments	504,950

750,000	ORACLE CORP	Corporate Debt Instruments	802,368
275,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Debt Instruments	278,982
325,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Debt Instruments	331,314
135,000	UNUM GROUP	Corporate Debt Instruments	141,844
420,000	RELX CAPITAL INC	Corporate Debt Instruments	388,959
1,312,884	RIO OIL FINANCE TRUST SER 144A	Corporate Debt Instruments	1,326,013
358,022	RIO OIL FINANCE TRUST SER 144A	Corporate Debt Instruments	370,553
1,170,400	RIO OIL FINANCE TRUST SER 144A	Corporate Debt Instruments	1,182,104
58,128	SMB PRIVATE EDUCATI A A2A 144A	Corporate Debt Instruments	55,718
1,216,893	SMB PRIVATE EDUCAT A APT2 144A	Corporate Debt Instruments	1,043,437
224,937	SMB PRIVATE EDUCATI B A2A 144A	Corporate Debt Instruments	215,325
178,180	SMB PRIVATE EDUCATI A A2A 144A	Corporate Debt Instruments	169,746
71,625	SMB PRIVATE EDUCATI B A2A 144A	Corporate Debt Instruments	68,192
790,000	T-MOBILE USA INC	Corporate Debt Instruments	674,186
220,000	T-MOBILE USA INC	Corporate Debt Instruments	180,870
2,110,000	T-MOBILE USA INC	Corporate Debt Instruments	1,911,269
1,075,000	T-MOBILE USA INC	Corporate Debt Instruments	977,864
1,000,000	T-MOBILE USA INC	Corporate Debt Instruments	880,770
1,000,000	T-MOBILE USA INC	Corporate Debt Instruments	863,799
825,000	T-MOBILE USA INC	Corporate Debt Instruments	554,358
725,000	T-MOBILE USA INC	Corporate Debt Instruments	701,720
2,690,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	2,547,441
55,000	UNUM GROUP	Corporate Debt Instruments	57,435
105,048	UNION PACIFIC RAILROAD CO 2006	Corporate Debt Instruments	107,975
106,794	UNION PACIFIC RAILROAD CO 2007	Corporate Debt Instruments	109,949
1,025,000	UNITEDHEALTH GROUP INC	Corporate Debt Instruments	972,997
425,000	UNITEDHEALTH GROUP INC	Corporate Debt Instruments	392,269
1,170,000	VERIZON COMMUNICATIONS INC	Corporate Debt Instruments	1,041,516
750,000	VERIZON COMMUNICATIONS INC	Corporate Debt Instruments	457,575
650,000	VMWARE INC	Corporate Debt Instruments	633,018
825,000	VMWARE INC	Corporate Debt Instruments	719,207
915,000	WELLS FARGO & CO	Corporate Debt Instruments	885,950
1,120,000	WELLS FARGO & CO	Corporate Debt Instruments	1,077,806
905,000	WILLIAMS COS INC/THE	Corporate Debt Instruments	791,222
1,680,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,365,490
1,915,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,498,601
3,525,000	BANK OF AMERICA CORP	Corporate Debt Instruments	2,918,913
950,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	919,702
650,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	603,799
485,000	CITIGROUP INC	Corporate Debt Instruments	445,374
1,275,000	CITIGROUP INC	Corporate Debt Instruments	1,090,497
1,680,000	DOMINION ENERGY INC	Corporate Debt Instruments	1,573,744
4,825,000	GOLDMAN SACHS GROUP INC/THE	Corporate Debt Instruments	4,494,302
70,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	58,703
2,595,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	2,423,617
480,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	392,778
600,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	393,111
3,795,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	3,126,912
725,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	707,639
1,608,130	NAVIENT STUDENT LOAN 5A A 144A	Corporate Debt Instruments	1,558,183
1,088,528	NAVIENT STUDENT LOAN 2A A 144A	Corporate Debt Instruments	1,069,077
805,000	NAVIENT STUDENT LOA 4A A3 144A	Corporate Debt Instruments	767,467
1,481,527	NAVIENT STUDENT LOAN 5A A 144A	Corporate Debt Instruments	1,442,734
690,000	NAVIENT STUDENT LOA 1A A3 144A	Corporate Debt Instruments	671,815
1,327,919	NAVIENT STUDENT LOAN 1A A 144A	Corporate Debt Instruments	1,275,790
1,330,816	NAVIENT STUDENT LOAN 7A A 144A	Corporate Debt Instruments	1,287,683
2,265,383	NAVIENT STUDENT LOA 3A A3 144A	Corporate Debt Instruments	2,193,270
1,070,000	NAVIENT STUDENT LOA 6A A3 144A	Corporate Debt Instruments	1,053,642
1,386,784	NAVIENT STUDENT LOA 1A A3 144A	Corporate Debt Instruments	1,362,353
1,295,000	NAVIENT STUDENT LOA 3A A3 144A	Corporate Debt Instruments	1,262,666
1,173,463	NAVIENT STUDENT LOA 4A A2 144A	Corporate Debt Instruments	1,141,555
2,342,674	NAVIENT STUDENT LOA 2A A2 144A	Corporate Debt Instruments	2,253,592

387,061	NAVIENT STUDENT LOAN 3A A 144A	Corporate Debt Instruments	376,572
430,714	NAVIENT STUDENT LOA 4A A2 144A	Corporate Debt Instruments	414,336
7,558,882	NAVIENT STUDENT LO 1A A1B 144A	Corporate Debt Instruments	7,228,546
348,167	SLM STUDENT LOAN T 3A A6A 144A	Corporate Debt Instruments	334,077
668,198	SLM STUDENT LOAN TR 8A A6 144A	Corporate Debt Instruments	640,895
580,079	SLM STUDENT LOAN TRUST 2 9 A7A	Corporate Debt Instruments	546,305
109,379	SLM STUDENT LOAN TRUST 201 3 A	Corporate Debt Instruments	108,946
141,713	SLM STUDENT LOAN TRUST 20 2 A2	Corporate Debt Instruments	140,895
1,100,000	SOUTHERN CO/THE	Corporate Debt Instruments	1,086,218
1,575,000	SOUTHERN CO/THE	Corporate Debt Instruments	1,569,154
2,875,000	SOUTHERN CO/THE	Corporate Debt Instruments	2,616,250
1,800,000	SOUTHERN CO/THE	Corporate Debt Instruments	1,453,413
330,000	WELLS FARGO & CO	Corporate Debt Instruments	280,304
310,000	WELLS FARGO & CO	Corporate Debt Instruments	256,701
2,075,000	WELLS FARGO & CO	Corporate Debt Instruments	1,827,817
1,300,000	TRANSCANADA TRUST	Corporate Debt Instruments	1,235,765
3,605,000	TRANSCANADA TRUST	Corporate Debt Instruments	3,028,200
1,620,000	TRANSCANADA TRUST	Corporate Debt Instruments	1,398,416
625,000	TRANSCANADA TRUST	Corporate Debt Instruments	534,375
2,570,000	VODAFONE GROUP PLC	Corporate Debt Instruments	2,583,955
1,250,000	WELLS FARGO & CO	Corporate Debt Instruments	1,186,916
3,230,000	GRUPO TELEVISA SAB	Corporate Debt Instruments	101,604
500,000	PAN AMERICAN ENERGY LLC/A 144A	Corporate Debt Instruments	560,500
850,000	FMG RESOURCES AUGUST 2006 144A	Corporate Debt Instruments	706,931
1,490,000	NBN CO LTD 144A	Corporate Debt Instruments	1,315,630
925,000	KLABIN AUSTRIA GMBH 144A	Corporate Debt Instruments	907,430
1,710,000	AIRCASTLE LTD 144A	Corporate Debt Instruments	1,398,534
200,000	ASCOT GROUP LTD 144A	Corporate Debt Instruments	172,031
673,000	OOREDOO INTERNATIONAL FIN 144A	Corporate Debt Instruments	670,157
854,075	TEXTAINER MARINE CON 2A A 144A	Corporate Debt Instruments	743,750
—	TEXTAINER MARINE CON 1A A 144A	Corporate Debt Instruments	—
1,290,000	BRF SA 144A	Corporate Debt Instruments	920,647
845,000	NATURA COSMETICOS SA 144A	Corporate Debt Instruments	689,528
663,365	BURGER KING/RESTAURANT BRANDS	Corporate Debt Instruments	650,927
885,000	AVOLON HOLDINGS FUNDING L 144A	Corporate Debt Instruments	710,419
270,000	BAIDU INC	Corporate Debt Instruments	254,146
240,000	BAIDU INC	Corporate Debt Instruments	191,784
912,000	TENCENT HOLDINGS LTD 144A	Corporate Debt Instruments	546,014
390,000	EMPRESA NACIONAL DE TELEC 144A	Corporate Debt Instruments	310,050
275,000	EMPRESA DE LOS FERROCARRI 144A	Corporate Debt Instruments	171,868
168,000	ENEL AMERICAS SA	Corporate Debt Instruments	159,830
785,000	FALABELLA SA 144A	Corporate Debt Instruments	627,619
1,108,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate Debt Instruments	937,645
426,000	TRANSELEC SA 144A	Corporate Debt Instruments	414,121
2,169,000	SOCIETE GENERALE SA 144A	Corporate Debt Instruments	2,039,160
2,226,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	2,108,642
1,325,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	1,158,084
680,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	609,385
855,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	754,288
610,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	447,260
805,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	571,691
1,463,000	BHARTI AIRTEL LTD 144A	Corporate Debt Instruments	1,421,303
690,000	FREEPORT INDONESIA PT 144A	Corporate Debt Instruments	632,892
485,000	AERCAP IRELAND CAPITAL DAC / A	Corporate Debt Instruments	406,321
485,196	LUNAR 2021-1 STRUCTUR 1 A 144A	Corporate Debt Instruments	388,914
805,000	ENERGEAN ISRAEL FINANCE L 144A	Corporate Debt Instruments	776,825
630,000	LEVIATHAN BOND LTD 144A	Corporate Debt Instruments	615,825
345,000	INTESA SANPAOLO SPA 144A	Corporate Debt Instruments	253,474
1,320,000	UNICREDIT SPA 144A	Corporate Debt Instruments	1,125,324
545,000	NISSAN MOTOR CO LTD 144A	Corporate Debt Instruments	533,975
1,130,000	SUMITOMO MITSUI FINANCIAL GROU	Corporate Debt Instruments	977,063
545,000	KENBOURNE INVEST SA 144A	Corporate Debt Instruments	425,100

180,900	MILLICOM INTERNATIONAL CE 144A	Corporate Debt Instruments	178,834
200,000	MILLICOM INTERNATIONAL CE 144A	Corporate Debt Instruments	168,224
955,000	MINERVA LUXEMBOURG SA 144A	Corporate Debt Instruments	783,702
615,000	NATURA &CO LUXEMBOURG HOL 144A	Corporate Debt Instruments	538,244
590,314	INTERNATIONAL SOS 7/21 TLB	Corporate Debt Instruments	582,935
200,000	ALPEK SAB DE CV 144A	Corporate Debt Instruments	166,650
355,000	AMERICA MOVIL SAB DE CV	Corporate Debt Instruments	301,373
1,295,000	SITIOS LATINOAMERICA SAB 144A	Corporate Debt Instruments	1,168,738
550,000	BBVA BANCOMER SA/TEXAS 144A	Corporate Debt Instruments	498,438
775,000	CEMEX SAB DE CV 144A	Corporate Debt Instruments	654,127
1,657,438	COMETA ENERGIA SA DE CV 144A	Corporate Debt Instruments	1,589,239
1,690,000	EL PUERTO DE LIVERPOOL SA 144A	Corporate Debt Instruments	1,597,050
200,000	KIMBERLY-CLARK DE MEXICO 144A	Corporate Debt Instruments	159,882
566,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate Debt Instruments	547,183
919,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate Debt Instruments	798,381
423,000	OCP SA 144A	Corporate Debt Instruments	421,739
490,000	OCP SA 144A	Corporate Debt Instruments	476,903
585,000	OCP SA 144A	Corporate Debt Instruments	489,060
757,000	EMBRAER NETHERLANDS FINANCE BV	Corporate Debt Instruments	734,676
1,120,000	PROSUS NV 144A	Corporate Debt Instruments	931,220
1,130,000	PROSUS NV 144A	Corporate Debt Instruments	682,710
665,000	TEVA PHARMACEUTICAL FINANCE NE	Corporate Debt Instruments	581,543
654,000	TEVA PHARMACEUTICAL FINANCE NE	Corporate Debt Instruments	650,331
200,000	AKER BP ASA 144A	Corporate Debt Instruments	189,638
870,000	SAUDI ARABIAN OIL CO 144A	Corporate Debt Instruments	589,696
1,000,000	BANCO SANTANDER SA	Corporate Debt Instruments	882,639
200,000	BANCO SANTANDER SA	Corporate Debt Instruments	158,981
745,000	CREDIT SUISSE GROUP AG 144A	Corporate Debt Instruments	678,469
430,000	CREDIT SUISSE GROUP AG 144A	Corporate Debt Instruments	440,263
1,305,000	BANGKOK BANK PCL/HONG KON 144A	Corporate Debt Instruments	1,285,692
1,516,000	THAIOIL TREASURY CENTER C 144A	Corporate Debt Instruments	1,157,535
613,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	608,547
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	162,537
245,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	178,932
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	168,190
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	179,557
1,225,000	FRESNILLO PLC 144A	Corporate Debt Instruments	964,405
662,000	SANTANDER UK GROUP HOLDIN 144A	Corporate Debt Instruments	506,446
1,570,000	BARCLAYS PLC	Corporate Debt Instruments	1,059,641
1,030,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	953,659
—	LANARK MASTER ISSU 1A 1A1 144A	Corporate Debt Instruments	—
1,785,000	STANDARD CHARTERED PLC 144A	Corporate Debt Instruments	1,342,321
1,824,000	STANDARD CHARTERED PLC 144A	Corporate Debt Instruments	1,696,129
214,000	AES CORP/THE 144A	Corporate Debt Instruments	201,781
394,000	AES CORP/THE 144A	Corporate Debt Instruments	347,508
850,000	AMC NETWORKS INC	Corporate Debt Instruments	529,633
220,000	AT&T INC	Corporate Debt Instruments	154,949
475,000	AT&T INC	Corporate Debt Instruments	320,595
125,000	AT&T INC	Corporate Debt Instruments	83,405
1,300,000	AT&T INC	Corporate Debt Instruments	870,130
1,570,000	AT&T INC	Corporate Debt Instruments	1,414,879
524,000	AT&T INC	Corporate Debt Instruments	361,525
485,000	AMERICAN AIRLINES INC/AAD 144A	Corporate Debt Instruments	466,399
445,000	AMERICAN AIRLINES INC/AAD 144A	Corporate Debt Instruments	406,710
1,394,000	AIR LEASE CORP	Corporate Debt Instruments	1,305,702
1,450,000	ALLY FINANCIAL INC	Corporate Debt Instruments	1,433,590
1,115,000	AMERICAN BUILDERS & CONTR 144A	Corporate Debt Instruments	911,457
125,000	AMERICAN HOMES 4 RENT LP	Corporate Debt Instruments	77,786
655,000	ANHEUSER-BUSCH COS LLC / ANHEU	Corporate Debt Instruments	595,444
1,002,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Corporate Debt Instruments	880,505
635,000	ANTARES HOLDINGS LP 144A	Corporate Debt Instruments	549,177
1,995,000	ARES CAPITAL CORP	Corporate Debt Instruments	1,689,111

15,000	ASBURY AUTOMOTIVE GROUP INC	Corporate Debt Instruments	12,545
215,000	ASHLAND LLC 144A	Corporate Debt Instruments	171,843
190,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate Debt Instruments	186,792
1,015,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate Debt Instruments	980,671
765,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate Debt Instruments	693,266
420,000	AVIS BUDGET RENTAL C 1A A 144A	Corporate Debt Instruments	399,825
255,000	BANK 2019-BNK16 BN16 A4	Corporate Debt Instruments	238,794
366,921	BANK 2019-BNK24 BN24 A3	Corporate Debt Instruments	318,760
758,929	BANK 2019-BNK22 BN22 A4	Corporate Debt Instruments	661,578
1,328,000	BOEING CO/THE	Corporate Debt Instruments	1,266,331
1,673,000	BOEING CO/THE	Corporate Debt Instruments	1,551,165
161,000	BOSTON GAS CO 144A	Corporate Debt Instruments	137,787
1,956,000	BRASKEM AMERICA FINANCE C 144A	Corporate Debt Instruments	1,853,723
1,115,000	BRIGHTHOUSE FINANCIAL INC	Corporate Debt Instruments	1,060,450
365,000	BROADCOM INC 144A	Corporate Debt Instruments	268,372
1,470,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate Debt Instruments	1,084,926
666,562	CLI FUNDING VIII LLC 1A A 144A	Corporate Debt Instruments	568,360
183,088	CSMC 2014-USA OA L USA A1 144A	Corporate Debt Instruments	165,006
702,000	CSMC 2014-USA OA L USA A2 144A	Corporate Debt Instruments	630,676
655,000	CALPINE CORP 144A	Corporate Debt Instruments	527,377
358,096	CALPINE 8/19 B10 COV-LITE TLB	Corporate Debt Instruments	353,040
605,000	CELANESE US HOLDINGS LLC	Corporate Debt Instruments	602,646
245,000	CELANESE US HOLDINGS LLC	Corporate Debt Instruments	238,052
530,000	CELANESE US HOLDINGS LLC	Corporate Debt Instruments	504,002
522,000	CENTENE CORP	Corporate Debt Instruments	441,283
200,000	CENTENE CORP	Corporate Debt Instruments	156,495
365,000	CENTENE CORP	Corporate Debt Instruments	286,817
1,855,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	1,414,457
847,619	CITIGROUP COMMERCIAL MOR C7 A4	Corporate Debt Instruments	739,770
1,311,815	CITIGROUP COMMERCIAL M GC43 A4	Corporate Debt Instruments	1,142,441
790,000	CITIGROUP COMMERCIAL M GC46 A5	Corporate Debt Instruments	666,847
1,095,000	CLEARWAY ENERGY OPERATING 144A	Corporate Debt Instruments	909,123
84,969	CONTINENTAL AIRLINES 2012-2 CL	Corporate Debt Instruments	81,072
169,581	COREVEST AMERICAN FIN 3 A 144A	Corporate Debt Instruments	158,806
952,000	CORNING INC	Corporate Debt Instruments	821,635
59,000	CROWN CASTLE INC	Corporate Debt Instruments	45,728
1,079,100	DB MASTER FINANCE 1A A2II 144A	Corporate Debt Instruments	886,941
175,000	DPL INC	Corporate Debt Instruments	156,974
165,000	DANA INC	Corporate Debt Instruments	132,927
701,000	DEVON ENERGY CORP	Corporate Debt Instruments	652,626
920,000	DICK'S SPORTING GOODS INC	Corporate Debt Instruments	593,103
394,000	DOMINO'S PIZZA MAS 1A A2I 144A	Corporate Debt Instruments	327,683
459,882	DONLEN FLEET LEASE F 2 A2 144A	Corporate Debt Instruments	444,400
430,000	EQT CORP	Corporate Debt Instruments	396,961
35,000	EQT CORP	Corporate Debt Instruments	32,857
115,000	EQT CORP 144A	Corporate Debt Instruments	105,689
280,000	EPR PROPERTIES	Corporate Debt Instruments	202,860
173,000	EQM MIDSTREAM PARTNERS LP 144A	Corporate Debt Instruments	165,345
51,000	EDISON INTERNATIONAL	Corporate Debt Instruments	50,153
80,000	ENERGY TRANSFER LP	Corporate Debt Instruments	80,199
511,000	ENERGY TRANSFER LP	Corporate Debt Instruments	505,061
34,000	ENERGY TRANSFER LP	Corporate Debt Instruments	28,103
353,000	ENERGY TRANSFER LP	Corporate Debt Instruments	324,327
376,000	ENTERGY CORP	Corporate Debt Instruments	317,584
259,000	EQUIFAX INC	Corporate Debt Instruments	269,802
332,000	EQUIFAX INC	Corporate Debt Instruments	308,814
78,066	EXETER AUTOMOBILE RECEIVA 2A B	Corporate Debt Instruments	77,536
255,000	EXETER AUTOMOBILE RECEIVA 2A C	Corporate Debt Instruments	245,052
152,000	EXPEDIA GROUP INC 144A	Corporate Debt Instruments	153,288
1,365,000	FS KKR CAPITAL CORP	Corporate Debt Instruments	1,210,418
360,000	FORESTAR GROUP INC 144A	Corporate Debt Instruments	315,609
394,288	GS MORTGAGE SECURITIES GC45 A5	Corporate Debt Instruments	338,261

1,493,000	GENERAL MOTORS CO	Corporate Debt Instruments	1,285,623
422,000	GENERAL MOTORS FINANCIAL CO IN	Corporate Debt Instruments	399,699
204,000	GEORGETOWN UNIVERSITY/THE	Corporate Debt Instruments	178,282
2,090,000	GLENCORE FUNDING LLC 144A	Corporate Debt Instruments	1,696,432
902,000	GOLDMAN SACHS GROUP INC/THE	Corporate Debt Instruments	962,455
950,000	GOODYEAR TIRE & RUBBER CO/THE	Corporate Debt Instruments	775,486
70,000	GRAY OAK PIPELINE LLC 144A	Corporate Debt Instruments	61,906
140,000	GRAY OAK PIPELINE LLC 144A	Corporate Debt Instruments	126,955
1,030,000	HCA INC 144A	Corporate Debt Instruments	801,644
955,000	HCL AMERICA INC 144A	Corporate Debt Instruments	844,421
51,000	HANESBRANDS INC 144A	Corporate Debt Instruments	49,395
144,000	HANESBRANDS INC 144A	Corporate Debt Instruments	128,674
460,000	HILTON DOMESTIC OPERATING 144A	Corporate Debt Instruments	368,368
619,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	582,104
605,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	542,939
575,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	491,932
1,256,000	ISTAR INC	Corporate Debt Instruments	1,230,785
305,000	ICAHN ENTERPRISES LP / ICAHN E	Corporate Debt Instruments	257,923
1,005,000	IRON MOUNTAIN INC 144A	Corporate Debt Instruments	826,050
320,000	JABIL INC	Corporate Debt Instruments	264,883
640,250	JACK IN THE BOX FU 1A A2I 144A	Corporate Debt Instruments	555,061
1,078,575	JACK IN THE BOX F 1A A2II 144A	Corporate Debt Instruments	845,756
1,098,000	ZIFF DAVIS INC 144A	Corporate Debt Instruments	929,106
427,000	KOPPERS INC 144A	Corporate Debt Instruments	405,650
1,201,000	LEAR CORP	Corporate Debt Instruments	983,312
474,000	LIBERTY MUTUAL GROUP INC 144A	Corporate Debt Instruments	310,438
515,000	LITHIA MOTORS INC 144A	Corporate Debt Instruments	419,007
1,385,000	WARNERMEDIA HOLDINGS INC 144A	Corporate Debt Instruments	1,342,130
1,710,000	WARNERMEDIA HOLDINGS INC 144A	Corporate Debt Instruments	1,248,324
340,000	MERCADOLIBRE INC	Corporate Debt Instruments	262,854
381,000	MICROCHIP TECHNOLOGY INC	Corporate Debt Instruments	379,373
1,059,000	MOHAWK INDUSTRIES INC	Corporate Debt Instruments	912,226
368,000	MOLEX ELECTRONIC TECHNOLO 144A	Corporate Debt Instruments	350,044
325,000	NRG ENERGY INC 144A	Corporate Debt Instruments	244,091
796,000	NVR INC	Corporate Debt Instruments	668,236
38,212	NAVIENT PRIVATE EDUC HA A 144A	Corporate Debt Instruments	34,295
578,000	NAVIENT CORP	Corporate Debt Instruments	505,989
698,815	NAVIENT PRIVATE EDUC CA A 144A	Corporate Debt Instruments	594,073
1,275,000	BOC AVIATION USA CORP 144A	Corporate Debt Instruments	1,210,200
215,000	ONEAMERICA FINANCIAL PART 144A	Corporate Debt Instruments	152,980
230,000	ONEMAIN FINANCE CORP	Corporate Debt Instruments	190,433
885,000	ONEMAIN FINANCE CORP	Corporate Debt Instruments	703,770
479,345	ONEMAIN FINANCIAL IS 1A A 144A	Corporate Debt Instruments	475,850
1,250,000	ORACLE CORP	Corporate Debt Instruments	867,711
395,000	OUTFRONT MEDIA CAPITAL LL 144A	Corporate Debt Instruments	327,743
850,000	OWL ROCK TECHNOLOGY FINAN 144A	Corporate Debt Instruments	743,369
1,095,000	OWL ROCK CAPITAL CORP	Corporate Debt Instruments	956,107
325,000	OWL ROCK CAPITAL CORP	Corporate Debt Instruments	268,103
480,000	PATTERN ENERGY OPERATIONS 144A	Corporate Debt Instruments	430,385
382,113	PLANET FITNESS MAS 1A A2I 144A	Corporate Debt Instruments	332,225
942,875	PLANET FITNESS MA 1A A2II 144A	Corporate Debt Instruments	736,846
311,000	POST HOLDINGS INC 144A	Corporate Debt Instruments	268,312
660,000	POST HOLDINGS INC 144A	Corporate Debt Instruments	554,836
345,000	QORVO INC 144A	Corporate Debt Instruments	317,728
550,000	ROCKET MORTGAGE LLC / ROC 144A	Corporate Debt Instruments	419,801
140,000	ROCKET MORTGAGE LLC / ROC 144A	Corporate Debt Instruments	104,560
1,060,000	SBA COMMUNICATIONS CORP	Corporate Debt Instruments	881,379
451,000	NAVIENT CORP	Corporate Debt Instruments	441,808
263,096	SMB PRIVATE EDUCAT A APT2 144A	Corporate Debt Instruments	225,594
240,000	SABRE GLBL INC 144A	Corporate Debt Instruments	230,650
1,835,000	SANTANDER DRIVE AUTO RECEI 2 B	Corporate Debt Instruments	1,772,955
479,472	SANTANDER DRIVE AUTO RECEI 1 C	Corporate Debt Instruments	471,181

605,000	SANTANDER DRIVE AUTO RECEI 2 C	Corporate Debt Instruments	588,536
665,000	SANTANDER DRIVE AUTO RECEI 3 C	Corporate Debt Instruments	639,626
260,000	SANTANDER BANK AUTO C C B 144A	Corporate Debt Instruments	260,038
250,000	SANTANDER BANK AUTO C C C 144A	Corporate Debt Instruments	250,036
1,145,000	SEMPRA GLOBAL 144A	Corporate Debt Instruments	912,857
355,000	SENSATA TECHNOLOGIES INC 144A	Corporate Debt Instruments	292,037
1,125,000	DELTA AIR LINES INC / SKY 144A	Corporate Debt Instruments	1,057,470
110,000	SMITHFIELD FOODS INC 144A	Corporate Debt Instruments	83,753
156,004	SOFI PROFESSIONAL A A2FX 144A	Corporate Debt Instruments	141,171
260,000	SUNCOKE ENERGY INC 144A	Corporate Debt Instruments	223,181
700,000	ENERGY TRANSFER LP	Corporate Debt Instruments	592,940
35,000	TARGA RESOURCES PARTNERS LP /	Corporate Debt Instruments	35,222
1,415,933	TEXTAINER MARINE CON 3A A 144A	Corporate Debt Instruments	1,156,290
110,000	TEXTRON INC	Corporate Debt Instruments	93,481
428,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	407,482
102,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	96,594
134,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	116,744
47,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	39,004
600,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	439,263
936	UBS-BARCLAYS COMMERCIAL C5 A4	Corporate Debt Instruments	934
155,000	UNITED AIRLINES INC 144A	Corporate Debt Instruments	143,674
275,000	UNITED AIRLINES INC 144A	Corporate Debt Instruments	239,441
235,000	UNIVAR SOLUTIONS USA INC/ 144A	Corporate Debt Instruments	222,862
430,000	VALVOLINE INC 144A	Corporate Debt Instruments	352,828
174,000	VIATRIS INC	Corporate Debt Instruments	107,208
385,000	WFRBS COMMERCIAL MORTGA C20 AS	Corporate Debt Instruments	371,303
600,000	WESTLAKE AUTOMOBILE 2A C 144A	Corporate Debt Instruments	583,358
889,000	WILLIAMS COS INC/THE	Corporate Debt Instruments	777,234
1,625,000	AOA 2021-1177 MORT 1177 A 144A	Corporate Debt Instruments	1,505,011
545,000	BPR TRUST 2021-NRD NRD A 144A	Corporate Debt Instruments	507,123
2,831,000	BANK OF AMERICA CORP	Corporate Debt Instruments	2,652,279
2,230,000	BANK OF AMERICA CORP	Corporate Debt Instruments	2,090,745
—	BAYVIEW OPPORTUNIT SPL2 A 144A	Corporate Debt Instruments	—
725	COUNTRYWIDE ASSET-BACKED S1 A3	Corporate Debt Instruments	715
855,000	CENTERPOINT ENERGY INC	Corporate Debt Instruments	845,045
590,000	CITIGROUP INC	Corporate Debt Instruments	552,500
458,810	EXTENDED STAY AMERI ESH A 144A	Corporate Debt Instruments	445,573
102,500	EXTENDED STAY AMERI ESH D 144A	Corporate Debt Instruments	98,129
336,361	GS MORTGAGE SECURIT GC5 C 144A	Corporate Debt Instruments	253,113
165,000	GS MORTGAGE SECURITIES GC18 B	Corporate Debt Instruments	151,055
300,000	GOLDMAN SACHS GROUP INC/THE	Corporate Debt Instruments	278,739
1,270,000	HEWLETT PACKARD ENTERPRISE CO	Corporate Debt Instruments	1,309,072
—	INVITATION HOMES 2 SFR2 A 144A	Corporate Debt Instruments	—
2,010,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	1,685,618
888,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	731,673
—	BAYVIEW KOITERE FU SPL3 A 144A	Corporate Debt Instruments	—
650,000	MED TRUST 2021-MDL MDLN A 144A	Corporate Debt Instruments	625,547
690,000	MORGAN STANLEY	Corporate Debt Instruments	632,903
400,000	MORGAN STANLEY BANK OF C11 A4	Corporate Debt Instruments	394,188
1,100,000	MORGAN STANLEY	Corporate Debt Instruments	1,084,223
1,024,000	NATIONAL RURAL UTILITIES COOPE	Corporate Debt Instruments	949,681
777,500	NAVIGATOR AIRCRAFT AB 1 A 144A	Corporate Debt Instruments	653,062
60,074	OBX 2018-EXP1 TR EXP1 1A3 144A	Corporate Debt Instruments	54,844
800,000	SANTANDER HOLDINGS USA INC	Corporate Debt Instruments	686,386
6,556	SEQUOIA MORTGAGE T CH1 A1 144A	Corporate Debt Instruments	6,117
15,235	SEQUOIA MORTGAGE T CH3 A2 144A	Corporate Debt Instruments	14,737
29,284	SEQUOIA MORTGAGE T CH1 A1 144A	Corporate Debt Instruments	26,998
254,311	TOWD POINT MORTGAGE 4 M2 144A	Corporate Debt Instruments	246,525
304,940	TOWD POINT MORTGAGE 2 M2 144A	Corporate Debt Instruments	278,130
283,496	TOWD POINT MORTGAGE 3 A1 144A	Corporate Debt Instruments	268,014
297,814	WFRBS COMMERCIAL MOR C4 D 144A	Corporate Debt Instruments	266,365
544,289	ABC SUPPLY 10/19 COV-LITE TL	Corporate Debt Instruments	539,042

431,355	ARAMARK 4/21 COV-LITE TLB	Corporate Debt Instruments	424,453
621,297	ASURION 12/20 B8 COV-LITE TL	Corporate Debt Instruments	552,569
656,252	BEACON ROOFING 5/21 COV-LITE T	Corporate Debt Instruments	649,584
654,792	CHURCHILL DOWNS 3/21 INCREMENT	Corporate Debt Instruments	647,701
435,096	CITADEL SECURITIES 1/21 TLB	Corporate Debt Instruments	426,067
471,359	EW SCRIPPS 12/20 INCREMENTAL	Corporate Debt Instruments	457,473
585,840	ELANCO ANIMAL HEALTH 8/20 COV-	Corporate Debt Instruments	561,580
435,863	IRON MOUNTAIN 3/18 TLB	Corporate Debt Instruments	428,780
672,730	CABLEVISION SYSTEMS/ALTICE USA	Corporate Debt Instruments	598,730
443,145	PACIFIC GAS & ELECTRIC 6/20 TL	Corporate Debt Instruments	439,130
467,588	QUIKRETE 11/16 COV-LITE TLB	Corporate Debt Instruments	461,743
223,099	QUIKRETE 6/21 COV-LITE TLB1	Corporate Debt Instruments	221,078
266,625	RE/MAX 7/21 COV-LITE TLB	Corporate Debt Instruments	247,849
690,870	RESTORATION HARDWARE/RH 10/21	Corporate Debt Instruments	634,046
492,373	SS&C TECHNOLOGIES 10/18 ADD-ON	Corporate Debt Instruments	483,141
247,467	SRAM 5/21 COV-LITE TLB	Corporate Debt Instruments	240,352
437,331	TRANSUNION 11/19 B5 COV-LITE	Corporate Debt Instruments	430,692
352,015	TRANSDIGM 2/20 COV-LITE TLF	Corporate Debt Instruments	347,291
431,878	UBER 2/21 TLB	Corporate Debt Instruments	430,720
433,125	WARNER MUSIC 1/21 COV-LITE TLG	Corporate Debt Instruments	427,529
353,065	WELLS FARGO ASSET MANAGEMENT/W	Corporate Debt Instruments	347,680
213,678	TRANSDIGM 12/22 TLH	Corporate Debt Instruments	212,637
447,155	VIRGIN MEDIA 10/19 COV-LITE	Corporate Debt Instruments	439,012
391,959	UPC FINANCING 1/20 (USD)	Corporate Debt Instruments	381,792
1,325,000	COLOMBIA GOVERNMENT INTERNATIO	Other Bonds	971,719
775,000	COLOMBIA GOVERNMENT INTERNATIO	Other Bonds	527,842
1,115,000	CALIFORNIA ST	Other Bonds	1,395,570
850,000	CALIFORNIA ST	Other Bonds	1,032,643
380,000	CALIFORNIA ST	Other Bonds	479,895
2,945,000	ILLINOIS ST	Other Bonds	2,826,431
45,000	LOS ANGELES CA UNIF SCH DIST	Other Bonds	47,006
1,305,000	LOS ANGELES CA UNIF SCH DIST	Other Bonds	1,459,915
290,000	NEW JERSEY ST TURNPIKE AUTH TU	Other Bonds	359,494
1,045,000	NEW JERSEY ST TURNPIKE AUTH TU	Other Bonds	1,260,078
900,000	UNIV OF CALIFORNIA CA RGTS MED	Other Bonds	787,340
174,630,000	MEXICAN BONOS	Other Bonds	8,713,107
82,810,000	MEXICAN BONOS	Other Bonds	3,843,623
1,025,000	DOMINICAN REPUBLIC INTERN 144A	Other Bonds	850,813
855,000	DOMINICAN REPUBLIC INTERN 144A	Other Bonds	659,738
1,145,000	EGYPT GOVERNMENT INTERNAT 144A	Other Bonds	845,583
1,210,000	REPUBLIC OF SOUTH AFRICA GOVER	Other Bonds	1,040,116
1,035,000	UNIV OF VIRGINIA VA UNIV REVEN	Other Bonds	605,113
36,804,000	URUGUAY GOVERNMENT INTERN 144A	Other Bonds	845,645
320,375,000	URUGUAY GOVERNMENT INTERNATION	Other Bonds	6,985,811
6,350,000	URUGUAY GOVERNMENT INTERN REGS	Other Bonds	145,316
—	NON-BASE CURRENCY	Other Bonds	(22,713)
55,347	FHLMC POOL #G3-0683	U.S. Government Securities	53,628
88,870	FHLMC POOL #G0-6875	U.S. Government Securities	92,068
75,120	FHLMC POOL #G0-6447	U.S. Government Securities	74,558
56,146	FHLMC POOL #G0-7775	U.S. Government Securities	55,219
318,955	FHLMC POOL #G0-7942	U.S. Government Securities	313,687
67,074	FHLMC POOL #G0-8607	U.S. Government Securities	65,966
80,324	FHLMC POOL #G0-8696	U.S. Government Securities	78,997
119,592	FHLMC POOL #G0-8699	U.S. Government Securities	114,679
54,064	FHLMC POOL #G0-8707	U.S. Government Securities	51,832
96,614	FHLMC POOL #C9-1765	U.S. Government Securities	93,136
80,140	FHLMC POOL #C9-1769	U.S. Government Securities	77,255
51,624	FHLMC POOL #C9-1795	U.S. Government Securities	49,765
69,366	FHLMC POOL #C9-1382	U.S. Government Securities	68,906
91,815	FHLMC POOL #C9-1395	U.S. Government Securities	88,969
47,194	FHLMC POOL #C9-1862	U.S. Government Securities	45,166
92,578	FHLMC POOL #C9-1841	U.S. Government Securities	88,599

118,006	FHLMC POOL #C9-1853	U.S. Government Securities	112,933
3,418,627	FHLMC POOL #SD-0752	U.S. Government Securities	2,919,610
36,227,451	FHLMC POOL #SD-1581	U.S. Government Securities	30,674,049
3,331,543	FHLMC POOL #SD-7530	U.S. Government Securities	2,850,202
11,653,058	FHLMC POOL #SD-7536	U.S. Government Securities	10,007,621
563,162	FHLMC POOL #G3-0804	U.S. Government Securities	542,894
83,871	FHLMC POOL #G3-0964	U.S. Government Securities	80,268
97,662	FHLMC POOL #V8-3157	U.S. Government Securities	95,366
204,892	FHLMC POOL #V8-3204	U.S. Government Securities	200,219
173,924	FHLMC POOL #Q4-8372	U.S. Government Securities	171,050
42,813	FHLMC POOL #G6-0819	U.S. Government Securities	42,489
162,561	FHLMC POOL #G6-0887	U.S. Government Securities	161,334
97,084	FHLMC POOL #G6-0153	U.S. Government Securities	95,321
88,589	FHLMC POOL #G6-0198	U.S. Government Securities	87,125
53,552	FHLMC POOL #G6-0342	U.S. Government Securities	53,148
66,430	FHLMC POOL #G6-0384	U.S. Government Securities	65,333
123,671	FHLMC POOL #G6-0914	U.S. Government Securities	122,738
109,528	FHLMC POOL #G6-0920	U.S. Government Securities	107,719
195,319	FHLMC POOL #G6-1185	U.S. Government Securities	192,092
140,757	FHLMC POOL #G6-1169	U.S. Government Securities	138,431
73,431	FHLMC POOL #G6-1220	U.S. Government Securities	70,442
45,787	FHLMC POOL #G6-1230	U.S. Government Securities	43,764
141,715	FHLMC POOL #G6-1289	U.S. Government Securities	135,879
152,572	FHLMC POOL #G6-1290	U.S. Government Securities	146,306
135,064	FHLMC POOL #QB-0320	U.S. Government Securities	115,508
213,107	FHLMC POOL #QB-0354	U.S. Government Securities	182,309
402,694	FHLMC POOL #RA-2623	U.S. Government Securities	344,732
—	FHLMC POOL #RA-2729	U.S. Government Securities	—
489,016	FHLMC POOL #RA-2892	U.S. Government Securities	419,195
1,000,682	FHLMC POOL #RA-2957	U.S. Government Securities	821,022
544,728	FHLMC POOL #RA-3019	U.S. Government Securities	465,855
17,210,755	FHLMC POOL #RA-3050	U.S. Government Securities	14,125,538
1,149,033	FHLMC POOL #RA-3454	U.S. Government Securities	943,046
82,341	FNMA POOL #0555424	U.S. Government Securities	84,601
244,733	FNMA POOL #0AH6790	U.S. Government Securities	241,908
261,469	FNMA POOL #0AL4160	U.S. Government Securities	259,452
117,223	FNMA POOL #0AL5441	U.S. Government Securities	115,048
204,863	FNMA POOL #0AL5856	U.S. Government Securities	197,267
222,383	FNMA POOL #0AL5862	U.S. Government Securities	220,671
421,428	FNMA POOL #0AL5863	U.S. Government Securities	415,746
125,513	FNMA POOL #0AL5958	U.S. Government Securities	121,492
126,769	FNMA POOL #0AL6138	U.S. Government Securities	122,705
97,890	FNMA POOL #0AL6148	U.S. Government Securities	94,742
222,676	FNMA POOL #0AL7147	U.S. Government Securities	218,625
70,179	FNMA POOL #0AL6886	U.S. Government Securities	68,941
185,690	FNMA POOL #0AL6932	U.S. Government Securities	178,803
80,212	FNMA POOL #0AL7049	U.S. Government Securities	78,797
73,759	FNMA POOL #0AL7205	U.S. Government Securities	72,292
256,086	FNMA POOL #0AL7384	U.S. Government Securities	251,612
291,023	FNMA POOL #0AL9840	U.S. Government Securities	279,318
171,530	FNMA POOL #0AL9128	U.S. Government Securities	169,459
114,559	FNMA POOL #0AL9407	U.S. Government Securities	112,433
144,866	FNMA POOL #0AL9579	U.S. Government Securities	143,610
73,767	FNMA POOL #0AL8338	U.S. Government Securities	72,466
57,271	FNMA POOL #0AL8675	U.S. Government Securities	56,774
201,644	FNMA POOL #0AL8830	U.S. Government Securities	195,181
56,833	FNMA POOL #0AS2275	U.S. Government Securities	55,830
58,962	FNMA POOL #0AS4099	U.S. Government Securities	57,922
140,233	FNMA POOL #0AS5841	U.S. Government Securities	134,321
141,064	FNMA POOL #0AS5842	U.S. Government Securities	135,117
245,853	FNMA POOL #0AS8983	U.S. Government Securities	241,515
—	FNMA POOL #0AS8984	U.S. Government Securities	—

70,323	FNMA POOL #0AS8700	U.S. Government Securities	69,082
180,949	FNMA POOL #0AS8833	U.S. Government Securities	177,756
50,437	FNMA POOL #0AU6687	U.S. Government Securities	48,719
82,091	FNMA POOL #0AX7607	U.S. Government Securities	78,630
78,789	FNMA GTD REMIC P/T 10-123 WT	U.S. Government Securities	82,690
61,395	FNMA POOL #0725228	U.S. Government Securities	63,499
84,550	FNMA POOL #0725330	U.S. Government Securities	87,436
223,470	FNMA POOL #0BF0107	U.S. Government Securities	220,907
199,616	FNMA POOL #0BF0118	U.S. Government Securities	197,327
158,868	FNMA POOL #0BF0199	U.S. Government Securities	157,247
268,508	FNMA POOL #0BJ9262	U.S. Government Securities	262,828
48,542	FNMA POOL #0BM1063	U.S. Government Securities	48,121
71,331	FNMA POOL #0BM1106	U.S. Government Securities	70,712
101,179	FNMA POOL #0BM1176	U.S. Government Securities	100,302
163,922	FNMA POOL #0BM1357	U.S. Government Securities	160,953
102,515	FNMA POOL #0BM1647	U.S. Government Securities	100,695
79,198	FNMA POOL #0BM3363	U.S. Government Securities	75,182
386,467	FNMA POOL #0BM3386	U.S. Government Securities	370,175
1,058,027	FNMA POOL #0BM4804	U.S. Government Securities	1,032,598
69,842	FNMA POOL #0BM5117	U.S. Government Securities	68,469
188,012	FNMA POOL #0BM5704	U.S. Government Securities	188,837
88,726	FNMA POOL #0CA5443	U.S. Government Securities	80,145
926,216	FNMA POOL #0CA6035	U.S. Government Securities	793,489
11,472,760	FNMA POOL #0CA6329	U.S. Government Securities	9,835,387
10,584,320	FNMA POOL #0CA6564	U.S. Government Securities	9,073,667
8,965,509	FNMA POOL #0CA8099	U.S. Government Securities	7,366,624
4,457,151	FNMA POOL #0CA7241	U.S. Government Securities	3,819,298
7,099,271	FNMA POOL #0CA7728	U.S. Government Securities	6,080,352
7,397,422	FNMA POOL #0CA8441	U.S. Government Securities	6,078,160
14,145,099	FNMA POOL #0CB3576	U.S. Government Securities	12,494,483
270,672	FNMA POOL #0FM3473	U.S. Government Securities	231,500
642,334	FNMA POOL #0FM3478	U.S. Government Securities	550,661
—	FNMA POOL #0FM3818	U.S. Government Securities	—
18,530,417	FNMA POOL #0FM7599	U.S. Government Securities	17,051,264
524,702	FNMA POOL #0FM8768	U.S. Government Securities	448,433
4,591,614	FNMA POOL #0FS1083	U.S. Government Securities	3,921,104
43,334,700	FNMA POOL #0FS1453	U.S. Government Securities	39,618,353
16,965,711	FNMA POOL #0FS2140	U.S. Government Securities	15,464,418
10,318,000	FNMA POOL #0FS3427	U.S. Government Securities	9,729,748
93,586	FNMA POOL #0995788	U.S. Government Securities	96,179
98,783	FNMA POOL #0MA0792	U.S. Government Securities	98,021
152,825	FNMA POOL #0MA0816	U.S. Government Securities	151,645
127,407	FNMA POOL #0MA1689	U.S. Government Securities	123,364
197,750	FNMA POOL #0MA1764	U.S. Government Securities	191,390
185,628	FNMA POOL #0MA1773	U.S. Government Securities	179,738
226,680	FNMA POOL #0MA1662	U.S. Government Securities	219,390
239,798	FNMA POOL #0MA1814	U.S. Government Securities	232,086
141,260	FNMA POOL #0MA1858	U.S. Government Securities	136,020
165,721	FNMA POOL #0MA1890	U.S. Government Securities	159,574
84,998	FNMA POOL #0MA1960	U.S. Government Securities	81,644
276,396	FNMA POOL #0MA1983	U.S. Government Securities	266,147
144,130	FNMA POOL #0MA2019	U.S. Government Securities	138,785
200,428	FNMA POOL #0MA2055	U.S. Government Securities	192,996
181,287	FNMA POOL #0MA2079	U.S. Government Securities	174,564
181,450	FNMA POOL #0MA2121	U.S. Government Securities	174,720
91,252	FNMA POOL #0MA2141	U.S. Government Securities	87,868
56,521	FNMA POOL #0MA2447	U.S. Government Securities	54,032
59,655	FNMA POOL #0MA2480	U.S. Government Securities	57,441
472,643	FNMA POOL #0MA2923	U.S. Government Securities	451,819
79,137	FNMA POOL #0MA3894	U.S. Government Securities	76,599
77,297	FNMA POOL #0AD8529	U.S. Government Securities	75,560
154,981	FNMA POOL #0AE3049	U.S. Government Securities	153,192

35,420	FNMA POOL #0AE4624	U.S. Government Securities	34,016
4,245,000	U S TREASURY BOND	U.S. Government Securities	3,401,306
6,059,000	U S TREASURY BOND	U.S. Government Securities	4,992,048
11,527,000	U S TREASURY BOND	U.S. Government Securities	10,302,256
10,105,000	U S TREASURY NOTE	U.S. Government Securities	9,012,002
6,375,000	U S TREASURY NOTE	U.S. Government Securities	5,660,552
2,510,000	U S TREASURY NOTE	U.S. Government Securities	2,561,377
25,054	FHLMC POOL #84-0940	U.S. Government Securities	24,437
5,972,190	FHLMC POOL #84-1463	U.S. Government Securities	5,278,820
46,684	FHLMC POOL #84-9777	U.S. Government Securities	47,152
150,982	FHLMC POOL #84-9327	U.S. Government Securities	150,486
32,026	FHLMC POOL #84-9536	U.S. Government Securities	32,105
35,695	FHLMC POOL #84-9713	U.S. Government Securities	35,455
207,892	FHLMC POOL #84-0286	U.S. Government Securities	211,894
31,887	FHLMC POOL #84-0353	U.S. Government Securities	32,261
55,394	FHLMC POOL #84-0385	U.S. Government Securities	55,430
77,276	FNMA GTD REMIC P/T 13-98 FA	U.S. Government Securities	75,520
156,458	FHLMC MULTICLASS MTG 4283 DW	U.S. Government Securities	152,902
99,133	FHLMC MULTICLASS MTG 4283 EW	U.S. Government Securities	97,428
268,321	FHLMC MULTICLASS MTG 4281 BC	U.S. Government Securities	261,746
52,419	FHLMC MULTICLASS MTG 4319 MA	U.S. Government Securities	51,260
868,604	FHLMC MULTICLASS MTG K152 X1	U.S. Government Securities	47,113
782,104	FHLMC MULTICLASS MTG K055 X1	U.S. Government Securities	27,178
258,376	FHLMC MULTICLASS MTG K056 X1	U.S. Government Securities	8,629
2,144,856	FHLMC MULTICLASS MTG K062 X1	U.S. Government Securities	22,305
2,703,075	FHLMC MULTICLASS MTG K064 X1	U.S. Government Securities	57,397
3,266,293	FHLMC MULTICLASS MTG K065 X1	U.S. Government Securities	77,197
2,626,030	FHLMC MULTICLASS MTG K066 X1	U.S. Government Securities	70,461
3,307,183	FHLMC MULTICLASS MTG K067 X1	U.S. Government Securities	71,553
658,155	FHLMC MULTICLASS MTG K069 X1	U.S. Government Securities	9,543
1,389,968	FHLMC MULTICLASS MTG K070 X1	U.S. Government Securities	19,029
1,791,665	FHLMC MULTICLASS MTG K071 X1	U.S. Government Securities	20,922
2,586,105	FHLMC MULTICLASS MTG K154 X1	U.S. Government Securities	53,426
3,660,585	FHLMC MULTICLASS MTG K089 X1	U.S. Government Securities	101,898
1,821,604	FHLMC MULTICLASS MTG K091 X1	U.S. Government Securities	52,927
1,241,706	FHLMC MULTICLASS MTG 1511 X1	U.S. Government Securities	71,269
3,436,072	FHLMC MULTICLASS MTG K092 X1	U.S. Government Securities	125,833
1,641,816	FHLMC MULTICLASS MTG K093 X1	U.S. Government Securities	78,249
2,277,466	FHLMC MULTICLASS MTG K094 X1	U.S. Government Securities	102,598
1,584,872	FHLMC MULTICLASS MTG K095 X1	U.S. Government Securities	76,812
3,857,479	FHLMC MULTICLASS MTG K096 X1	U.S. Government Securities	224,139
1,728,197	FHLMC MULTICLASS MTG K097 X1	U.S. Government Securities	98,393
3,339,670	FHLMC MULTICLASS MTG K098 X1	U.S. Government Securities	198,901
3,635,509	FHLMC MULTICLASS MTG K099 X1	U.S. Government Securities	170,008
1,399,853	FHLMC MULTICLASS MTG K101 X1	U.S. Government Securities	62,834
3,898,076	FHLMC MULTICLASS MTG K102 X1	U.S. Government Securities	173,346
233,108	FNMA POOL #0AL5548	U.S. Government Securities	236,207
32,898	FNMA POOL #0AL5858	U.S. Government Securities	33,155
34,621	FNMA POOL #0AL5964	U.S. Government Securities	34,883
28,672	FNMA POOL #0AL6111	U.S. Government Securities	28,719
41,825	FNMA POOL #0AL6664	U.S. Government Securities	42,192
177,027	FNMA POOL #0AL9098	U.S. Government Securities	177,771
28,793	FNMA POOL #0AL8133	U.S. Government Securities	29,504
53,474	FNMA POOL #0AL8289	U.S. Government Securities	53,455
48,019	FNMA POOL #0AL8486	U.S. Government Securities	47,977
21,259	FNMA POOL #0BH1189	U.S. Government Securities	21,165
35,400	FNMA POOL #0BH2522	U.S. Government Securities	34,645
25,479	FNMA POOL #0BH5298	U.S. Government Securities	24,964
28,397	FNMA POOL #0BM1695	U.S. Government Securities	28,771
101,509	FNMA POOL #0BM3836	U.S. Government Securities	98,766
18,905	FNMA POOL #0BM5045	U.S. Government Securities	18,418
54,278	FNMA POOL #0BM6102	U.S. Government Securities	53,185

94,107	FNMA POOL #0BM6108	U.S. Government Securities	89,943
23,289	FNMA POOL #0BM6112	U.S. Government Securities	22,769
87,810	FNMA POOL #0BM6115	U.S. Government Securities	83,000
119,141	FNMA POOL #0BM6117	U.S. Government Securities	116,281
13,368,431	FNMA POOL #0BM6908	U.S. Government Securities	12,039,014
70,378	GNMA GTD REMIC P/T 18-H01 FE	U.S. Government Securities	69,031
304,390	GNMA GTD REMIC P/T 18-H03 FD	U.S. Government Securities	294,606
191,326	GNMA GTD REMIC P/T 18-H02 FA	U.S. Government Securities	187,765
216,485	GNMA GTD REMIC P/T 18-H02 GF	U.S. Government Securities	211,122
407,004	GNMA GTD REMIC P/T 18-H02 HF	U.S. Government Securities	397,362
145,014	GNMA GTD REMIC P/T 18-H02 PF	U.S. Government Securities	141,655
187,455	GNMA GTD REMIC P/T 18-H02 FM	U.S. Government Securities	182,353
399,310	GNMA GTD REMIC P/T 17-H13 FQ	U.S. Government Securities	391,754
97,464	GNMA GTD REMIC P/T 17-H16 BF	U.S. Government Securities	95,763
277,169	GNMA GTD REMIC P/T 17-H17 FQ	U.S. Government Securities	272,483
129,681	GNMA GTD REMIC P/T 17-H17 FB	U.S. Government Securities	128,284
192,373	GNMA GTD REMIC P/T 17-H20 FB	U.S. Government Securities	189,358
647,719	GNMA GTD REMIC P/T 17-H20 BF	U.S. Government Securities	637,262
308,978	GNMA GTD REMIC P/T 17-H20 FG	U.S. Government Securities	304,014
136,063	GNMA GTD REMIC P/T 17-H21 FA	U.S. Government Securities	133,974
72,310	GNMA GTD REMIC P/T 17-H22 FK	U.S. Government Securities	71,296
93,623	GNMA GTD REMIC P/T 17-H22 FH	U.S. Government Securities	92,363
539,646	GNMA GTD REMIC P/T 17-H22 FA	U.S. Government Securities	531,451
404,986	GNMA GTD REMIC P/T 17-H02 BF	U.S. Government Securities	400,307
160,111	GNMA GTD REMIC P/T 17-H02 FP	U.S. Government Securities	158,228
137,447	GNMA GTD REMIC P/T 17-H25 CF	U.S. Government Securities	135,223
100,006	GNMA GTD REMIC P/T 17-H10 FA	U.S. Government Securities	98,188
66,722	GNMA GTD REMIC P/T 17-H08 FG	U.S. Government Securities	65,301
169,244	GNMA GTD REMIC P/T 17-H12 FQ	U.S. Government Securities	166,205
86,465	GNMA GTD REMIC P/T 17-H11 FB	U.S. Government Securities	85,116
91,813	GNMA GTD REMIC P/T 17-H14 FA	U.S. Government Securities	90,394
98,409	GNMA GTD REMIC P/T 17-H18 GF	U.S. Government Securities	96,792
212,777	GNMA GTD REMIC P/T 16-H23 F	U.S. Government Securities	210,157
96,429	GNMA GTD REMIC P/T 16-H24 FB	U.S. Government Securities	95,164
125,835	GNMA GTD REMIC P/T 16-H27 BF	U.S. Government Securities	124,620
126,417	GNMA GTD REMIC P/T 16-H02 FB	U.S. Government Securities	124,477
420,461	GNMA GTD REMIC P/T 17-H03 F	U.S. Government Securities	416,082
88,372	GNMA GTD REMIC P/T 16-H09 FH	U.S. Government Securities	87,351
75,987	GNMA GTD REMIC P/T 16-H09 FM	U.S. Government Securities	74,878
72,020	GNMA GTD REMIC P/T 16-H21 CF	U.S. Government Securities	70,903
496,435	GNMA GTD REMIC P/T 20-H06 FA	U.S. Government Securities	474,526
216,609	GNMA GTD REMIC P/T 18-H05 BF	U.S. Government Securities	211,048
207,194	GNMA GTD REMIC P/T 18-H05 FE	U.S. Government Securities	202,063
242,267	GNMA GTD REMIC P/T 18-H06 AF	U.S. Government Securities	236,562
91,364	GNMA GTD REMIC P/T 18-H06 BF	U.S. Government Securities	87,662
154,779	GNMA GTD REMIC P/T 18-H06 EF	U.S. Government Securities	148,930
70,434	GNMA GTD REMIC P/T 18-H06 MF	U.S. Government Securities	68,409
160,089	GNMA GTD REMIC P/T 18-H06 JF	U.S. Government Securities	153,855
156,112	GNMA GTD REMIC P/T 18-H07 FA	U.S. Government Securities	150,851
156,233	GNMA GTD REMIC P/T 19-H15 F	U.S. Government Securities	150,650
147,108	GNMA GTD REMIC P/T 18-H09 FC	U.S. Government Securities	143,000
110,762	GNMA GTD REMIC P/T 18-H11 FA	U.S. Government Securities	108,153
149,317	GNMA GTD REMIC P/T 18-H10 FV	U.S. Government Securities	145,389
75,151	GNMA GTD REMIC P/T 19-H16 FC	U.S. Government Securities	74,140
140,097	GNMA GTD REMIC P/T 18-H15 FK	U.S. Government Securities	137,087
123,603	GNMA GTD REMIC P/T 19-H18 EF	U.S. Government Securities	121,890
264,410	GNMA GTD REMIC P/T 18-H17 DF	U.S. Government Securities	257,592
120,718	GNMA GTD REMIC P/T 18-H19 FG	U.S. Government Securities	117,172
152,090	GNMA GTD REMIC P/T 18-H19 FE	U.S. Government Securities	150,192
130,506	GNMA GTD REMIC P/T 19-H18 LF	U.S. Government Securities	126,296
160,662	GNMA GTD REMIC P/T 19-H18 F	U.S. Government Securities	156,502
3,273,246	GNMA GTD REMIC P/T 18-H20 FB	U.S. Government Securities	3,206,037

97,985	GNMA GTD REMIC P/T 19-H20 AF	U.S. Government Securities	95,036
122,228	GNMA GTD REMIC P/T 19-H04 FE	U.S. Government Securities	120,270
353,614	GNMA GTD REMIC P/T 18-H04 FJ	U.S. Government Securities	345,059
121,453	GNMA GTD REMIC P/T 18-H04 FK	U.S. Government Securities	117,119
480,617	GNMA GTD REMIC P/T 19-H17 FB	U.S. Government Securities	463,046
247,222	GNMA GTD REMIC P/T 19-H17 FA	U.S. Government Securities	243,378
2,527,634	GNMA GTD REMIC P/T 21-H19 FM	U.S. Government Securities	2,470,595
3,110,054	GNMA GTD REMIC P/T 22-H09 FA	U.S. Government Securities	3,020,357
4,135,302	GNMA GTD REMIC P/T 22-H08 FE	U.S. Government Securities	4,038,536
6,890,000	U S TREASURY BILL	U.S. Government Securities	6,888,622
1,260,000	U S TREASURY BILL	U.S. Government Securities	1,246,528
11,670,000	U S TREASURY BILL	U.S. Government Securities	11,656,267
4,325,000	U S TREASURY BILL	U.S. Government Securities	4,322,187
6,335,000	U S TREASURY BILL	U.S. Government Securities	6,326,286
252	FHLMC POOL #G0-1843	U.S. Government Securities	260
—	FHLMC POOL #ZM-7740	U.S. Government Securities	—
60,227	FHLMC POOL #ZM-8305	U.S. Government Securities	60,118
197,514	FHLMC POOL #ZN-2092	U.S. Government Securities	197,930
89,815	FHLMC POOL #ZA-5559	U.S. Government Securities	89,869
—	FHLMC POOL #ZS-4786	U.S. Government Securities	—
162,786	FHLMC POOL #ZT-0714	U.S. Government Securities	162,959
—	FHLMC POOL #ZT-1595	U.S. Government Securities	—
219,220	FHLMC POOL #SD-0136	U.S. Government Securities	193,962
—	FHLMC POOL #SD-0291	U.S. Government Securities	—
—	FHLMC POOL #SD-8028	U.S. Government Securities	—
35,566	FHLMC POOL #Q0-2117	U.S. Government Securities	35,195
64,835	FHLMC POOL #Q1-2458	U.S. Government Securities	59,062
35,386	FHLMC POOL #Q1-4852	U.S. Government Securities	33,123
36,013	FHLMC POOL #Q1-7575	U.S. Government Securities	33,748
22,214	FHLMC POOL #Q1-7396	U.S. Government Securities	20,817
40,150	FHLMC POOL #Q2-0683	U.S. Government Securities	37,549
67,070	FHLMC POOL #Q2-2236	U.S. Government Securities	62,788
4,772	FHLMC POOL #Q2-4035	U.S. Government Securities	4,645
16,180	FHLMC POOL #Q2-5923	U.S. Government Securities	15,842
11,275	FHLMC POOL #Q3-2256	U.S. Government Securities	10,566
31,760	FHLMC POOL #Q3-4582	U.S. Government Securities	30,455
1,093	FHLMC POOL #Q3-9583	U.S. Government Securities	1,069
42,811	FHLMC POOL #Q4-3410	U.S. Government Securities	42,104
56,456	FHLMC POOL #Q4-5220	U.S. Government Securities	54,138
14,602	FHLMC POOL #Q4-8674	U.S. Government Securities	13,996
179,571	FHLMC POOL #WA-3197	U.S. Government Securities	163,402
762,525	FHLMC POOL #WA-3191	U.S. Government Securities	684,126
349,948	FHLMC POOL #WA-3193	U.S. Government Securities	314,078
179,495	FHLMC POOL #WA-3194	U.S. Government Securities	163,579
413,710	FHLMC POOL #WA-3195	U.S. Government Securities	361,980
135,000	FHLMC POOL #WN-0098	U.S. Government Securities	110,627
125,218	FHLMC POOL #Q5-0176	U.S. Government Securities	116,344
187,944	FHLMC POOL #Q5-2337	U.S. Government Securities	174,175
49,154	FHLMC POOL #Q5-3695	U.S. Government Securities	45,594
—	FHLMC POOL #Q5-8588	U.S. Government Securities	—
77,520	FHLMC POOL #G6-1658	U.S. Government Securities	77,724
379,415	FHLMC POOL #QB-5275	U.S. Government Securities	310,222
428,952	FHLMC POOL #QB-6698	U.S. Government Securities	351,159
1,064,075	FHLMC POOL #QB-7306	U.S. Government Securities	869,647
798,590	FHLMC POOL #QB-7396	U.S. Government Securities	651,684
1,802,464	FHLMC POOL #QB-7858	U.S. Government Securities	1,472,613
211,541	FHLMC POOL #QC-0203	U.S. Government Securities	172,759
202,052	FHLMC POOL #QC-0474	U.S. Government Securities	165,010
414,425	FHLMC POOL #QC-0574	U.S. Government Securities	338,376
752,732	FHLMC POOL #QC-0619	U.S. Government Securities	614,727
946,549	FHLMC POOL #QC-8871	U.S. Government Securities	803,634
599,855	FHLMC POOL #QD-0280	U.S. Government Securities	488,872

1,200,628	FHLMC POOL #QD-2377	U.S. Government Securities	1,018,655
1,889,967	FHLMC POOL #QD-2433	U.S. Government Securities	1,540,434
1,519,119	FHLMC POOL #QD-3473	U.S. Government Securities	1,237,931
3,001,081	FHLMC POOL #QD-3619	U.S. Government Securities	2,546,681
3,839,687	FHLMC POOL #QD-5201	U.S. Government Securities	3,257,480
869,796	FHLMC POOL #QD-6204	U.S. Government Securities	765,040
78,124	FHLMC POOL #QD-6253	U.S. Government Securities	68,715
1,415,199	FHLMC POOL #QD-6294	U.S. Government Securities	1,244,774
1,149,913	FHLMC POOL #QD-6118	U.S. Government Securities	1,011,421
298,642	FHLMC POOL #QE-0398	U.S. Government Securities	262,316
454,910	FHLMC POOL #QE-1079	U.S. Government Securities	413,517
285,168	FHLMC POOL #QE-7134	U.S. Government Securities	274,453
736,162	FHLMC POOL #QE-6381	U.S. Government Securities	690,548
940,926	FHLMC POOL #QE-6417	U.S. Government Securities	882,918
5,165,629	FHLMC POOL #QE-7028	U.S. Government Securities	4,972,991
890,857	FHLMC POOL #QE-7915	U.S. Government Securities	857,690
343,376	FHLMC POOL #QE-8515	U.S. Government Securities	330,874
1,948,004	FHLMC POOL #QF-0467	U.S. Government Securities	1,925,952
1,939,201	FHLMC POOL #QU-8096	U.S. Government Securities	1,575,002
71,347	FHLMC POOL #QU-7615	U.S. Government Securities	53,377
118,871	FHLMC POOL #QU-7616	U.S. Government Securities	99,202
153,837	FHLMC POOL #QU-7709	U.S. Government Securities	115,092
397,846	FHLMC POOL #RA-1266	U.S. Government Securities	356,816
7,415,573	FHLMC POOL #RA-3046	U.S. Government Securities	6,081,375
5,988,832	FHLMC POOL #RA-6614	U.S. Government Securities	5,080,681
1,412,148	FHLMC POOL #RE-6093	U.S. Government Securities	1,056,483
1,474,810	FHLMC POOL #RE-6123	U.S. Government Securities	1,158,385
16	FNMA POOL #0250179	U.S. Government Securities	16
278	FNMA POOL #0253355	U.S. Government Securities	287
130	FNMA POOL #0323621	U.S. Government Securities	133
299	FNMA POOL #0545448	U.S. Government Securities	307
414	FNMA POOL #0550002	U.S. Government Securities	414
606	FNMA POOL #0554493	U.S. Government Securities	609
156	FNMA POOL #0575078	U.S. Government Securities	160
191,193	FNMA POOL #0AJ0806	U.S. Government Securities	183,612
85,356	FNMA POOL #0AK0080	U.S. Government Securities	81,971
8,133	FNMA POOL #0AR8595	U.S. Government Securities	7,592
112,536	FNMA POOL #0AS4628	U.S. Government Securities	104,761
4,833	FNMA POOL #0AS4795	U.S. Government Securities	4,499
60,306	FNMA POOL #0AS7378	U.S. Government Securities	53,977
65,528	FNMA POOL #0AS7580	U.S. Government Securities	58,693
11,535	FNMA POOL #0AS8263	U.S. Government Securities	10,337
23,585	FNMA POOL #0AS8276	U.S. Government Securities	21,089
91,620	FNMA POOL #0AS8309	U.S. Government Securities	81,778
24,528	FNMA POOL #0AS9412	U.S. Government Securities	23,483
4,318	FNMA POOL #0AU6205	U.S. Government Securities	4,246
5,602	FNMA POOL #0AV9213	U.S. Government Securities	5,503
4,927	FNMA POOL #0AW4986	U.S. Government Securities	4,803
39,553	FNMA POOL #0AX7617	U.S. Government Securities	37,884
24,358	FNMA POOL #0AX8509	U.S. Government Securities	23,564
30,952	FNMA POOL #0AY0362	U.S. Government Securities	28,916
95,936	FNMA POOL #0AY2633	U.S. Government Securities	89,405
130,869	FNMA POOL #0AY5788	U.S. Government Securities	117,612
8,133	FNMA POOL #0AY8481	U.S. Government Securities	7,938
27,377	FNMA POOL #0AZ0810	U.S. Government Securities	26,840
20,394	FNMA POOL #0AZ5596	U.S. Government Securities	19,987
1,143	FNMA POOL #0725690	U.S. Government Securities	1,182
24,540	FNMA POOL #0AZ7724	U.S. Government Securities	23,944
78,013	FNMA POOL #0BC3473	U.S. Government Securities	71,822
27,607	FNMA POOL #0BC2994	U.S. Government Securities	24,779
70,524	FNMA POOL #0BC5313	U.S. Government Securities	64,937
29,990	FNMA POOL #0BC4918	U.S. Government Securities	29,607

52,236	FNMA POOL #0BC7230	U.S. Government Securities	48,077
12,642	FNMA POOL #0BC9468	U.S. Government Securities	11,339
73,439	FNMA POOL #0BD1410	U.S. Government Securities	67,582
889	FNMA POOL #0BD2217	U.S. Government Securities	869
7,061	FNMA POOL #0BD4416	U.S. Government Securities	6,559
22,215	FNMA POOL #0BD4420	U.S. Government Securities	21,228
53,438	FNMA POOL #0BD5463	U.S. Government Securities	51,075
21,518	FNMA POOL #0BD5503	U.S. Government Securities	19,955
18,213	FNMA POOL #0BD9396	U.S. Government Securities	17,768
28,672	FNMA POOL #0BE0249	U.S. Government Securities	28,172
14,481	FNMA POOL #0BE2507	U.S. Government Securities	14,127
105,931	FNMA POOL #0BE4435	U.S. Government Securities	94,095
34,434	FNMA POOL #0BE4442	U.S. Government Securities	30,725
74,959	FNMA POOL #0BE4446	U.S. Government Securities	69,499
96,912	FNMA POOL #0BE4203	U.S. Government Securities	95,203
46,525	FNMA POOL #0BE4310	U.S. Government Securities	41,496
25,763	FNMA POOL #0BE5275	U.S. Government Securities	23,100
28,969	FNMA POOL #0BE6326	U.S. Government Securities	26,929
104,488	FNMA POOL #0BE7252	U.S. Government Securities	96,954
30,045	FNMA POOL #0BE7913	U.S. Government Securities	27,286
32,776	FNMA POOL #0BE8280	U.S. Government Securities	32,057
79,850	FNMA POOL #0BE9612	U.S. Government Securities	74,118
1,227,481	FNMA POOL #0BF0546	U.S. Government Securities	1,015,377
3,625,315	FNMA POOL #0BF0578	U.S. Government Securities	2,998,863
12,245,866	FNMA POOL #0BF0619	U.S. Government Securities	10,129,729
44,724	FNMA POOL #0BH1251	U.S. Government Securities	42,839
49,702	FNMA POOL #0BH1228	U.S. Government Securities	47,460
15,396	FNMA POOL #0BH2269	U.S. Government Securities	14,724
25,838	FNMA POOL #0BH4224	U.S. Government Securities	24,364
34,215	FNMA POOL #0BH4896	U.S. Government Securities	33,448
95,291	FNMA POOL #0BH6011	U.S. Government Securities	88,341
114,131	FNMA POOL #0BH9884	U.S. Government Securities	105,653
14,393	FNMA POOL #0BJ2239	U.S. Government Securities	12,847
44,566	FNMA POOL #0BJ2403	U.S. Government Securities	41,429
21,439	FNMA POOL #0BJ5653	U.S. Government Securities	20,492
97,587	FNMA POOL #0BJ7195	U.S. Government Securities	95,745
—	FNMA POOL #0BJ9256	U.S. Government Securities	—
84,888	FNMA POOL #0BK1766	U.S. Government Securities	80,046
110,776	FNMA POOL #0BK0916	U.S. Government Securities	110,767
2,556,142	FNMA POOL #0BK2144	U.S. Government Securities	2,168,810
19,296	FNMA POOL #0BK6899	U.S. Government Securities	18,808
—	FNMA POOL #0BK7608	U.S. Government Securities	—
180,376	FNMA POOL #0BK8202	U.S. Government Securities	135,003
180,911	FNMA POOL #0BK8385	U.S. Government Securities	135,403
—	FNMA POOL #0BM2007	U.S. Government Securities	—
62,319	FNMA POOL #0BM3138	U.S. Government Securities	59,440
163,696	FNMA POOL #0BM5804	U.S. Government Securities	163,657
394,737	FNMA POOL #0BN5403	U.S. Government Securities	385,379
11,809	FNMA POOL #0BP1638	U.S. Government Securities	11,149
61,245	FNMA POOL #0BP7820	U.S. Government Securities	55,072
510,083	FNMA POOL #0BP9265	U.S. Government Securities	435,312
583,673	FNMA POOL #0BP9298	U.S. Government Securities	496,551
225,600	FNMA POOL #0BQ0364	U.S. Government Securities	192,157
122,991	FNMA POOL #0BQ0375	U.S. Government Securities	104,708
1,476,426	FNMA POOL #0BQ1280	U.S. Government Securities	1,255,110
7,136,785	FNMA POOL #0BQ1274	U.S. Government Securities	6,081,766
305,815	FNMA POOL #0BQ4040	U.S. Government Securities	242,946
178,724	FNMA POOL #0BQ4041	U.S. Government Securities	149,205
121,687	FNMA POOL #0BQ5644	U.S. Government Securities	101,588
179,844	FNMA POOL #0BQ5771	U.S. Government Securities	146,983
167,198	FNMA POOL #0BQ6140	U.S. Government Securities	131,373
1,185,603	FNMA POOL #0BQ7559	U.S. Government Securities	969,388

652,465	FNMA POOL #0BQ7589	U.S. Government Securities	533,554
1,038,089	FNMA POOL #0BQ7604	U.S. Government Securities	849,019
344,655	FNMA POOL #0BQ7618	U.S. Government Securities	281,842
2,141,219	FNMA POOL #0BQ9291	U.S. Government Securities	1,751,237
2,065,565	FNMA POOL #0BR0772	U.S. Government Securities	1,687,569
1,169,104	FNMA POOL #0BR0691	U.S. Government Securities	955,624
2,474,994	FNMA POOL #0BR3283	U.S. Government Securities	2,022,082
472,488	FNMA POOL #0BR6544	U.S. Government Securities	385,546
439,596	FNMA POOL #0BR7743	U.S. Government Securities	358,704
390,969	FNMA POOL #0BR7719	U.S. Government Securities	319,225
578,393	FNMA POOL #0BS6197	U.S. Government Securities	535,638
35,000	FNMA POOL #0BS6679	U.S. Government Securities	33,437
120,322	FNMA POOL #0BT8676	U.S. Government Securities	102,148
1,110,984	FNMA POOL #0BT9828	U.S. Government Securities	943,143
3,119,729	FNMA POOL #0BU0968	U.S. Government Securities	2,542,779
1,011,994	FNMA POOL #0BU2591	U.S. Government Securities	824,929
2,347,196	FNMA POOL #0BU7817	U.S. Government Securities	1,912,916
487,789	FNMA POOL #0BU8818	U.S. Government Securities	443,601
512,906	FNMA POOL #0BU9711	U.S. Government Securities	450,666
251,293	FNMA POOL #0BV2256	U.S. Government Securities	221,027
419,926	FNMA POOL #0BV5392	U.S. Government Securities	381,624
425,768	FNMA POOL #0BV4539	U.S. Government Securities	374,488
534,804	FNMA POOL #0BV8553	U.S. Government Securities	501,908
1,620,364	FNMA POOL #0BW3893	U.S. Government Securities	1,560,018
3,556,318	FNMA POOL #0BW6333	U.S. Government Securities	3,337,559
1,897,432	FNMA POOL #0BW9845	U.S. Government Securities	1,875,952
—	FNMA POOL #0CA2304	U.S. Government Securities	—
74,527	FNMA POOL #0CA4427	U.S. Government Securities	65,949
578,722	FNMA POOL #0CA4613	U.S. Government Securities	522,529
1,252,852	FNMA POOL #0CA4736	U.S. Government Securities	1,108,663
4,540,562	FNMA POOL #0CB0153	U.S. Government Securities	3,703,327
798,942	FNMA POOL #0CB2751	U.S. Government Securities	677,667
5,780,738	FNMA POOL #0CB3609	U.S. Government Securities	5,257,697
73,732	FNMA POOL #0CB3669	U.S. Government Securities	64,709
5,743,622	FNMA POOL #0CB3771	U.S. Government Securities	5,223,901
1,313,239	FNMA POOL #0CB3903	U.S. Government Securities	1,194,277
4,666,863	FNMA POOL #0CB4563	U.S. Government Securities	4,604,177
—	FNMA POOL #0FM2373	U.S. Government Securities	—
463,821	FNMA POOL #0FM3718	U.S. Government Securities	464,026
224,834	FNMA POOL #0FM5679	U.S. Government Securities	228,519
2,630,599	FNMA POOL #0FM5977	U.S. Government Securities	2,032,399
26,647	FNMA POOL #0FM6075	U.S. Government Securities	25,980
1,581,478	FNMA POOL #0FM6558	U.S. Government Securities	1,290,091
287,708	FNMA POOL #0FM8980	U.S. Government Securities	244,144
4,214,725	FNMA POOL #0FM9481	U.S. Government Securities	3,578,240
29,384	FNMA POOL #0FM9765	U.S. Government Securities	25,806
3,147,072	FNMA POOL #0FS2619	U.S. Government Securities	3,106,711
3,384	FNMA POOL #0906734	U.S. Government Securities	3,494
195,486	FNMA POOL #0MA2218	U.S. Government Securities	176,248
23,702	FNMA POOL #0MA2276	U.S. Government Securities	20,436
46,686	FNMA POOL #0MA2490	U.S. Government Securities	45,862
27,742	FNMA POOL #0MA3472	U.S. Government Securities	27,868
—	FNMA POOL #0MA3537	U.S. Government Securities	—
64,906	FNMA POOL #0MA2705	U.S. Government Securities	58,156
148,921	FNMA POOL #0MA2737	U.S. Government Securities	133,341
28,963	FNMA POOL #0MA3351	U.S. Government Securities	25,646
108,878	FNMA POOL #0MA3401	U.S. Government Securities	96,755
—	FNMA POOL #0MA3416	U.S. Government Securities	—
45,982	FNMA POOL #0MA3448	U.S. Government Securities	46,031
—	FNMA POOL #0MA3786	U.S. Government Securities	—
—	FNMA POOL #0MA3849	U.S. Government Securities	—
1,151,134	FNMA POOL #0MA4562	U.S. Government Securities	937,887

1,382,557	FNMA POOL #0MA4591	U.S. Government Securities	1,086,301
4,540,012	FNMA POOL #0MA4602	U.S. Government Securities	4,037,839
423,555	FNMA POOL #0MA4815	U.S. Government Securities	424,260
635	GNMA POOL #0587280	U.S. Government Securities	652
1,046	GNMA POOL #0379674	U.S. Government Securities	1,047
93	GNMA POOL #0413151	U.S. Government Securities	93
173	GNMA POOL #0486844	U.S. Government Securities	178
306	GNMA POOL #0530269	U.S. Government Securities	314
95	GNMA POOL #0563646	U.S. Government Securities	97
722	GNMA POOL #0780958	U.S. Government Securities	742
33	GNMA POOL #0781199	U.S. Government Securities	34
266	GNMA POOL #0675324	U.S. Government Securities	279
4,980	GNMA POOL #0675312	U.S. Government Securities	5,180
47	GNMA GTD REMIC P/T 13-H01 FA	U.S. Government Securities	42
745	GNMA GTD REMIC P/T 13-H03 HA	U.S. Government Securities	672
606	GNMA GTD REMIC P/T 13-H04 BA	U.S. Government Securities	563
5,030	GNMA GTD REMIC P/T 13-H10 PA	U.S. Government Securities	4,660
417,813	GNMA GTD REMIC P/T 15-H10 JA	U.S. Government Securities	402,856
324,000	TENNESSEE VALLEY AUTH BD	U.S. Government Securities	319,276
555,000	TENNESSEE VALLEY AUTH BD	U.S. Government Securities	577,447
458,000	TENNESSEE VALLEY AUTH BD	U.S. Government Securities	428,099
960,000	TENNESSEE VALLEY AUTH BD	U.S. Government Securities	833,146
4,455,000	U S TREASURY BOND	U.S. Government Securities	2,766,625
735,000	U S TREASURY BOND	U.S. Government Securities	552,542
12,680,000	U S TREASURY BOND	U.S. Government Securities	8,677,380
19,465,000	U S TREASURY BOND	U.S. Government Securities	13,898,466
9,435,000	U S TREASURY BOND	U.S. Government Securities	6,561,011
11,665,000	U S TREASURY BOND	U.S. Government Securities	8,906,410
7,370,000	U S TREASURY BOND	U.S. Government Securities	5,905,213
7,290,000	U S TREASURY BOND	U.S. Government Securities	6,391,280
12,450,000	U S TREASURY BOND	U.S. Government Securities	11,127,188
2,415,000	U S TREASURY BOND	U.S. Government Securities	2,418,396
1,124,700	U S TREASURY NOTE	U.S. Government Securities	1,059,107
1,510,700	U S TREASURY NOTE	U.S. Government Securities	1,396,217
660,000	U S TREASURY NOTE	U.S. Government Securities	608,231
47,850,000	U S TREASURY NOTE	U.S. Government Securities	43,573,406
33,890,000	U S TREASURY NOTE	U.S. Government Securities	32,172,995
14,075,000	U S TREASURY NOTE	U.S. Government Securities	14,079,398
18,870,000	U S TREASURY NOTE	U.S. Government Securities	19,256,245
405,000	U S TREASURY NOTE	U.S. Government Securities	402,279
7,505,000	U S TREASURY NOTE	U.S. Government Securities	7,461,612
1,073	GNMA II POOL #0765229	U.S. Government Securities	1,008
81	GNMA II POOL #0766522	U.S. Government Securities	74
244	GNMA II POOL #0766529	U.S. Government Securities	224
66	GNMA II POOL #0766544	U.S. Government Securities	61
48	GNMA II POOL #0766566	U.S. Government Securities	45
166,700	GNMA II POOL #0771824	U.S. Government Securities	163,801
19,355	GNMA II POOL #0771800	U.S. Government Securities	19,214
201,068	GNMA II POOL #0771828	U.S. Government Securities	197,734
86,584	GNMA II POOL #0771829	U.S. Government Securities	85,233
—	GNMA II POOL #0773430	U.S. Government Securities	—
102,404	GNMA II POOL #0798521	U.S. Government Securities	101,005
73,942	GNMA II POOL #0798526	U.S. Government Securities	73,285
155	GNMA II POOL #0AA7508	U.S. Government Securities	151
58,205	GNMA II POOL #0AB6552	U.S. Government Securities	57,245
263	GNMA II POOL #0AC0988	U.S. Government Securities	255
133	GNMA II POOL #0AC9906	U.S. Government Securities	130
773	GNMA II POOL #0AC9910	U.S. Government Securities	770
106,554	GNMA II POOL #0AE0488	U.S. Government Securities	105,104
130,308	GNMA II POOL #0AF7339	U.S. Government Securities	128,765
180,931	GNMA II POOL #0AF7379	U.S. Government Securities	178,898
162,446	GNMA II POOL #0AH1236	U.S. Government Securities	159,578

	163,626	GNMA II POOL #0AH1377	U.S. Government Securities	161,060
	228,653	GNMA II POOL #0AK0201	U.S. Government Securities	225,162
	165,142	GNMA II POOL #0AK8743	U.S. Government Securities	162,657
	151,114	GNMA II POOL #0AL7424	U.S. Government Securities	148,719
	71,224	GNMA II POOL #0AR6523	U.S. Government Securities	69,687
	160,703	GNMA II POOL #0AR6570	U.S. Government Securities	157,570
	145,556	GNMA II POOL #0AR7510	U.S. Government Securities	142,527
	316,160	GNMA II POOL #0AS6008	U.S. Government Securities	308,670
	91,990	GNMA II POOL #0AS5980	U.S. Government Securities	89,957
	77,028	GNMA II POOL #0AS8942	U.S. Government Securities	75,722
	71,581	GNMA II POOL #0AU1288	U.S. Government Securities	70,422
	87,316	GNMA II POOL #0AU1850	U.S. Government Securities	85,671
	100,420	GNMA II POOL #0AU3149	U.S. Government Securities	98,443
	232,274	GNMA II POOL #0AW1858	U.S. Government Securities	227,937
	253,797	GNMA II POOL #0AY2208	U.S. Government Securities	249,361
	309	GNMA II POOL #0751415	U.S. Government Securities	302
	2,500	GNMA II POOL #0756718	U.S. Government Securities	2,336
	407	GNMA GTD REMIC P/T 15-H13 FL	U.S. Government Securities	400
	9,461,983	BNY MELLON CASH RESERVE	U.S. Government Securities	94,620

	15,280,133	EB Temporary Investment Fund *	Common Collective Trust Fund	15,280,133

		Diversified Bond Fund Subtotal		$1,173,993,666

International Equity Fund		American Funds, First Eagle, All Spring and Vanguard	Separately Managed Fund
	7,617,125	AMER FNDS EUROPAC GROW-R6	Mutual Fund	$373,467,660
	4,052,672	VANGUARD INTL GROWTH-ADM	Mutual Fund	366,361,567
	5,381,862	ALLSPRING EMRG MRK EQ-R6	Mutual Fund	126,796,676
	16,445,387	FIRST EAGLE OVERSEAS-R6	Mutual Fund	378,572,748

		International Equity Fund Subtotal		$1,245,198,651

Small Mid Core Fund		Barron Discovery Strategy, DF Dent Mid Cap Growth, Snyder Capital Mgt Small/Mid Cap Value, MFS Mid Cap Value Equity	Separately Managed Fund
	17,790	ACADIA HEALTHCARE CO INC	Common Stock	$1,464,473
	111,321	ACV AUCTIONS INC	Common Stock	913,945
	100,170	ADAPTHEALTH CORP	Common Stock	1,925,267
	38,727	ADVANCED ENERGY INDUSTRIES INC	Common Stock	3,322,002
	48,099	AES CORP/THE	Common Stock	1,383,327
	5,239	AGILENT TECHNOLOGIES INC	Common Stock	784,016
	10,337	ALASKA AIR GROUP INC	Common Stock	443,871
	33,317	ALBERTSONS COS INC	Common Stock	690,995
	134,386	ALKAMI TECHNOLOGY INC	Common Stock	1,960,692
	53,795	ALLEGRO MICROSYSTEMS INC	Common Stock	1,614,926
	12,051	AMDOCS LTD	Common Stock	1,095,436
	28,630	AMEDISYS INC	Common Stock	2,391,750
	14,645	AMERICAN INTERNATIONAL GROUP I	Common Stock	926,150
	45,310	AMERIS BANCORP	Common Stock	2,135,913
	7,763	AMERISOURCEBERGEN CORP	Common Stock	1,286,407
	38,559	AMETEK INC	Common Stock	5,387,463
	60,312	AMPHENOL CORP	Common Stock	4,592,156
	14,442	ANSYS INC	Common Stock	3,489,043
	3,888	APPFOLIO INC	Common Stock	409,717
	5,885	APTIV PLC	Common Stock	548,070
	24,683	ARAMARK	Common Stock	1,020,395
	7,170	ARTHUR J GALLAGHER & CO	Common Stock	1,351,832
	43,735	ARTISAN PARTNERS ASSET MANAGEM	Common Stock	1,298,930
	18,901	ASGN INC	Common Stock	1,540,053
	7,876	ASHLAND INC	Common Stock	846,906
	8,474	ASSURANT INC	Common Stock	1,059,758
	28,309	ASSURED GUARANTY LTD	Common Stock	1,762,518

69,774	ATI INC	Common Stock	2,083,452
7,786	ATLASSIAN CORP	Common Stock	1,001,902
4,417	ATMOS ENERGY CORP	Common Stock	495,013
3,779	AVERY DENNISON CORP	Common Stock	683,999
33,806	AXALTA COATING SYSTEMS LTD	Common Stock	861,039
23,705	AXON ENTERPRISE INC	Common Stock	3,933,371
64,932	AXONICS INC	Common Stock	4,060,198
41,684	AZENTA INC	Common Stock	2,426,842
8,000	AZENTA INC	Common Stock	465,760
77,950	BANK OF NT BUTTERFIELD & SON L	Common Stock	2,323,690
42,760	BANK OZK	Common Stock	1,712,966
38,140	BANNER CORP	Common Stock	2,410,448
115,286	BEAUTY HEALTH CO/THE	Common Stock	1,049,103
45,801	BELLRING BRANDS INC	Common Stock	1,174,336
15,332	BERRY GLOBAL GROUP INC	Common Stock	926,513
191,150	BIGCOMMERCE HOLDINGS INC	Common Stock	1,670,651
35,563	BIO-TECHNE CORP	Common Stock	2,947,461
13,611	BIO-TECHNE CORP	Common Stock	1,128,080
8,186	BLACK KNIGHT INC	Common Stock	505,486
25,229	BLACKLINE INC	Common Stock	1,697,155
73,599	BOYD GAMING CORP	Common Stock	4,013,353
37,991	BRIXMOR PROPERTY GROUP INC	Common Stock	861,256
58,167	BROWN & BROWN INC	Common Stock	3,313,774
59,119	BRP GROUP INC	Common Stock	1,486,252
12,730	BRUNSWICK CORP/DE	Common Stock	917,578
7,345	BUILDERS FIRSTSOURCE INC	Common Stock	476,544
74,974	BWX TECHNOLOGIES INC	Common Stock	4,354,490
2,727	CABLE ONE INC	Common Stock	1,941,242
49,086	CABOT CORP	Common Stock	3,280,908
46,085	CAPRI HOLDINGS LTD	Common Stock	2,641,592
162,810	CAREDX INC	Common Stock	1,857,662
38,097	CARMAX INC	Common Stock	2,319,726
65,192	CATALENT INC	Common Stock	2,934,292
42,650	CATHAY GENERAL BANCORP	Common Stock	1,739,694
6,430	CBOE GLOBAL MARKETS INC	Common Stock	806,772
55,155	CBRE GROUP INC	Common Stock	4,244,729
6,567	CELANESE CORP	Common Stock	671,410
30,086	CENTERPOINT ENERGY INC	Common Stock	902,279
43,676	CERIDIAN HCM HOLDING INC	Common Stock	2,801,815
182,985	CERUS CORP	Common Stock	667,895
64,180	CHAMPIONX CORP	Common Stock	1,860,578
16,619	CHARLES RIVER LABORATORIES INT	Common Stock	3,621,280
21,053	CHART INDUSTRIES INC	Common Stock	2,425,937
3,662	CHECK POINT SOFTWARE TECHNOLOG	Common Stock	461,998
56,637	CHEESECAKE FACTORY INC/THE	Common Stock	1,795,959
68,445	CHEESECAKE FACTORY INC/THE	Common Stock	2,170,391
6,743	CHESAPEAKE ENERGY CORP	Common Stock	636,337
24,824	CHEWY INC	Common Stock	920,474
5,356	CINCINNATI FINANCIAL CORP	Common Stock	548,401
61,056	CLEAN HARBORS INC	Common Stock	6,967,711
153,127	CLEARWATER ANALYTICS HOLDINGS	Common Stock	2,871,131
16,290	CMS ENERGY CORP	Common Stock	1,031,646
14,182	COCA-COLA EUROPACIFIC PARTNERS	Common Stock	784,548
33,365	COHERENT CORP	Common Stock	1,171,112
10,452	COMERICA INC	Common Stock	698,716
95,830	COMSTOCK RESOURCES INC	Common Stock	1,313,829
31,627	COPART INC	Common Stock	1,925,768
24,316	CORNING INC	Common Stock	776,653
89,490	CORPORATE OFFICE PROPERTIES TR	Common Stock	2,321,371
18,892	CORTEVA INC	Common Stock	1,110,472
33,946	COSTAR GROUP INC	Common Stock	2,623,347
191,727	COUCHBASE INC	Common Stock	2,542,300

11,454	CROWDSTRIKE HOLDINGS INC	Common Stock	1,205,992
8,499	CROWN HOLDINGS INC	Common Stock	698,703
6,970	CYBERARK SOFTWARE LTD	Common Stock	903,661
154,492	DEFINITIVE HEALTHCARE CORP	Common Stock	1,697,867
18,423	DELTA AIR LINES INC	Common Stock	605,380
20,421	DENTSPLY SIRONA INC	Common Stock	650,205
305,447	DESPEGAR.COM CORP	Common Stock	1,566,943
18,441	DEVON ENERGY CORP	Common Stock	1,134,306
7,547	DIAMONDBACK ENERGY INC	Common Stock	1,032,279
913,451	DIEBOLD NIXDORF INC	Common Stock	1,297,100
5,284	DISCOVER FINANCIAL SERVICES	Common Stock	516,934
25,846	DOLBY LABORATORIES INC	Common Stock	1,823,177
6,422	DOLLAR TREE INC	Common Stock	908,328
37,387	DUN & BRADSTREET HOLDINGS INC	Common Stock	458,365
16,678	DUPONT DE NEMOURS INC	Common Stock	1,144,611
38,818	DYNATRACE INC	Common Stock	1,486,729
8,888	EAST WEST BANCORP INC	Common Stock	585,719
13,676	EASTMAN CHEMICAL CO	Common Stock	1,113,773
9,436	EATON CORP PLC	Common Stock	1,480,980
25,794	ECOLAB INC	Common Stock	3,754,575
10,515	EDISON INTERNATIONAL	Common Stock	668,964
18,824	EDWARDS LIFESCIENCES CORP	Common Stock	1,404,459
5,366	ELECTRONIC ARTS INC	Common Stock	655,618
23,125	ENDAVA PLC	Common Stock	1,769,063
30,064	ENDAVA PLC	Common Stock	2,299,896
24,670	ENERSYS	Common Stock	1,821,633
11,866	ENPRO INDUSTRIES INC	Common Stock	1,289,716
61,190	ENTEGRIS INC	Common Stock	4,013,452
71,145	ENVISTA HOLDINGS CORP	Common Stock	2,395,452
42,026	EQUITABLE HOLDINGS INC	Common Stock	1,206,146
28,410	ESSENT GROUP LTD	Common Stock	1,104,581
2,607	ESSEX PROPERTY TRUST INC	Common Stock	552,475
13,500	ESTABLISHMENT LABS HOLDINGS IN	Common Stock	886,275
5,624	EVERCORE INC	Common Stock	613,466
3,969	EVEREST RE GROUP LTD	Common Stock	1,314,811
10,498	EVERSOURCE ENERGY	Common Stock	880,152
59,287	FASTENAL CO	Common Stock	2,805,461
36,545	FIRST AMERICAN FINANCIAL CORP	Common Stock	1,912,765
50,300	FIRST BUSEY CORP	Common Stock	1,243,416
75,330	FIRST HAWAIIAN INC	Common Stock	1,961,593
37,729	FLEX LTD	Common Stock	809,664
21,884	FLOOR & DECOR HOLDINGS INC	Common Stock	1,523,783
41,864	FLOOR & DECOR HOLDINGS INC	Common Stock	2,914,990
45,833	FMC CORP	Common Stock	5,719,958
25,984	FORGEROCK INC	Common Stock	591,656
9,020	FORTUNE BRANDS INNOVATIONS INC	Common Stock	515,132
20,187	GFL ENVIRONMENTAL INC	Common Stock	590,066
42,010	GITLAB INC	Common Stock	1,908,934
46,785	GLACIER BANCORP INC	Common Stock	2,312,115
7,353	GLOBAL PAYMENTS INC	Common Stock	730,300
33,715	GOOSEHEAD INSURANCE INC	Common Stock	1,157,773
26,763	GRACO INC	Common Stock	1,800,079
48,112	GRAPHIC PACKAGING HOLDING CO	Common Stock	1,070,492
38,706	GUIDEWIRE SOFTWARE INC	Common Stock	2,421,447
24,470	GUIDEWIRE SOFTWARE INC	Common Stock	1,530,843
19,978	HALLIBURTON CO	Common Stock	786,134
107,444	HALOZYME THERAPEUTICS INC	Common Stock	6,113,564
38,140	HANCOCK WHITNEY CORP	Common Stock	1,845,595
10,950	HANGER INC	Common Stock	205,313
3,625	HANOVER INSURANCE GROUP INC/TH	Common Stock	489,846
23,227	HARTFORD FINANCIAL SERVICES GR	Common Stock	1,761,303
144,370	HEALTHCARE REALTY TRUST INC	Common Stock	2,782,010

31,586	HEICO CORP	Common Stock	3,785,582
20,222	HEICO CORP	Common Stock	2,423,607
11,904	HELEN OF TROY LTD	Common Stock	1,320,273
25,709	HENKEL AG & CO KGAA	Common Stock	446,051
53,851	HENRY SCHEIN INC	Common Stock	4,301,079
10,753	HESS CORP	Common Stock	1,524,990
23,974	HEXCEL CORP	Common Stock	1,410,870
8,118	HOLOGIC INC	Common Stock	607,308
41,341	HOST HOTELS & RESORTS INC	Common Stock	663,523
27,597	HOWMET AEROSPACE INC	Common Stock	1,087,598
257,632	HUNTINGTON BANCSHARES INC/OH	Common Stock	3,632,611
6,223	HYATT HOTELS CORP	Common Stock	562,870
24,875	IAA INC	Common Stock	995,000
40,584	ICHOR HOLDINGS LTD	Common Stock	1,088,463
3,735	ICON PLC	Common Stock	725,524
28,075	IDACORP INC	Common Stock	3,027,889
10,101	IDEX CORP	Common Stock	2,306,361
15,812	ILLUMINA INC	Common Stock	3,197,186
9,864	INARI MEDICAL INC	Common Stock	626,956
240,761	INDIE SEMICONDUCTOR INC	Common Stock	1,403,637
16,051	INGERSOLL RAND INC	Common Stock	838,665
37,777	INGREDION INC	Common Stock	3,699,502
11,523	INGREDION INC	Common Stock	1,128,447
73,659	INOGEN INC	Common Stock	1,451,819
47,790	INTEGRA LIFESCIENCES HOLDINGS	Common Stock	2,679,585
8,187	INTERNATIONAL FLAVORS & FRAGRA	Common Stock	858,325
38,844	INTERNATIONAL GAME TECHNOLOGY	Common Stock	880,982
11,864	INTUITIVE SURGICAL INC	Common Stock	3,148,112
27,207	INVESCO LTD	Common Stock	489,454
8,918	ITT INC	Common Stock	723,250
5,722	J M SMUCKER CO/THE	Common Stock	906,708
25,167	JOHNSON CONTROLS INTERNATIONAL	Common Stock	1,610,688
3,820	JONES LANG LASALLE INC	Common Stock	608,793
30,908	KBR INC	Common Stock	1,631,942
10,746	KELLOGG CO	Common Stock	765,545
16,174	KEYSIGHT TECHNOLOGIES INC	Common Stock	2,766,886
19,552	KINSALE CAPITAL GROUP INC	Common Stock	5,113,239
34,695	KIRBY CORP	Common Stock	2,232,623
12,771	KNIGHT-SWIFT TRANSPORTATION HO	Common Stock	669,328
8,489	KORNIT DIGITAL LTD	Common Stock	194,992
200,386	KRATOS DEFENSE & SECURITY SOLU	Common Stock	2,067,984
4,141	L3HARRIS TECHNOLOGIES INC	Common Stock	862,198
3,613	LABORATORY CORP OF AMERICA HOL	Common Stock	850,789
5,105	LEAR CORP	Common Stock	633,122
11,866	LEIDOS HOLDINGS INC	Common Stock	1,248,185
7,849	LIBERTY BROADBAND CORP	Common Stock	598,643
120,990	LIBERTY ENERGY INC	Common Stock	1,937,050
218,850	LIBERTY LATIN AMERICA LTD	Common Stock	1,647,941
68,859	LIBERTY MEDIA CORP-LIBERTY FOR	Common Stock	3,679,136
10,346	LIFE STORAGE INC	Common Stock	1,019,081
9,780	LINCOLN ELECTRIC HOLDINGS INC	Common Stock	1,413,112
75,676	LKQ CORP	Common Stock	4,041,855
29,585	LKQ CORP	Common Stock	1,580,135
6,009	M&T BANK CORP	Common Stock	871,666
42,000	MARAVAI LIFESCIENCES HOLDINGS	Common Stock	601,020
13,680	MARAVAI LIFESCIENCES HOLDINGS	Common Stock	195,761
2,172	MARKEL CORP	Common Stock	2,861,588
1,124	MARKEL CORP	Common Stock	1,480,859
139,889	MARKFORGED HOLDING CORP	Common Stock	162,271
19,856	MARVELL TECHNOLOGY INC	Common Stock	735,466
16,775	MASCO CORP	Common Stock	782,889
37,599	MATTEL INC	Common Stock	670,766

70,407	MERCURY SYSTEMS INC	Common Stock	3,150,009
6,292	MID-AMERICA APARTMENT COMMUNIT	Common Stock	987,781
3,194	MID-AMERICA APARTMENT COMMUNIT	Common Stock	501,426
51,895	MONTROSE ENVIRONMENTAL GROUP I	Common Stock	2,303,619
9,562	MOODY'S CORP	Common Stock	2,664,164
3,756	MOTOROLA SOLUTIONS INC	Common Stock	967,959
268,671	NAVITAS SEMICONDUCTOR CORP	Common Stock	943,035
31,098	NEW RELIC INC	Common Stock	1,755,482
44,198	NEWELL BRANDS INC	Common Stock	578,110
69,561	NNN REIT INC	Common Stock	3,183,111
8,652	NORTHERN TRUST CORP	Common Stock	765,615
16,563	NOVA LTD	Common Stock	1,352,866
4,914	NOVANTA INC	Common Stock	667,665
6,199	NXP SEMICONDUCTORS NV	Common Stock	979,628
9,774	OLD DOMINION FREIGHT LINE INC	Common Stock	2,773,666
14,280	ON SEMICONDUCTOR CORP	Common Stock	890,644
193,188	OPENLANE INC	Common Stock	2,521,103
117,850	OPENLANE INC	Common Stock	1,537,943
19,795	ORGANON & CO	Common Stock	552,874
10,420	PACCAR INC	Common Stock	1,031,267
73,886	PAR TECHNOLOGY CORP	Common Stock	1,926,208
25,980	PDC ENERGY INC	Common Stock	1,649,210
10,914	PERFORMANCE FOOD GROUP CO	Common Stock	637,268
108,754	PETCO HEALTH & WELLNESS CO INC	Common Stock	1,030,988
113,651	PG&E CORP	Common Stock	1,847,965
179,740	PHYSICIANS REALTY TRUST	Common Stock	2,600,838
12,434	PINNACLE WEST CAPITAL CORP	Common Stock	945,481
5,724	PIONEER NATURAL RESOURCES CO	Common Stock	1,307,304
55,840	PLAINS GP HOLDINGS LP	Common Stock	694,650
32,150	POPULAR INC	Common Stock	2,132,188
45,550	PORTLAND GENERAL ELECTRIC CO	Common Stock	2,231,950
14,150	POST HOLDINGS INC	Common Stock	1,277,179
39,949	PROGYNY INC	Common Stock	1,244,411
31,615	PROS HOLDINGS INC	Common Stock	766,980
30,307	PROSPERITY BANCSHARES INC	Common Stock	2,202,713
9,607	PROSPERITY BANCSHARES INC	Common Stock	698,237
18,609	PUBLIC SERVICE ENTERPRISE GROU	Common Stock	1,140,173
9,222	PVH CORP	Common Stock	650,981
17,500	QUALYS INC	Common Stock	1,964,025
5,162	QUANTA SERVICES INC	Common Stock	735,585
12,720	RAYMOND JAMES FINANCIAL INC	Common Stock	1,359,132
7,186	RBC BEARINGS INC	Common Stock	1,504,389
20,650	RED ROCK RESORTS INC	Common Stock	826,207
8,412	REGAL REXNORD CORP	Common Stock	1,009,272
5,176	REPUBLIC SERVICES INC	Common Stock	667,652
58,090	RESIDEO TECHNOLOGIES INC	Common Stock	955,581
95,785	RESOURCES CONNECTION INC	Common Stock	1,760,528
120,860	RETAIL OPPORTUNITY INVESTMENTS	Common Stock	1,816,526
100,676	REVANCE THERAPEUTICS INC	Common Stock	1,858,479
6,484	REVVITY INC	Common Stock	909,186
67,018	REXFORD INDUSTRIAL REALTY INC	Common Stock	3,661,864
2,402	RH	Common Stock	641,790
6,926	ROSS STORES INC	Common Stock	803,901
11,383	RXO INC	Common Stock	195,788
215,815	SAMSONITE INTERNATIONAL SA	Common Stock	2,825,018
6,526	SBA COMMUNICATIONS CORP	Common Stock	1,829,303
8,014	SEAGATE TECHNOLOGY HOLDINGS PL	Common Stock	421,617
5,463	SEER INC	Common Stock	31,685
6,606	SEMPRA ENERGY	Common Stock	1,020,891
17,602	SENSATA TECHNOLOGIES HOLDING P	Common Stock	710,769
4,145	SIGNATURE BANK/NEW YORK NY	Common Stock	477,587
58,073	SILK ROAD MEDICAL INC	Common Stock	3,069,158

12,974	SITEONE LANDSCAPE SUPPLY INC	Common Stock	1,522,110
26,521	SITEONE LANDSCAPE SUPPLY INC	Common Stock	3,111,444
113,190	SIX FLAGS ENTERTAINMENT CORP	Common Stock	2,631,668
21,729	SKECHERS USA INC	Common Stock	911,532
61,151	SLM CORP	Common Stock	1,015,107
77,060	SLM CORP	Common Stock	1,279,196
498,368	SMARTRENT INC	Common Stock	1,211,034
59,504	SMARTSHEET INC	Common Stock	2,342,077
13,853	SPIRIT REALTY CAPITAL INC	Common Stock	553,150
20,557	SPROUT SOCIAL INC	Common Stock	1,160,648
48,810	SS&C TECHNOLOGIES HOLDINGS INC	Common Stock	2,541,049
15,328	STAG INDUSTRIAL INC	Common Stock	495,248
7,955	STANLEY BLACK & DECKER INC	Common Stock	597,580
8,730	STATE STREET CORP	Common Stock	677,186
58,090	STERICYCLE INC	Common Stock	2,898,110
13,531	STERIS PLC	Common Stock	2,499,040
6,342	SUN COMMUNITIES INC	Common Stock	906,906
3,350	SVB FINANCIAL GROUP	Common Stock	770,969
6,545	SYNEOS HEALTH INC	Common Stock	240,071
54,305	SYNEOS HEALTH INC	Common Stock	1,991,907
17,686	SYNOPSYS INC	Common Stock	5,646,963
12,817	TARGA RESOURCES CORP	Common Stock	942,050
6,770	TE CONNECTIVITY LTD	Common Stock	777,196
11,396	TELEFLEX INC	Common Stock	2,844,783
1,553	TELEFLEX INC	Common Stock	387,675
31,695	TEREX CORP	Common Stock	1,354,010
21,478	TEXAS ROADHOUSE INC	Common Stock	1,953,424
23,623	TOLL BROTHERS INC	Common Stock	1,179,260
16,263	TPG INC	Common Stock	452,599
6,120	TRANSDIGM GROUP INC	Common Stock	3,853,458
77,845	TREEHOUSE FOODS INC	Common Stock	3,843,986
22,015	TREX CO INC	Common Stock	931,895
3,606	TYLER TECHNOLOGIES INC	Common Stock	1,162,610
107,975	UGI CORP	Common Stock	4,002,633
47,285	UMPQUA HOLDINGS CORP	Common Stock	844,037
7,195	UNIVERSAL HEALTH SERVICES INC	Common Stock	1,013,704
17,288	URBAN OUTFITTERS INC	Common Stock	412,319
94,400	US FOODS HOLDING CORP	Common Stock	3,211,488
79,902	UTZ BRANDS INC	Common Stock	1,267,246
7,406	VALERO ENERGY CORP	Common Stock	939,525
51,325	VALVOLINE INC	Common Stock	1,675,761
55,988	VARONIS SYSTEMS INC	Common Stock	1,340,353
103,260	VARONIS SYSTEMS INC	Common Stock	2,472,044
19,722	VEEVA SYSTEMS INC	Common Stock	3,182,736
167,065	VELO3D INC	Common Stock	299,046
54,617	VERACYTE INC	Common Stock	1,296,061
9,180	VERINT SYSTEMS INC	Common Stock	333,050
9,306	VERISK ANALYTICS INC	Common Stock	1,641,765
40,841	VICI PROPERTIES INC	Common Stock	1,323,248
340,929	VIEWRAY INC	Common Stock	1,527,362
77,210	VIPER ENERGY PARTNERS LP	Common Stock	2,454,506
14,700	VOYA FINANCIAL INC	Common Stock	903,903
16,372	VULCAN MATERIALS CO	Common Stock	2,866,901
4,466	VULCAN MATERIALS CO	Common Stock	782,041
25,862	WASTE CONNECTIONS INC	Common Stock	3,428,267
47,989	WASTE CONNECTIONS INC	Common Stock	6,361,422
20,118	WAYFAIR INC	Common Stock	661,681
66,390	WEBSTER FINANCIAL CORP	Common Stock	3,142,903
45,028	WENDY'S CO/THE	Common Stock	1,018,984
49,332	WESTERN ALLIANCE BANCORP	Common Stock	2,938,214
12,419	WESTINGHOUSE AIR BRAKE TECHNOL	Common Stock	1,239,540
26,624	WESTROCK CO	Common Stock	936,100

	5,122	WILLIS TOWERS WATSON PLC	Common Stock	1,252,739
	53,485	WILLSCOT MOBILE MINI HOLDINGS	Common Stock	2,415,917
	31,885	WNS HOLDINGS LTD	Common Stock	2,550,481
	17,532	WOODWARD INC	Common Stock	1,693,767
	16,976	WORKIVA INC	Common Stock	1,425,475
	10,585	WP CAREY INC	Common Stock	827,218
	14,811	XPO INC	Common Stock	493,058
	3,139	ZEBRA TECHNOLOGIES CORP	Common Stock	804,871
	7,631	ZIMMER BIOMET HOLDINGS INC	Common Stock	972,953
	18,684	ZIONS BANCORP NA	Common Stock	918,505
	59,780	ZURN ELKAY WATER SOLUTIONS COR	Common Stock	1,264,347

	1,569,342	EB Temporary Investment Fund *	Common Collective Trust Fund	1,569,342
	1,242,580	EB Temporary Investment Fund *	Common Collective Trust Fund	1,242,580
	7,820,488	EB Temporary Investment Fund *	Common Collective Trust Fund	7,820,488
	8,160,190	EB Temporary Investment Fund *	Common Collective Trust Fund	8,160,190
	1,259,097	EB Temporary Investment Fund *	Common Collective Trust Fund	1,259,097

		Small Mid Core Fund Subtotal		$582,962,929

Large Cap Core Fund		Columbia Threadneedle, T. Rowe Price, Barrow Hanley, Wellington and MFS Growth Equity	Separately Managed Fund
	78,553	ABBOTT LABORATORIES	Common Stock	$8,624,334
	69,186	ABBOTT LABORATORIES	Common Stock	7,595,931
	4,804	ACCENTURE PLC	Common Stock	1,281,899
	28,952	ADOBE INC	Common Stock	9,743,217
	41,167	ADVANCE AUTO PARTS INC	Common Stock	6,052,784
	88,091	ADVANCED MICRO DEVICES INC	Common Stock	5,705,654
	76,779	ADVANCED MICRO DEVICES INC	Common Stock	4,972,976
	124,611	ADYEN NV	Common Stock	1,719,632
	105,443	AECOM	Common Stock	8,955,274
	84,258	AERCAP HOLDINGS NV	Common Stock	4,913,927
	791,819	AES CORP/THE	Common Stock	22,772,714
	43,710	AFFIRM HOLDINGS INC	Common Stock	422,676
	11,331	AGILENT TECHNOLOGIES INC	Common Stock	1,695,684
	32,204	AIR PRODUCTS AND CHEMICALS INC	Common Stock	9,927,205
	20,593	AIR PRODUCTS AND CHEMICALS INC	Common Stock	6,347,998
	43,043	AIRBNB INC	Common Stock	3,680,177
	3,212	ALIGN TECHNOLOGY INC	Common Stock	677,411
	55,286	ALLSTATE CORP/THE	Common Stock	7,496,782
	484,216	ALPHABET INC	Common Stock	42,964,486
	70,353	ALPHABET INC	Common Stock	6,207,245
	79,468	ALPHABET INC	Common Stock	7,051,196
	253,464	ALPHABET INC	Common Stock	22,363,129
	75,609	ALPHABET INC	Common Stock	6,708,787
	250,834	ALPHABET INC	Common Stock	22,131,084
	513,537	AMAZON.COM INC	Common Stock	43,137,108
	270,214	AMAZON.COM INC	Common Stock	22,697,976
	229,503	AMAZON.COM INC	Common Stock	19,278,252
	58,780	AMERICAN ELECTRIC POWER CO INC	Common Stock	5,581,161
	29,546	AMERICAN EXPRESS CO	Common Stock	4,365,422
	7,308	AMERICAN EXPRESS CO	Common Stock	1,079,757
	70,919	AMERICAN EXPRESS CO	Common Stock	10,478,282
	135,356	AMERICAN INTERNATIONAL GROUP I	Common Stock	8,559,913
	406,265	AMERICAN INTERNATIONAL GROUP I	Common Stock	25,692,199
	25,603	AMERICAN TOWER CORP	Common Stock	5,424,252
	40,819	AMETEK INC	Common Stock	5,703,231
	60,767	AMETEK INC	Common Stock	8,490,365
	20,406	AMPHENOL CORP	Common Stock	1,553,713
	24,786	AON PLC	Common Stock	7,439,270
	479,794	APPLE INC	Common Stock	62,339,634
	168,921	APPLE INC	Common Stock	21,947,906

212,539	APPLE INC	Common Stock	27,615,192
233,480	APPLIED MATERIALS INC	Common Stock	22,736,282
13,846	APPLIED MATERIALS INC	Common Stock	1,348,323
51,997	APTIV PLC	Common Stock	4,842,481
218,413	ARAMARK	Common Stock	9,029,193
11,763	ARTHUR J GALLAGHER & CO	Common Stock	2,217,796
16,812	ASML HOLDING NV	Common Stock	9,186,077
8,414	ASML HOLDING NV	Common Stock	4,597,410
39,752	ASTRAZENECA PLC	Common Stock	2,695,186
20,350	ATLASSIAN CORP	Common Stock	2,618,638
5,758	AUTODESK INC	Common Stock	1,075,997
27,488	AVALONBAY COMMUNITIES INC	Common Stock	4,439,862
285,302	AXALTA COATING SYSTEMS LTD	Common Stock	7,266,642
96,770	AXIS CAPITAL HOLDINGS LTD	Common Stock	5,242,031
722,689	BANK OF AMERICA CORP	Common Stock	23,935,460
319,949	BANK OF AMERICA CORP	Common Stock	10,596,711
1,177,826	BARRICK GOLD CORP	Common Stock	20,235,051
227,039	BAXTER INTERNATIONAL INC	Common Stock	11,572,178
14,649	BECTON DICKINSON & CO	Common Stock	3,725,241
30,022	BECTON DICKINSON & CO	Common Stock	7,634,595
25,844	BERKSHIRE HATHAWAY INC	Common Stock	7,983,212
24,116	BILL HOLDINGS INC	Common Stock	2,627,679
18,441	BLACK KNIGHT INC	Common Stock	1,138,732
38,021	BLOCK INC	Common Stock	2,389,240
19,188	BLOCK INC	Common Stock	1,205,774
185	BNY MELLON CASH RESERVE	Common Stock	2
2,458	BOOKING HOLDINGS INC	Common Stock	4,953,558
2,555	BOOKING HOLDINGS INC	Common Stock	5,149,040
190,507	BOSTON SCIENTIFIC CORP	Common Stock	8,814,759
337,181	BRISTOL-MYERS SQUIBB CO	Common Stock	24,260,173
15,316	BROADCOM INC	Common Stock	8,563,635
136,955	BWX TECHNOLOGIES INC	Common Stock	7,954,346
27,143	CACI INTERNATIONAL INC	Common Stock	8,158,914
21,440	CADENCE DESIGN SYSTEMS INC	Common Stock	3,444,122
54,085	CANADIAN PACIFIC RAILWAY LTD	Common Stock	4,034,200
60,842	CATERPILLAR INC	Common Stock	14,575,310
39,202	CDW CORP/DE	Common Stock	7,000,693
282,409	CENTENE CORP	Common Stock	23,160,362
245,468	CENTERPOINT ENERGY INC	Common Stock	7,361,585
73,816	CHARLES SCHWAB CORP/THE	Common Stock	6,145,920
77,184	CHARLES SCHWAB CORP/THE	Common Stock	6,426,340
89,588	CHARLES SCHWAB CORP/THE	Common Stock	7,459,097
74,714	CHEVRON CORP	Common Stock	13,410,416
4,474	CHIPOTLE MEXICAN GRILL INC	Common Stock	6,207,630
1,715	CHIPOTLE MEXICAN GRILL INC	Common Stock	2,379,545
34,602	CHUBB LTD	Common Stock	7,633,201
36,780	CHUBB LTD	Common Stock	8,113,668
39,884	CHUBB LTD	Common Stock	8,798,410
113,228	CIGNA GROUP/THE	Common Stock	37,516,966
3,155	CINTAS CORP	Common Stock	1,424,861
541,799	CISCO SYSTEMS INC	Common Stock	25,811,304
314,271	CITIGROUP INC	Common Stock	14,214,477
19,074	CME GROUP INC	Common Stock	3,207,484
57,540	COGNIZANT TECHNOLOGY SOLUTIONS	Common Stock	3,290,713
63,999	COLGATE-PALMOLIVE CO	Common Stock	5,042,481
108,200	COLGATE-PALMOLIVE CO	Common Stock	8,525,078
146,151	COMCAST CORP	Common Stock	5,110,900
44,735	CONFLUENT INC	Common Stock	994,906
46,050	CONOCOPHILLIPS	Common Stock	5,433,900
37,921	CONSTELLATION BRANDS INC	Common Stock	8,788,192
1	CONSTELLATION ENERGY CORP	Common Stock	86
745,395	CORNING INC	Common Stock	23,807,916

139,261	CORNING INC	Common Stock	4,447,996
285,276	CORPORATE OFFICE PROPERTIES TR	Common Stock	7,400,059
64,793	CORTEVA INC	Common Stock	3,808,533
68,565	COSTAR GROUP INC	Common Stock	5,298,703
10,184	CROWDSTRIKE HOLDINGS INC	Common Stock	1,072,273
548,914	CSX CORP	Common Stock	17,005,356
75,320	CVS HEALTH CORP	Common Stock	7,019,071
40,367	DANAHER CORP	Common Stock	10,714,209
37,656	DANAHER CORP	Common Stock	9,994,656
31,539	DANAHER CORP	Common Stock	8,371,081
16,122	DATADOG INC	Common Stock	1,184,967
23,885	DEERE & CO	Common Stock	10,240,933
23,705	DEERE & CO	Common Stock	10,163,756
31,445	DOLLAR GENERAL CORP	Common Stock	7,743,331
37,921	DOLLAR GENERAL CORP	Common Stock	9,338,046
15,819	DOLLAR TREE INC	Common Stock	2,237,439
2,892	DOORDASH INC	Common Stock	141,187
24,051	DOORDASH INC	Common Stock	1,174,170
81,141	DUKE ENERGY CORP	Common Stock	8,356,712
76,618	DUPONT DE NEMOURS INC	Common Stock	5,258,293
11,622	EATON CORP PLC	Common Stock	1,824,073
64,321	ELECTRONIC ARTS INC	Common Stock	7,858,740
34,819	ELECTRONIC ARTS INC	Common Stock	4,254,185
352,646	ELEMENT SOLUTIONS INC	Common Stock	6,414,631
8,479	ELEVANCE HEALTH INC	Common Stock	4,349,473
21,644	ELEVANCE HEALTH INC	Common Stock	11,102,723
43,463	ELI LILLY & CO	Common Stock	15,900,504
35,940	ELI LILLY & CO	Common Stock	13,148,290
3,566	ENPHASE ENERGY INC	Common Stock	944,847
64,620	ENTERGY CORP	Common Stock	7,269,750
142,036	ENVISTA HOLDINGS CORP	Common Stock	4,782,352
21,421	EOG RESOURCES INC	Common Stock	2,774,448
77,928	EOG RESOURCES INC	Common Stock	10,093,235
14,245	EQUIFAX INC	Common Stock	2,768,658
25,405	ESTEE LAUDER COS INC/THE	Common Stock	6,303,235
62,489	EVERSOURCE ENERGY	Common Stock	5,239,078
158,504	EXELON CORP	Common Stock	6,852,128
33,213	F5 INC	Common Stock	4,766,398
110,455	FIDELITY NATIONAL INFORMATION	Common Stock	7,494,372
757,608	FIRSTENERGY CORP	Common Stock	31,774,080
262,942	FMC CORP	Common Stock	32,815,162
421,120	FORD MOTOR CO	Common Stock	4,897,626
16,071	FORTINET INC	Common Stock	785,711
86,084	FORTUNE BRANDS INNOVATIONS INC	Common Stock	4,916,257
839,834	FREEPORT-MCMORAN INC	Common Stock	31,913,692
10,582	GARTNER INC	Common Stock	3,557,033
34,793	GENERAL ELECTRIC CO	Common Stock	2,915,305
39,580	GLOBAL PAYMENTS INC	Common Stock	3,931,086
76,025	GODADDY INC	Common Stock	5,688,191
23,915	GOLDMAN SACHS GROUP INC/THE	Common Stock	8,211,933
219,498	HALLIBURTON CO	Common Stock	8,637,246
86,642	HESS CORP	Common Stock	12,287,568
23,069	HESS CORP	Common Stock	3,271,646
38,280	HILTON WORLDWIDE HOLDINGS INC	Common Stock	4,837,061
82,783	HOLOGIC INC	Common Stock	6,192,996
81,542	HOLOGIC INC	Common Stock	6,100,157
54,565	HOWARD HUGHES CORP/THE	Common Stock	4,169,857
14,181	HUMANA INC	Common Stock	7,263,366
17,253	HUMANA INC	Common Stock	8,836,814
39,459	HUMANA INC	Common Stock	20,210,505
18,160	ICON PLC	Common Stock	3,527,580
33,937	ILLINOIS TOOL WORKS INC	Common Stock	7,476,321

63,044	INTERNATIONAL FLAVORS & FRAGRA	Common Stock	6,609,533
28,645	INTUIT INC	Common Stock	11,149,207
25,387	INTUIT INC	Common Stock	9,881,128
44,178	INTUITIVE SURGICAL INC	Common Stock	11,722,632
47,679	JB HUNT TRANSPORT SERVICES INC	Common Stock	8,313,310
196,010	JEFFERIES FINANCIAL GROUP INC	Common Stock	6,719,223
82,164	JOHNSON CONTROLS INTERNATIONAL	Common Stock	5,258,496
146,931	JOHNSON CONTROLS INTERNATIONAL	Common Stock	9,403,584
182,364	JPMORGAN CHASE & CO	Common Stock	24,455,012
111,077	JPMORGAN CHASE & CO	Common Stock	14,895,426
14,404	KLA CORP	Common Stock	5,430,740
2,580	LAM RESEARCH CORP	Common Stock	1,084,374
8,004	LAM RESEARCH CORP	Common Stock	3,364,081
215,520	LAS VEGAS SANDS CORP	Common Stock	10,360,046
51,357	LEIDOS HOLDINGS INC	Common Stock	5,402,243
12,782	LINDE PLC	Common Stock	4,169,233
6,203	LINDE PLC	Common Stock	2,023,295
4,963	LITHIA MOTORS INC	Common Stock	1,016,125
79,235	LIVANOVA PLC	Common Stock	4,400,712
131,827	LOWE'S COS INC	Common Stock	26,265,211
14,301	LULULEMON ATHLETICA INC	Common Stock	4,581,754
7,602	LULULEMON ATHLETICA INC	Common Stock	2,435,529
30,710	LVMH MOET HENNESSY LOUIS VUITT	Common Stock	4,448,958
53,966	M&T BANK CORP	Common Stock	7,828,308
261,297	MARATHON PETROLEUM CORP	Common Stock	30,412,358
29,256	MARRIOTT VACATIONS WORLDWIDE C	Common Stock	3,937,565
29,214	MARSH & MCLENNAN COS INC	Common Stock	4,834,333
3,867	MARTIN MARIETTA MATERIALS INC	Common Stock	1,306,930
60,466	MARVELL TECHNOLOGY INC	Common Stock	2,239,661
107,833	MARVELL TECHNOLOGY INC	Common Stock	3,994,134
58,224	MASTERCARD INC	Common Stock	20,246,232
50,028	MASTERCARD INC	Common Stock	17,396,236
31,659	MASTERCARD INC	Common Stock	11,008,784
34,052	MATCH GROUP INC	Common Stock	1,412,817
34,915	MCDONALD'S CORP	Common Stock	9,201,150
257,585	MDU RESOURCES GROUP INC	Common Stock	7,815,129
70,593	MEDTRONIC PLC	Common Stock	5,486,488
116,445	MERCK & CO INC	Common Stock	12,919,573
89,292	META PLATFORMS INC	Common Stock	10,745,399
288,041	METLIFE INC	Common Stock	20,845,527
132,796	MGM RESORTS INTERNATIONAL	Common Stock	4,452,650
79,726	MICROCHIP TECHNOLOGY INC	Common Stock	5,600,752
351,304	MICROSOFT CORP	Common Stock	84,249,725
219,457	MICROSOFT CORP	Common Stock	52,630,178
158,944	MICROSOFT CORP	Common Stock	38,117,950
15,114	MONGODB INC	Common Stock	2,975,040
10,161	MONOLITHIC POWER SYSTEMS INC	Common Stock	3,593,031
99,019	MONSTER BEVERAGE CORP	Common Stock	10,053,399
202,602	MORGAN STANLEY	Common Stock	17,225,222
124,640	MORGAN STANLEY	Common Stock	10,596,893
2,602	MSCI INC	Common Stock	1,210,372
19,306	MSCI INC	Common Stock	8,980,572
79,460	NETAPP INC	Common Stock	4,772,368
23,261	NETFLIX INC	Common Stock	6,859,204
52,374	NIKE INC	Common Stock	6,128,282
86,850	NIKE INC	Common Stock	10,162,319
26,989	NORDSON CORP	Common Stock	6,415,825
65,681	NORTHERN TRUST CORP	Common Stock	5,812,112
121,544	NVIDIA CORP	Common Stock	17,762,440
55,929	NVIDIA CORP	Common Stock	8,173,464
14,444	NVIDIA CORP	Common Stock	2,110,846
8,930	OLD DOMINION FREIGHT LINE INC	Common Stock	2,534,155

99,581	ORACLE CORP	Common Stock	8,139,751
4,561	O'REILLY AUTOMOTIVE INC	Common Stock	3,849,621
33,528	PALO ALTO NETWORKS INC	Common Stock	4,678,497
2,835	PAYCOM SOFTWARE INC	Common Stock	879,729
18,497	PAYPAL HOLDINGS INC	Common Stock	1,317,356
209,668	PERRIGO CO PLC	Common Stock	7,147,582
251,484	PFIZER INC	Common Stock	12,886,040
1,861,170	PG&E CORP	Common Stock	30,262,624
80,195	PHILIP MORRIS INTERNATIONAL IN	Common Stock	8,116,536
315,389	PHILIP MORRIS INTERNATIONAL IN	Common Stock	31,920,521
80,421	PHILLIPS 66	Common Stock	8,370,218
123,442	PINNACLE WEST CAPITAL CORP	Common Stock	9,386,530
43,718	PIONEER NATURAL RESOURCES CO	Common Stock	9,984,754
41,987	PIONEER NATURAL RESOURCES CO	Common Stock	9,589,411
58,749	PPG INDUSTRIES INC	Common Stock	7,387,099
95,850	PROCTER & GAMBLE CO/THE	Common Stock	14,527,026
65,673	PROGRESSIVE CORP/THE	Common Stock	8,518,445
66,847	PROLOGIS INC	Common Stock	7,535,662
50,067	QUALCOMM INC	Common Stock	5,504,366
177,924	QUALCOMM INC	Common Stock	19,560,965
56,624	QUALCOMM INC	Common Stock	6,225,243
23,759	QURATE RETAIL INC	Common Stock	813,983
1,503,696	QURATE RETAIL INC	Common Stock	2,451,024
96,125	RAYTHEON TECHNOLOGIES CORP	Common Stock	9,700,935
241,121	RAYTHEON TECHNOLOGIES CORP	Common Stock	24,333,931
104,367	RAYTHEON TECHNOLOGIES CORP	Common Stock	10,532,718
5,277	REGENERON PHARMACEUTICALS INC	Common Stock	3,807,303
12,320	REGENERON PHARMACEUTICALS INC	Common Stock	8,888,757
5,290	ROCKWELL AUTOMATION INC	Common Stock	1,362,545
12,831	ROPER TECHNOLOGIES INC	Common Stock	5,544,147
74,279	ROSS STORES INC	Common Stock	8,621,564
13,786	S&P GLOBAL INC	Common Stock	4,617,483
41,609	SALESFORCE INC	Common Stock	5,516,937
50,877	SEA LTD	Common Stock	2,647,130
34,102	SEAGEN INC	Common Stock	4,382,448
104,964	SEAWORLD ENTERTAINMENT INC	Common Stock	5,616,624
38,792	SERVICENOW INC	Common Stock	15,061,770
9,355	SERVICENOW INC	Common Stock	3,632,266
16,719	SHERWIN-WILLIAMS CO/THE	Common Stock	3,967,920
29,616	SHERWIN-WILLIAMS CO/THE	Common Stock	7,028,765
33,691	SHERWIN-WILLIAMS CO/THE	Common Stock	7,995,885
81,082	SHOPIFY INC	Common Stock	2,814,356
10,205	SNOWFLAKE INC	Common Stock	1,464,826
528,747	SOUTHWEST AIRLINES CO	Common Stock	17,802,911
37,210	STANLEY BLACK & DECKER INC	Common Stock	2,795,215
10,910	STERIS PLC	Common Stock	2,014,968
21,755	STRYKER CORP	Common Stock	5,318,880
24,579	SYNOPSYS INC	Common Stock	7,847,829
5,551	SYNOPSYS INC	Common Stock	1,772,379
29,381	TAIWAN SEMICONDUCTOR MANUFACTU	Common Stock	2,188,591
15,468	TAKE-TWO INTERACTIVE SOFTWARE	Common Stock	1,610,683
12,266	TE CONNECTIVITY LTD	Common Stock	1,408,137
521,004	TECHNIPFMC PLC	Common Stock	6,351,039
4,935	TELEFLEX INC	Common Stock	1,231,924
65,555	TENCENT HOLDINGS LTD	Common Stock	2,776,910
471,191	TERADATA CORP	Common Stock	15,860,289
59,848	TESLA INC	Common Stock	7,372,077
9,612	TESLA INC	Common Stock	1,184,006
27,581	TEXAS INSTRUMENTS INC	Common Stock	4,556,933
59,443	TEXAS INSTRUMENTS INC	Common Stock	9,821,172
13,291	THERMO FISHER SCIENTIFIC INC	Common Stock	7,319,221
18,461	THERMO FISHER SCIENTIFIC INC	Common Stock	10,166,288

17,913	THERMO FISHER SCIENTIFIC INC	Common Stock	9,864,510
19,125	TJX COS INC/THE	Common Stock	1,522,350
154,115	TJX COS INC/THE	Common Stock	12,267,554
48,697	T-MOBILE US INC	Common Stock	6,817,580
65,942	T-MOBILE US INC	Common Stock	9,231,880
15,897	TRANSUNION	Common Stock	902,155
34,533	TRANSUNION	Common Stock	1,959,748
53,985	UNION PACIFIC CORP	Common Stock	11,178,674
61,705	UNITEDHEALTH GROUP INC	Common Stock	32,714,757
20,851	UNITEDHEALTH GROUP INC	Common Stock	11,054,783
20,346	UNITEDHEALTH GROUP INC	Common Stock	10,787,042
37,674	UNITEDHEALTH GROUP INC	Common Stock	19,974,001
100,910	US BANCORP	Common Stock	4,400,685
10,265	VEEVA SYSTEMS INC	Common Stock	1,656,566
2,752	VEEVA SYSTEMS INC	Common Stock	444,118
41,145	VERISK ANALYTICS INC	Common Stock	7,258,801
711,379	VERIZON COMMUNICATIONS INC	Common Stock	28,028,333
24,601	VERTEX PHARMACEUTICALS INC	Common Stock	7,104,277
29,451	VERTEX PHARMACEUTICALS INC	Common Stock	8,504,860
675,433	VERTIV HOLDINGS CO	Common Stock	9,226,415
352,220	VICI PROPERTIES INC	Common Stock	11,411,925
117,453	VISA INC	Common Stock	24,402,035
69,571	VISA INC	Common Stock	14,454,071
44,456	VULCAN MATERIALS CO	Common Stock	7,784,690
22,920	WALT DISNEY CO/THE	Common Stock	1,991,290
84,300	WALT DISNEY CO/THE	Common Stock	7,323,984
111,591	WELLS FARGO & CO	Common Stock	4,607,592
569,225	WELLS FARGO & CO	Common Stock	23,503,300
789,554	WILLIAMS COS INC/THE	Common Stock	25,976,327
35,188	WILLIS TOWERS WATSON PLC	Common Stock	8,606,281
26,974	WORKDAY INC	Common Stock	4,513,559
28,796	ZOETIS INC	Common Stock	4,220,054
28,671	ZOETIS INC	Common Stock	4,201,735

6,996,640	EB Temporary Investment Fund *	Common Collective Trust Fund	6,996,640
16,204,523	EB Temporary Investment Fund *	Common Collective Trust Fund	16,204,523
6,824,874	EB Temporary Investment Fund *	Common Collective Trust Fund	6,824,874
13,001,991	EB Temporary Investment Fund *	Common Collective Trust Fund	13,001,991
16,264,974	EB Temporary Investment Fund *	Common Collective Trust Fund	16,264,974

	Large Cap Core Fund Subtotal		$3,016,855,854

	Notes receivable from participants	Prime rate as of the month end prior to loan request date plus 1%	$378,413,242

	Total Assets Held in the Plan		$24,094,241,469

*Party-in-interest
**Represents fair value for all investments.

Exhibits

Exhibits to this Form 11-K are as follows:

INDEX TO EXHIBITS

Exhibit	Description

23.1	Consent of Ernst & Young LLP

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH FUTURE FUND 401(k) PLAN

Date:	June 27, 2023	By:	/s/ JAMES D. CLARK
James D. Clark
Senior Vice President, Controller and Chief Accounting Officer